UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
CAM Commerce Solutions, Inc.

(Name of Registrant as Specified in Its Charter)
Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☑ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock, $0.001 par value per share

(2)	Aggregate number of securities to which transaction applies:

4,465,036 shares of common stock, which consists of: (i) 4,140,250 shares of common stock issued and outstanding as of June 25, 2008; and (ii) 324,786 shares of common stock underlying outstanding options to purchase shares of common stock with an exercise price of less than $40.50.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c)(1) the filing fee was determined by multiplying 0.00003930 by the aggregate merger consideration of $180,833,958 (which is $40.50 per share multiplied by 4,465,036 shares of CAM Commerce Solutions, Inc. common stock outstanding or issuable upon exercise of vested, in-the-money, and outstanding options as of June 25, 2008).

(4)	Proposed maximum aggregate value of transaction:

$180,833,958

(5)	Total fee paid:

$7,106.77
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To Be Held on          , 2008

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of CAM Commerce Solutions, Inc. (“CAM Commerce”) to be held at          , on          2008, at           Pacific Time. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 9, 2008 (the “Merger Agreement”), by and among CAM Commerce Solutions, Inc. (“CAM Commerce”), Vegas Holding Corp., a Delaware corporation (“Parent”), and Vegas Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”). Parent and Merger Subsidiary are affiliates of Great Hill Partners, LLC.

The Merger Agreement contemplates the merger of Merger Subsidiary with and into CAM Commerce, with CAM Commerce continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”). Upon completion of the Merger, each share of our common stock (other than shares held by stockholders who perfect their appraisal rights in accordance with Delaware law, and shares held by CAM Commerce, Parent, and Merger Subsidiary) will be converted into the right to receive $40.50 in cash, without interest. In addition, each outstanding option to purchase CAM Commerce common stock that has an exercise price less than $40.50 will be converted into the right to receive $40.50 in cash without interest, less the exercise price of such option and applicable withholding taxes.

Our board of directors has unanimously determined that the Merger is fair to and in the best interests of CAM Commerce and its stockholders. Accordingly, our board of directors has unanimously approved the Merger Agreement and the Merger, and unanimously recommends that you vote “FOR” the adoption of the Merger Agreement at the special meeting.

The accompanying Notice of Special Meeting of Stockholders and proxy statement explain the Merger and provide specific information concerning the special meeting. We encourage you to read those materials carefully.

Sincerely,

/s/  Geoffrey Knapp
Geoffrey Knapp
President, Chief Executive Officer and Secretary

The accompanying proxy statement is dated          , 2008 and is first being mailed to stockholders on or about          , 2008.

YOUR VOTE IS VERY IMPORTANT

The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy in the envelope provided or vote electronically by the Internet or by telephone. If you attend the special meeting and desire to vote in person, you may do so even though you have previously taken one of the foregoing actions. The failure to vote will have the same effect as voting against the adoption of the Merger Agreement. If you have any questions or need assistance voting your shares, please call MacKenzie Partners, Inc. which is assisting us, toll free at (800) 322-2885. Banks and brokers can call (212) 929-5500.

CAM Commerce Solutions, Inc.
17075 Newhope Street, Suite A
Fountain Valley, California 92708
(714) 241-9241

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on                    , 2008

To our Stockholders:

Notice is hereby given that a special meeting of stockholders of CAM Commerce Solutions, Inc., a Delaware corporation (“CAM Commerce”), will be held at           on          , 2008, at           Pacific Time.

We are holding this special meeting for the following purposes:

1. Adoption of Merger Agreement.  To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 9, 2008 (the “Merger Agreement”), by and among CAM Commerce, Vegas Holding Corp., a Delaware corporation (“Parent”), and Vegas Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), pursuant to which Merger Subsidiary will be merged with and into CAM Commerce, with CAM Commerce continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”).

2. Adjournment or Postponement of the Special Meeting.  If necessary or appropriate, to approve the postponement or adjournment of the special meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

3. Other Matters.  To transact such other business as may properly come before the special meeting or any properly reconvened meeting following any adjournment or postponement thereof.

On June 9, 2008, our board of directors unanimously (i) determined that the Merger and the Merger Agreement were fair to, and in the best interests of, our stockholders and (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Our board of directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement. In the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement, then our board of directors unanimously recommends that you vote “FOR” the postponement or adjournment of the special meeting.

Our board of directors has fixed the close of business on          , 2008, as the record date for the purpose of determining stockholders entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

CAM Commerce stockholders who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Section 262 of the Delaware General Corporation Law. See “Appraisal Rights” beginning on page 45 of the accompanying proxy statement and Annex C to the proxy statement.

It is important that your shares are represented at the special meeting. Even if you plan to attend the special meeting, we hope that you will promptly vote and submit your proxy by dating, signing, and returning the enclosed proxy card. This will not limit your rights to attend or vote at the special meeting. You may also vote either by telephone or the Internet. We have provided instructions on the proxy card for using these convenient services. If your shares are held of record by a bank, broker or other agent and you wish to vote at the special meeting, you must obtain a proxy card issued in your name from your bank, broker, or other agent.

By Order of the Board of Directors

/s/  Geoffrey Knapp
Geoffrey Knapp
President, Chief Executive Officer and Secretary

Fountain Valley, California
          , 2008

SUMMARY

This Summary highlights selected information from this proxy statement regarding the merger and the merger agreement and may not contain all of the information that is important to you as a CAM Commerce stockholder. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. See “Where You Can Find More Information.” In this proxy statement, the terms “we,” “us,” “our,” and “CAM Commerce” refer to CAM Commerce Solutions, Inc. We refer to Vegas Holding Corp. as “Parent,” Vegas Merger Sub Inc. as “Merger Subsidiary,” and Great Hill Partners, LLC as “GHP.” The merger agreement is attached to this proxy statement as Annex A and is incorporated into this proxy statement by reference.

The Proposed Transaction

The Proposal (page 6).  You are being asked to vote upon a proposal to adopt the merger agreement that provides for CAM Commerce to be acquired by a wholly-owned subsidiary of GHP. You may also be asked to vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

What You Will Receive (page 31).  Upon completion of the merger, you will receive $40.50 in cash, without interest, and less any applicable withholding taxes, for each share of CAM Commerce common stock you own, unless you properly exercise your appraisal rights. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer be or have any rights as a CAM Commerce stockholder.

On June 9, 2008, the last full trading day prior to the public announcement of the merger agreement, the closing sale price of our common stock as reported on The NASDAQ Global Market was $37.54. On          , 2008, the last full trading day prior to the date of this proxy statement, the closing price of our common stock as reported on The NASDAQ Global Market was $     .

Effect on CAM Commerce Stock Options (page 32).  At the effective time of the merger, all of our stock options outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $40.50 in cash, without interest and less the exercise price of such option and any applicable withholding taxes.

Unanimous Recommendation of the Board of Directors (page 41).  Our board of directors has unanimously determined that the merger is fair to and in the best interests of CAM Commerce and its stockholders, and has approved the merger agreement and the merger. Our board of directors recommends that stockholders vote “FOR” the adoption of the merger agreement at the special meeting.

Opinion of the Financial Advisor to CAM Commerce Solutions (page 19).  In connection with the evaluation of the proposed merger by the board of directors of CAM Commerce Solutions, CAM Commerce Solutions’ financial advisor, RBC Capital Markets Corporation, which we refer to in this proxy statement as RBC, rendered a written opinion to the board of directors on June 9, 2008 that, as of such date and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration of $40.50 in cash, without interest, per share of CAM Commerce Solutions common stock was fair, from a financial point of view, to the CAM Commerce Solutions stockholders. The full text of RBC’s written opinion, dated June 9, 2008, is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review taken. RBC’s opinion was addressed to the CAM Commerce Solutions board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

See “The Merger — Opinion of Our Financial Advisor”, as well as Annex B to this proxy statement.

i

The Special Meeting

Date, Time, and Place (page 6).  We will hold the special meeting at          on          , 2008, beginning at          , Pacific Time.

Required Vote (page 8).  Under Delaware law and our charter documents, the holders of a majority of the outstanding shares of our common stock entitled to vote must be present, either in person or by proxy, to constitute a quorum at the special meeting. The vote required to approve the proposal for adoption of the merger agreement is the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date for the special meeting. If it is necessary or appropriate to hold a vote for the approval of the adjournment or postponement of the special meeting to solicit additional proxies, the vote required to approve the proposal is the affirmative vote of a majority of the votes cast on the proposal.

Who Can Vote (page 6).  You are entitled to vote at the special meeting if you owned shares of CAM Commerce common stock at the close of business on          , 2008, the record date for the special meeting.          shares of CAM Commerce common stock were outstanding and entitled to be voted as of the record date.

How You Can Vote (page 6).  If you are a record holder of our common stock, you may vote in the following ways:

(1) Voting by Mail.  If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

(2) Voting in Person.  You can also vote by appearing and voting in person at the special meeting.

(3) Voting by Telephone.  You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day.

(4) Voting by Internet.  You can also vote via the Internet. The web site for Internet voting is on your proxy card, and voting is also available 24 hours a day.

You can revoke your proxy at any time before it is voted at the special meeting by:

•	giving written notice of revocation to our Secretary;

•	submitting another properly executed proxy by telephone, Internet, or later-dated written proxy; or

•	attending the special meeting and voting by paper ballot in person.

If your shares are held through a broker, bank, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you may only vote by completing and returning the voting instruction form provided by the record holder or via the Internet or by telephone, if such a service is provided by the record holder, and you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

The Merger

The Structure and Effective Time (page 11).  Upon the terms and subject to the conditions of the merger agreement, Merger Subsidiary (a wholly-owned subsidiary of Parent), will merge with and into CAM Commerce, with CAM Commerce continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

Material U.S. Federal Income Tax Consequences (page 27).  In general, your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, holders of common stock will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received pursuant to the merger and your adjusted tax basis in the shares surrendered. However, the tax consequences of the merger to you will depend upon your own particular circumstances. You should consult your tax advisor in order to fully understand how the merger will affect you.

Governmental and Regulatory Clearances (page 29).  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules thereunder, which we refer to in this proxy statement as the HSR Act, certain transactions, including the merger, may not be completed until a 30-day waiting period expires or is earlier terminated. We filed a notification and report form pursuant to the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission on June 16, 2008, and GHP filed a notification and report form (reporting the acquisition of CAM Commerce through Parent) on June 16, 2008.

Appraisal Rights (page 45 and Annex C).  Under Delaware law, holders of shares of CAM Commerce common stock are entitled to appraisal rights in connection with the merger, if they follow the requirements of Delaware law to perfect their appraisal rights.

The Merger Agreement (page 31 and Annex A)

Conditions to the Merger (page 39).  Before we can complete the merger, a number of conditions must be satisfied or waived by the applicable party. These include the following:

•	adoption of the merger agreement by the requisite vote of CAM Commerce stockholders;

•	expiration or early termination of the waiting period under HSR Act;

•	the absence of any injunction or other legal restraint prohibiting the consummation of the merger;

•	the truth in all respects of our representations and warranties under the merger agreement relating to our organization, authorization to enter the merger agreement, capitalization and finder’s fees and expenses, among others;

•	CAM Commerce’s compliance with its other representations and warranties under the merger agreement, except as have not and would not reasonably be expected to have individually, or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement) on CAM Commerce;

•	CAM Commerce shall have amended the lease for its Henderson, Nevada facility to establish the base rent at $1.75 per square foot per month for the remainder of the term of such lease, subject to increases for inflation;

•	Parent and Merger Subsidiary’s compliance with their representations and warranties under the merger agreement, except as have not had and would not reasonably be expected to have a Material Adverse Effect on Parent;

•	each party’s performance in all material respects of its obligations, agreements and covenants under the merger agreement;

•	since September 30, 2007, the absence of any event, occurrence or development of any state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on CAM Commerce; and

•	the continued effectiveness of the employment agreement entered into between CAM Commerce and Geoffrey Knapp, CAM Commerce’s chief executive officer, on the terms existing on the date of the merger agreement.

Termination of the Merger Agreement (page 42).  The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after CAM Commerce stockholders have approved it:

(1) by mutual written consent of Parent and CAM Commerce;

(2) by either Parent or CAM Commerce if:

(A) the merger is not consummated by November 30, 2008;

(B) CAM Commerce’s stockholders do not approve the merger upon a vote taken at the special meeting; or

(C) any applicable law makes consummation of the merger illegal or otherwise prohibited or otherwise enjoins CAM Commerce or Parent from consummating the merger and such enjoinment shall have become final and unappealable.

(3) by Parent if:

(A) the CAM Commerce board of directors fails to make, withdraws or modifies its recommendation in favor of adoption of the merger agreement in a manner adverse to Parent;

(B) CAM Commerce shall have entered into a definitive agreement with respect to a Superior Proposal (as defined in “The Merger Agreement — No Solicitation of Alternative Transactions by CAM Commerce”); and

(C) CAM Commerce breaches any representation, warranty, covenant or agreement under the merger agreement that would cause a failure to satisfy a condition to closing and such breach cannot be cured or is not cured by the earlier of (i) a date within 30 days after the receipt of written notice of the breach and (ii) November 30, 2008.

(4) by CAM Commerce if:

(A) subject to our compliance with the no solicitation covenants in the merger agreement, payment to Parent of a termination fee of approximately $7.2 million and providing Parent five days written notice to make an offer at least as favorable to our stockholders as the Superior Proposal, CAM Commerce enters into a binding agreement with respect to a Superior Proposal (as defined in “The Merger Agreement — No Solicitation of Alternative Transactions by CAM Commerce”); or

(B) Parent or Merger Subsidiary breaches any representation, warranty, covenant or agreement under the merger agreement that would result in a failure to satisfy a condition to closing, and such breach cannot be cured or is not cured by the earlier of (i) a date within 30 days after the receipt of written notice of the breach and (ii) November 30, 2008.

Termination Fees if Merger is Not Completed (page 43).

CAM Commerce must pay GHP a termination fee of approximately $7.2 million, if:

(1) the merger agreement is terminated by CAM Commerce for the reasons stated in paragraph (4)(A) of “The Merger Agreement — Termination of Merger Agreement” above; or

(2) the merger agreement is terminated by Parent for the reasons stated in paragraphs (3)(A) or (3)(B) of “The Merger Agreement — Termination of Merger Agreement” above.

In addition, if the merger agreement is terminated for the reasons stated in paragraphs (2)(A) or (2)(C) of “The Merger Agreement — Termination of Merger Agreement” and prior to such termination CAM Commerce receives a Takeover Proposal, then (a) CAM Commerce shall pay the expenses incurred by GHP (not to exceed $1.5 million) on the date of termination if the merger agreement is terminated by CAM Commerce, or two business days after the date of termination if the merger agreement is terminated by Parent, and (b) if within 12 months after such termination CAM Commerce enters into a definitive agreement with respect to such Takeover Proposal, CAM Commerce shall pay the termination fee on the earlier of the entering into the definitive agreement or the consummation of such Takeover Proposal.

Interests of Officers and Directors in the Merger (page 26).

Certain of our officers and directors may have interests in the merger that are different from, or in addition to, yours, including the following:

•	our directors and officers hold stock options which will be converted into the right to receive $40.50, net of any exercise price, for each share of common stock represented by these options upon completion of the merger;

•	under the merger agreement, Parent has agreed that the surviving corporation of the merger will honor all obligations of CAM Commerce and its subsidiaries for indemnification, advancement of expenses and exculpation from liabilities for acts or omissions prior to the effective time of the merger by our current and former directors and officers as provided in our organizational documents and any existing indemnification agreements disclosed to Parent, and the surviving corporation of the merger will maintain in effect directors’ and officers’ liability insurance on behalf of those directors and officers for a period of six years after consummation of the merger; and

•	in exchange for his agreement to terminate his current change in control agreement without the right to receive any payment thereunder, we have entered into an employment agreement with Mr. Knapp, which becomes effective upon the closing of the merger, pursuant to which (1) he will serve as chief executive officer of CAM Commerce for a two year period following the consummation of the merger with an initial base salary of $350,000 and a potential bonus of up to 50% of his base salary, and the right to participate in any benefit plan maintained by CAM Commerce, (2) if Mr. Knapp is terminated without cause and is not offered the role of chairman of our board of directors, he will receive his base salary for one year following a termination, and (3) if Mr. Knapp is offered and accepts the role of chairman of the board of directors, he will enter into a new employment agreement with the company providing for, among other things, an annual salary of $100,000.

Our board of directors was aware of these interests and considered them, among other matters, in making its decision to enter into the merger agreement and recommend its adoption by CAM Commerce stockholders.

Stockholder Litigation (page 30).

On June 16, 2008, we were named a defendant in a complaint, captioned John Levin v. CAM Commerce Solutions, Inc. et al., filed against us and the individual members of our board of directors in the court of Chancery of the State of Delaware. The complaint generally alleges, among other things, that the proposed merger was the result of an unfair process by which we and the members of our board of directors breached the fiduciary duties of care, loyalty, good faith, candor, and independence. The plaintiffs seek certification of the matter as a class action and an injunction prohibiting the consummation of the merger. We believe the claims asserted in the complaint are without merit and intend to vigorously defend against this action.

Additional Information (page 50).

You can find more information about CAM Commerce in the periodic reports and other information we file with the Securities and Exchange Commission, which we refer to in this proxy statement as the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where You Can Find More Information” on page 50.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction?

A:	Parent will acquire us by merging Merger Subsidiary, a wholly-owned subsidiary of Parent, into CAM Commerce, with CAM Commerce continuing as the surviving corporation in the merger and becoming a wholly-owned subsidiary of Parent. We will no longer be a publicly-traded corporation after the merger.

Q:	What will I receive for my shares of common stock after the merger is completed?

A:	You will be entitled to receive $40.50 in cash, without interest, for each share of common stock that you own at the effective time of the merger.

Q:	How does the CAM Commerce board of directors recommend I vote?

A:	Our board of directors recommends that you vote “for” approval of the merger agreement and “for” the approval of the proposal to postpone or adjourn the special meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. See “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors.” When considering the recommendation by our board of directors in favor of the merger, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, your interests. See “The Merger — Interests of Officers and Directors in the Merger” beginning on page 26.

Q:	Are there agreements with any stockholders that provide for the stockholder to continue holding an equity interest in CAM Commerce after the merger?

A:	No.

Q:	Are there any agreements with the executive officers of CAM Commerce regarding their employment after the merger?

A:	Our chief executive officer, Geoff Knapp, and our chief financial officer, Paul Caceres, are parties to change of control agreements, entered into on January 1, 1996, and amended on December 20, 2006, which govern their employment and right to compensation for termination as part of an acquisition of CAM Commerce. As a condition to Parent and Merger Subsidiary entering into the merger agreement, Mr. Knapp agreed to terminate his existing change of control agreement without the right to receive any payment thereunder and to enter into a new employment agreement which will be effective upon the closing of the merger and replaces his existing change of control agreement. See “The Merger — Interests of Officers and Directors in the Merger” beginning on page 26.

Q:	Who can vote at the special meeting?

A:	All stockholders of record at the close of business on , 2008, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting. If on that date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the special meeting or vote by proxy.

If on the record date, your shares were held in an account at a brokerage firm, bank, dealer, trustee (including the trustee or other fiduciary of an employed benefit plan) or similar organization, then you are the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent. See “The Special Meeting” beginning on page 6.

Q:	Have any stockholders entered into an agreement with Parent to agree to vote their shares of stock in favor of the merger?

A:	No.

Q:	May I attend the special meeting?

A:	All stockholders as of the close of business on , 2008, the record date for the special meeting, may attend the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the special meeting.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement, including its annexes, carefully, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by taking one of the following actions:

• indicate your vote on your proxy card and sign and mail your proxy card in the enclosed return envelope as soon as possible as instructed in these materials so that your shares may be represented at the special meeting. The special meeting will take place at on          , 2008, at          Pacific Time.

• using a touch-tone telephone, call toll free          and follow the instructions. When asked for your voter control number, enter the number printed just above your name on the front of the proxy card accompanying this proxy statement. Your telephone vote is quick, confidential, and immediate. Please note that all votes cast by telephone must be completed and submitted prior to          , 2008 at 11:59 p.m., Pacific Time. Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated, and returned the proxy card. If you vote by telephone, please do not return your proxy card by mail; or

• visit the Internet voting site at          and follow the instructions on the screen. When prompted for your voter control number, enter the number printed just above your name on the front of the proxy card accompanying this proxy statement. Your Internet vote is quick, confidential, and immediate. Please note that all votes cast by Internet must be completed and submitted prior to          , 2008 at 11:59 p.m. Pacific Time. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated, and returned the proxy card. This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed. If you vote by Internet, please do not return your proxy card by mail.

Q:	If my shares are held in “street name,” will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions to the record holder on how to vote. You should instruct the record holder to vote your shares by following the directions provided to you by the record holder. See “The Special Meeting” beginning on page 6.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card (or, in the case of telephonic or Internet voting, provide appropriate instructions concerning the separate proxy) for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an Individual Retirement Account (IRA) must be voted under the rules governing the account.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “For” and “Against” votes, abstentions, and broker non votes. A “broker non vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the proposal to adopt the merger agreement from the beneficial owner. Because under Delaware law the adoption of the merger agreement requires the affirmative vote of holders of a majority of our outstanding shares of common stock, broker non votes and abstentions will have the same effect as a vote “Against” the adoption of the merger agreement. Abstentions will also have the same effect as a vote “Against” the proposal for the adjournment or postponement of the special meeting to solicit additional proxies. Broker non votes and abstentions are counted, however, as present for the purpose of determining whether a quorum is present.

Q:	How many votes are required to approve the proposals?

A:	The votes required to approve the proposals are as follows:

• the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date for the special meeting; and

• if necessary or appropriate, the approval of the adjournment or postponement of the special meeting to solicit additional proxies requires the affirmative vote of a majority of the votes cast on the proposal.

Q:	How many votes do I have?

A:	You have one vote for each share of our common stock you own as of , 2008, the record date for the special meeting.

Q:	What happens if I do not vote?

A:	Because the vote required for the proposal to adopt the merger agreement is based on the total number of shares of our common stock outstanding on the record date, and not just the shares that are voted, if you do not vote it will have the same effect as a vote “Against” the adoption of the merger agreement. If the merger is completed, whether or not you voted for the adoption of the merger agreement and approval of the merger, you will be paid the merger consideration for your shares of our common stock upon completion of the merger, unless you properly exercise your appraisal rights. See “The Special Meeting” beginning on page 6 and “Appraisal Rights” beginning on page 45 and Annex C hereto.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can attend the special meeting and vote in person. Your attendance alone will not, however, revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can send a written notice to the Secretary of CAM Commerce stating that you would like to revoke your proxy. If you have instructed a broker, trustee or other nominee to vote your common shares, you must follow the directions received from your broker, trustee or nominee to change those instructions.

Q:	Do I have the right to seek appraisal of the “fair cash value” of my shares of common stock if the merger is completed?

A:	Yes. If you wish to exercise your appraisal rights, you must not vote in favor of adoption of the merger agreement and approval of the merger, and you must strictly follow all of the other requirements under Section 262 of the Delaware General Corporation Law, or the DGCL, governing appraisal rights. If you comply with these requirements, you will have the right to receive the “fair cash value” of your common shares, as determined under the DGCL, instead of the $40.50 per share as provided in the merger agreement. The amount you will receive if you exercise your appraisal rights may be equal to, more than or less than $40.50 per share. See “Appraisal Rights” beginning on page 45 and Annex C hereto.

Q:	Will I owe taxes as a result of the merger?

A:	In general, you will recognize gain or loss for U.S. federal income tax purposes to the extent of the difference between the cash you receive and your tax basis in the common shares that you exchange for cash. The cash you receive also may be subject to taxes under applicable state, local and other tax laws. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 27.

Q:	When can I expect to receive the merger consideration for my shares?

A:	Once the merger is completed, you will be sent in a separate mailing a letter of transmittal and other documents to be delivered to the paying agent in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, stock certificates, and other required documents to the paying agent, the paying agent will send you the merger consideration.

Q:	When should I send in my stock certificates?

A:	After the special meeting, if you are a stockholder of record, you will receive a letter of transmittal and other documents to complete and return to a paying agent designated by Parent. In order to receive the merger consideration as soon as reasonably practicable following the completion of the merger, you must send the paying agent your validly completed letter of transmittal together with your stock certificates as instructed in the separate mailing.

You should NOT send your stock certificates now.

Q:	What if I cannot locate my stock certificates?

A:	The materials the paying agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificates. This will include an affidavit that you will need to sign attesting to the loss of your certificates. Parent may also require that you provide a bond in order to cover any potential loss.

Q:	Who will bear the cost of the solicitation?

A:	We will bear the expense of soliciting proxies for the special meeting. We have retained MacKenzie Partners, Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $ plus reimbursement of out-of-pocket fees and expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting. If you transfer your shares of our common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, but we cannot predict the exact timing. We expect to complete the merger no later than three business days after obtaining stockholder approval, assuming that all other closing conditions contained in the merger agreement have been satisfied or waived at that time. See “The Merger Agreement — Conditions to the Merger” on page 39.

Q:	Who can help answer my other questions?

A:	If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the merger, you should contact our chief financial officer, Mr. Paul Caceres, at CAM Commerce Solutions, Inc., 17075 Newhope Street, Suite A, Fountain Valley, California 92708. You may also call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885, toll-free, to request a separate copy of these materials. If your shares are held by a broker, trustee, or other nominee, you may also call your broker, trustee, or nominee for additional information. Banks and brokers can call (212) 929-5500.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements in this proxy statement, and the documents to which we refer you in this proxy statement, that are not historical fact constitute “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended that are based on our management’s beliefs and assumptions and on information currently available to us. All statements regarding future events, our future financial performance and results of operations, our business strategy, our financing plans, our ability to complete the merger and the anticipated benefits of the merger are forward-looking statements. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning or conditional verbs such as “will,” “should,” “could,” or “may.”

These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results may differ materially from those anticipated in these forward-looking statements. In evaluating these forward-looking statements, you should specifically consider certain risks and uncertainties. Those risks include without limitation:

•	the satisfaction of the conditions to consummate the merger, including the adoption of the merger agreement by our stockholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay an approximate $7.2 million termination fee to Parent;

•	the effect of the announcement of the merger on our customer and vendor relationships, including the reseller channel, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of a share of our common stock;

•	the potential adverse effect on our business and operations because of certain covenants we agreed to in the merger agreement;

•	increases in operating costs resulting from the expenses related to the proposed merger;

•	our inability to retain and, if necessary, attract key employees, particularly in light of the proposed merger;

•	the risk that we may be subject to litigation in connection with the proposed merger;

•	risks related to diverting management’s attention from ongoing business operations; and

•	other risks detailed in our current filings with the SEC, including “Item 1A. Risk and Uncertainties” in our Annual Report on Form 10-K for our fiscal year ended September 30, 2007. Copies of reports CAM Commerce filed with the SEC are posted on our website and are available from CAM Commerce without charge. See “Where You Can Find More Information.”

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE SPECIAL MEETING

This proxy statement is being furnished to you in connection with the solicitation by our board of directors of proxies to be used at the special meeting to be held at           at          , Pacific Time, on          , 2008 and any adjournments or postponements thereof. This proxy statement and the accompanying form of proxy card are being mailed to stockholders on or about          , 2008.

The Purpose

The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. In the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, stockholders may also be asked to vote upon a proposal to postpone or adjourn the special meeting, if necessary, to solicit additional proxies.

On June 9, 2008, our board of directors unanimously (i) determined that the merger and the merger agreement were fair to and in the best interests of our stockholders and (ii) approved the merger agreement and the transactions contemplated thereby, including the merger. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the approval of the proposal to postpone or adjourn the special meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our board of directors knows of no other matter that will be presented for consideration at the special meeting. If any other matter properly comes before the special meeting, or any postponement or adjournment of the special meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Appointment of Proxy Holders

Our board of directors asks you to appoint Geoff Knapp and Paul Caceres as your proxy holders to vote your shares at the special meeting. You make this appointment by completing the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. In the absence of your direction, they will vote your shares as recommended by our board of directors.

Unless you otherwise indicate on the proxy card, or otherwise, if voting by telephone or via the Internet, you also authorize your proxy holders to vote your shares on any matters not known by our board of directors at the time this proxy statement was printed and which, under our bylaws, may be properly presented for action at the special meeting.

Who Can Vote

Only stockholders who owned shares of our common stock of record as of the close of business on          , 2008, the record date for the special meeting, can vote at the special meeting. As of the close of business on the record date, we had          shares of our common stock outstanding. Each holder of common stock is entitled to one vote for each share held as of          , 2008.

How You Can Vote

If you are a record holder of our common stock, you may vote your shares at the special meeting either by mail, in person, by telephone or by the Internet as described below. Stockholders holding shares through a bank, broker, or other agent should follow the voting instructions on the form of voting instruction card received from that agent.

Voting by Mail.  You may vote by proxy by dating, signing, and returning your proxy card in the enclosed postage paid envelope. Giving a proxy will not affect your right to vote your shares if you attend the special meeting and want to vote in person.

Voting in Person.  You may vote by attending and voting at the special meeting. However, even if you plan to attend the special meeting in person, our board of directors recommends that you vote by mail. Voting your proxy card by mail will not limit your right to vote at the special meeting, if you decide to attend in person. If you hold shares through a bank, broker, trustee, or other agent, you must obtain a proxy, executed in your favor, from the bank, broker, trustee, or other agent to be able to vote at the special meeting.

Voting by Telephone.  Using a touch-tone telephone, call toll free          and follow the instructions. When asked for your voter control number, enter the number printed just above your name on the front of the proxy card accompanying this proxy statement. Your telephone vote is quick, confidential, and immediate. Please note that all votes cast by telephone must be completed and submitted prior to          , 2008 at 11:59 p.m., Pacific Time. Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated, and returned the proxy card. If you vote by telephone, please do not return your proxy card by mail.

Voting by the Internet.  Visit the Internet voting site at          and follow the instructions on the screen. When prompted for your voter control number, enter the number printed just above your name on the front of the proxy card accompanying this proxy statement. Your Internet vote is quick, confidential, and immediate. Please note that all votes cast by Internet must be completed and submitted prior to          , 2008 at 11:59 p.m. Pacific Time. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated, and returned the proxy card. This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed. If you vote by Internet, please do not return your proxy card by mail.

If you vote your shares of our common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card. If no instructions are indicated on your signed proxy card, all of your shares of our common stock will be voted “FOR” the adoption of the merger agreement and “FOR” the approval of the proposal to postpone or adjourn the special meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

If your shares are held by a bank, broker, trustee, or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from your bank, broker, trustee, or other agent rather than from CAM Commerce. Simply complete and return the voting instruction card to your bank, broker, trustee, or other agent to ensure that your vote is counted. Alternatively, if offered by your bank, broker, trustee, or other agent, you may vote by telephone or over the Internet as instructed by your bank, broker, trustee, or other agent. To vote in person at the special meeting, you must obtain a valid proxy from your bank, broker, trustee, or other agent. Follow the instructions from your bank, broker, trustee, or other agent included with these proxy materials, or contact your bank, broker, trustee, or other agent to request a proxy form.

Revocation of Proxies

If you are a record holder of shares of our common stock, you can revoke your proxy at any time before it is voted at the special meeting by:

•	voting in person at the special meeting;

•	submitting written notice of revocation to our Secretary prior to the special meeting; or

•	submitting a later dated, properly executed proxy by telephone, Internet, or in writing.

If your shares are held through a bank, broker, trustee, or other agent, you must follow instructions received from such bank, broker, trustee, or other agent which were provided with this proxy statement in order to change or revoke your proxy or to vote at the special meeting.

Quorum; Stock Entitled to Vote; Record Date

The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Any shares of our common stock held in treasury by CAM Commerce are not considered to be outstanding for purposes of determining a quorum. Abstentions and broker non votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. “Broker non votes” result when banks, brokers, trustees, or other agents are precluded from exercising their voting discretion with respect to the approval of non routine matters such as the adoption of the merger agreement and approval of the merger, and, thus, absent specific instructions from the beneficial owner of those shares, banks, brokers, trustees and other agents are not empowered to vote the shares with respect to the approval of those matters.

The adoption of the merger agreement requires the affirmative vote of holders representing at least a majority of the outstanding shares of our common stock on          , 2008, the record date for the special meeting. Shares that are present but not voted, either by abstention or non vote, including broker non votes, will be counted for purposes of establishing a quorum. Because adoption of the merger agreement requires the approval of holders representing a majority of the outstanding shares of our common stock, failure to vote your shares, including if you hold your shares through a bank, broker, trustee, or other agent, will have the same effect as a vote “against” the adoption of the merger agreement.

The approval of any proposal to postpone or adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement requires the affirmative vote of a majority of those shares represented in person or by proxy voting on such proposal. Abstentions will have the effect of a vote “against” this proposal and broker non votes will have no impact on this proposal. The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting, including postponements or adjournments to permit further solicitations of proxies. Unless specifically indicated, no proxy voted against adoption of the merger agreement will be voted in favor of any postponement or adjournment of the special meeting.

Under Delaware law, holders of shares of our common stock are entitled to appraisal rights in connection with the merger. In order to exercise appraisal rights, you must comply with all applicable requirements of Delaware law. See “Appraisal Rights” beginning on page 45 and Annex C for information on the requirements of Delaware law regarding appraisal rights.

Stock Ownership of Directors and Executive Officers

As of          , 2008, the record date for the special meeting, our directors and executive officers owned, in the aggregate,          shares of our common stock and           vested options to purchase our common stock, or collectively approximately     % of the outstanding shares of our common stock (including vested options to purchase our common stock owned by our directors and executive officers). None of our directors or executive offices have entered into an agreement with Parent with respect to the voting of their shares of CAM Commerce common stock at the special meeting.

Solicitation of Proxies

CAM Commerce is soliciting your proxy. In addition to the solicitation of proxies by use of the mail, officers and other employees of CAM Commerce may solicit the return of proxies by personal interview, telephone, e-mail, or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts. We will request that brokerage houses and other custodians, nominees, and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. We will bear all costs of preparing, assembling, printing, and mailing the notice of special meeting of stockholders, this proxy statement, the enclosed proxy card, and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies for the special meeting. MacKenzie Partners will receive a base fee of $15,000 plus reimbursement of out-of-pocket fees and expenses.

Assistance

Stockholders who have questions regarding the materials, need assistance voting their shares, or require additional copies of the proxy statement or proxy card should contact or call (toll-free) our proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Toll free: (800) 322-2885

Banks and brokers can call (212) 929-5500.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. If other matters do properly come before the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by the persons named as proxies on the proxy card in accordance with their judgment.

Postponements and Adjournments

Although it is not expected, the special meeting may be postponed or adjourned for, among other reasons, the purpose of soliciting additional proxies to any other time and place if approved by our stockholders. You should note that the special meeting could be successively postponed or adjourned to any date. If the special meeting is postponed or adjourned for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be able to revoke them at any time prior to their use. Unless indicated on a proxy card, no proxy voted against the proposal to adopt the merger agreement will be voted in favor of any postponements or adjournment of the special meeting. A determination of stockholders of record entitled to notice of or to vote at the special meeting shall apply to any adjournment of the special meeting; provided, however, that our board of directors may fix a new record date for the adjourned meeting and provided further that if the adjournment is for more than thirty days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the special meeting.

THE TRANSACTION PARTICIPANTS

CAM Commerce Solutions, Inc.

CAM Commerce designs, develops, markets, installs and services highly integrated retailing and payment processing solutions for small to medium size traditional and eCommerce businesses based on CAM Commerce’s open architecture software. These integrated solutions include credit and debit card processing, inventory management, point of sale, accounting, Internet sales, gift card and customer loyalty programs, and extensive management reporting. CAM Commerce Solutions, Inc. was incorporated in California in 1983, and reincorporated in Delaware in 1987. We maintain our principal executive offices at 17075 Newhope Street, Suite A, Fountain Valley, California 92708. Our telephone number is (714) 241-9241.

Vegas Holding Corp.

Parent is a newly formed Delaware corporation. Parent was formed by Great Hill Partners, LLC, which we refer to in this proxy statement as GHP, solely for the purpose of effecting the merger and the transactions related to the merger. Parent is currently wholly-owned by a fund controlled by GHP and has not engaged in any business except in anticipation of the merger. GHP is a private equity firm that manages over $2.5 billion in capital to finance the expansion, recapitalization or acquisition of growth companies in a wide range of sectors within the business and consumer services, media, communications and software industries. The principal executive offices of Parent are located at One Liberty Square, 13th Floor, Boston, Massachusetts 02109.

Vegas Merger Sub Inc.

Merger Subsidiary is a newly formed Delaware corporation. Merger Subsidiary was formed by GHP solely for the purpose of completing the merger and the transactions related to the merger. Merger Subsidiary is wholly-owned by Parent and has not engaged in any business except in anticipation of the merger. The principal executive offices of Merger Subsidiary are located at One Liberty Square, 13th Floor, Boston, Massachusetts 02109.

THE MERGER

The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the merger and the merger agreement. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to carefully read this proxy statement in its entirety, the merger agreement and the other documents referred to herein for a complete understanding of the merger agreement and the merger.

The Merger

We are asking our stockholders to consider and vote on the adoption of the merger agreement, pursuant to which Merger Subsidiary will merge with and into CAM Commerce with CAM Commerce continuing as the surviving corporation. Following consummation of the merger, CAM Commerce will be a wholly-owned subsidiary of Parent.

Background of the Merger

The board of directors and management of CAM Commerce have continually reviewed CAM Commerce’s business plans and strategic opportunities. In assessing alternatives, the board and management have discussed the markets in which CAM Commerce competes and the risks and rewards associated with various growth opportunities. Alternatives considered included the possibility of pursuing mergers, acquisitions, the sale of stock (both primary and secondary shares) and various other financing transactions, and the possible sale of CAM Commerce. In evaluating these alternatives, the board and management focused on various factors including, but not limited to, CAM Commerce’s ability to execute on its business plan and its strategic opportunities, CAM Commerce’s limited shareholder liquidity, and the impact to stockholder value.

In the fall of 2006, Geoffrey Knapp, CAM Commerce’s chief executive officer, was approached by Company A, a strategic buyer, to discuss a potential acquisition of CAM Commerce. As part of preliminary discussions with Company A, in early 2007 CAM Commerce executed a confidentiality agreement to evaluate the possibility of pursuing a potential transaction. Also, in November 2006, Mr. Knapp was approached by a representative from Company B, another strategic buyer, to discuss a possible acquisition of CAM Commerce. However, after preliminary discussions, Mr. Knapp was informed that Company B did not desire to move forward with a transaction because it believed the valuation implied by CAM Commerce’s stock already reflected more than the fair value of the business.

At a regularly scheduled meeting held on November 14, 2006, Mr. Knapp updated the board of directors on the interest being shown by multiple parties to acquire CAM Commerce. After extensive discussion on the historical operations of the business, including the increasing adoption of CAM Commerce’s X-Charge system by its customers, and the risks and uncertainties associated with the business, the board concluded that in light of the interest CAM Commerce had received from multiple parties, the timing was appropriate for CAM Commerce to explore whether additional parties might be interested in a potential transaction with CAM Commerce. In connection with the decision to pursue other potential interested parties, the board of directors discussed the retention of an investment banking firm to assist CAM Commerce in its negotiations with Company A and to act as financial advisor to assist CAM Commerce assess its other potential strategic alternatives.

On January 11, 2007, Mr. Knapp and Mr. Caceres met with Company A at CAM Commerce’s Fountain Valley, California offices to discuss a potential transaction. On February 9, 2007, at a regularly scheduled meeting, the board of directors of CAM Commerce discussed the retention of RBC to act as its financial advisor and the board of directors instructed Mr. Knapp to negotiate the terms of an engagement with RBC. In addition, the board requested management to retain outside legal counsel with experience in public company representation to assist the board with exploring strategic alternatives.

On February 19, 2007, CAM Commerce entered into an engagement letter with RBC. Following its engagement, RBC consulted with management to identify parties that might have an interest in a strategic transaction with CAM Commerce, developed preliminary procedures and timetables for implementing a strategic transaction and assisted CAM Commerce management in the preparation of certain written materials describing CAM Commerce.

In late February, after discussions with several law firms, CAM Commerce engaged Stradling Yocca Carlson & Rauth, or SYCR, as its outside legal counsel to assist the board and management in evaluating strategic alternatives.

On February 23, 2007, CAM Commerce received a non-binding written indication of interest from Company A which proposed, among other things, the all-cash acquisition of CAM Commerce at $30.00 per outstanding common share. In connection with the indication of interest, Company A sought exclusivity to complete a transaction. Mr. Knapp reviewed and discussed this written indication of interest with CAM Commerce’s board of directors. The board concluded that because the initial indication of interest was conditioned upon satisfactory completion of certain due diligence regarding CAM Commerce’s Retail Systems business, it was not willing to grant exclusivity to Company A at that time. The board determined that it would permit continued discussions with Company A, without granting exclusivity, in order to address these due diligence questions. RBC informed Company A that CAM Commerce was not prepared to grant exclusivity, but CAM Commerce was interested in continuing discussions regarding a potential transaction. Company A agreed to continue its due diligence in an effort to eliminate certain due diligence conditions included in its indication of interest.

On February 27, 2007, RBC met with Mr. Knapp to formulate a list of parties to contact to assess interest in a potential transaction with CAM Commerce. It was agreed that the list should include both strategic buyers as well as private equity firms to increase the likelihood of a competitive bidding process and thereby maximize value to CAM Commerce’s stockholders. RBC and Mr. Knapp assembled a list of nineteen parties, consisting primarily of strategic buyers but also several private equity firms. From February 28 until late March, RBC contacted these parties to gauge their interest in pursuing a potential transaction with CAM Commerce.

On February 28, 2007, RBC held a teleconference with Company A to discuss its indication of interest, schedule an in-person meeting with CAM Commerce management and identify what additional due diligence needed to be conducted. As a result of this teleconference, a meeting was scheduled for March 7, 2007.

On March 7, 2007, representatives of Company A met with CAM Commerce and representatives of RBC at CAM Commerce’s office in Henderson, Nevada to conduct due diligence. Following this meeting, Company A confirmed that it intended to continue to conduct its due diligence to evaluate a potential transaction.

On March 13, 2007, CAM Commerce’s board of directors held a special meeting. Representatives of RBC and representatives of SYCR also attended via teleconference. As part of this meeting, SYCR led a discussion relating to the fiduciary duties of the board of directors under Delaware law in connection with the evaluation of the preliminary offer. Representatives of RBC provided the board of directors with an update as to the status of communications with the nineteen parties who were contacted to assess their interest in a potential transaction. Of the nineteen parties contacted, only three parties had expressed potential interest in pursuing discussions to explore a transaction with CAM Commerce. One of the parties, Company C, a strategic buyer, which had indicated that it was not interested in pursuing a transaction at that time, did indicate that it might re-evaluate a potential transaction in the future. The representatives of RBC answered questions from the board of directors regarding the process and discussed next steps in the process.

From March 7, 2007 until March 16, 2007, Company A continued its due diligence efforts. On March 16, 2007, Company A notified CAM Commerce that it had concerns whether it could successfully integrate CAM Commerce’s Retail Systems business with its other businesses and therefore was no longer interested in pursuing a potential transaction with CAM Commerce. In light of these concerns, as well as the recent increase in the trading price of CAM Commerce’s stock, discussions with Company A terminated.

On March 28, 2007, the board of directors held a special meeting via teleconference with representatives of RBC in attendance. RBC provided the board of directors with an update as to the status of communications with potential buyers. Of the three parties that had initially indicated they might have interest in evaluating a potential transaction with CAM Commerce, none had confirmed that they would pursue due diligence. Following the March 28, 2007 special meeting of the board, two of the three parties notified RBC that they were not interested in pursuing a transaction with CAM Commerce. The third party held a meeting with Mr. Knapp and a representative from RBC on June 20, 2007, but subsequently indicated that they would not be interested in pursuing a transaction with CAM Commerce. RBC noted to the board that a commonly cited reason given by parties declining to pursue a transaction with CAM Commerce was that they believed that the valuation implied by CAM Commerce’s trading price exceeded their valuation of our business.

On May 4, 2007, Mr. Knapp was contacted by GHP, which expressed an interest in learning more about CAM Commerce. On May 30, 2007, a representative of RBC met with representatives of GHP, and provided GHP with an overview of CAM Commerce based on publicly available information.

On June 20, 2007, Mr. Knapp and a representative of RBC met with Company D, a strategic buyer, to discuss a possible transaction. A representative from Company D later informed Mr. Knapp that it was unwilling to move forward with a transaction primarily because it believed the valuation implied by CAM Commerce’s trading price exceeded its valuation of our business.

During June and July, representatives of GHP and RBC had discussions regarding a possible transaction. On August 1, 2007, CAM Commerce executed a non-disclosure agreement with GHP in order to permit more detailed discussions regarding a potential transaction, but did not provide exclusivity to GHP. On August 2, 2007, representatives of GHP, Mr. Knapp and a representative of RBC met at CAM Commerce’s Henderson, Nevada facility to discuss the possibility of a potential transaction and various financial and business due diligence requests. CAM Commerce and RBC provided answers to various business and financial due diligence requests from GHP throughout August.

During August 2007, in the course of a meeting with a third party on other matters, RBC explored the potential interest of that third party in acquiring a company with the characteristics of CAM Commerce (which RBC did not identify). This third party did not express an interest, either at the meeting or thereafter, in pursuing such an acquisition.

On August 22, 2007, after several weeks of due diligence, GHP verbally indicated to RBC that it would be prepared to pursue a transaction at a price in the range of $36.00 to $37.00 per share. CAM Commerce and RBC continued due diligence with GHP based on this verbal indication of interest.

On September 19, 2007, representatives of GHP, Mr. Knapp, Mr. Caceres and representatives of RBC met at CAM Commerce’s Henderson, Nevada facility to discuss additional financial and business due diligence requests. On September 24, 2007, Mr. Knapp, Mr. Caceres, representatives of RBC and GHP had a follow up conference call to discuss certain business and financial due diligence requests.

On October 1, 2007, CAM Commerce received a non-binding written proposal from GHP pursuant to which GHP proposed purchasing all of the outstanding stock of CAM Commerce at $37.00 per share. This price represented a premium of 3.1% to CAM Commerce’s closing stock price on October 1, 2007 of $35.88 per share. On October 2, 2007, the board of directors held a special meeting to discuss the GHP proposal. Representatives of RBC and SYCR also attended. RBC presented to the board an overview of the process with third party bidders to date and its financial analysis of the GHP offer. The board discussed the merits of the proposal at length, including the fairness of the purchase price based on a comparable company and precedent transaction analysis which indicated the implied value of CAM Commerce at GHP’s offer price was well above the mean and median for other comparable companies. However, it was noted that the trading price of CAM Commerce’s common stock had significantly increased from the time GHP first indicated a suggested price range for a transaction and that the closing price on that day was $38.00 per share, or $1.00 more than the proposed purchase price. RBC was instructed to inform GHP that CAM Commerce was not interested in pursuing a transaction that was not at a premium to CAM Commerce’s trading price. GHP responded that it was not interested in pursuing a transaction at a higher price given its concern regarding valuation.

From October 2, 2007 through early February 2008, RBC contacted an additional seventeen strategic buyers and private equity firms that had been discussed with Mr. Knapp and that might have an interest in pursuing a potential transaction with CAM Commerce. Six of the parties executed non-disclosure agreements and received confidential information about CAM Commerce, but no management meetings or indications of interest resulted from these discussions. RBC noted that a commonly cited reason by a number of these parties as to why they did not want to move forward with a transaction was that the valuation implied by CAM Commerce’s trading price exceeded their valuation of CAM Commerce. During this time, GHP and Mr. Knapp continued to have discussions regarding a possible transaction and GHP requested additional financial diligence materials. However, GHP was unwilling to provide a formal indication of interest during this period.

On January 3, 2008, discussions between Mr. Knapp and Company C were reinitiated to determine whether Company C would have an interest in pursuing a potential transaction. Company C informed CAM Commerce that it would need to analyze and discuss the merits of potential transaction with its internal team prior to initiating formal due diligence and pursuing a potential transaction. In mid-January, Company C confirmed that it was interested in pursuing a potential transaction. From mid-January through mid-March, Company C conducted due diligence with respect to CAM Commerce’s business.

Also, in January 2008, Mr. Knapp, with RBC’s permission, had informal discussions with a representative of another investment bank with extensive experience in CAM Commerce’s industry regarding potential acquirers of CAM Commerce. This representative believed CAM Commerce’s trading price represented a robust valuation for its business and that it would be difficult to obtain a significant premium from a third party acquirer, whether strategic or financial.

On March 18, 2008, Company C submitted a non-binding indication of interest providing for the purchase of all of the outstanding stock of CAM Commerce in the range of $37.50 to $40.00 per share. This indication of interest included a request for exclusivity through June 10, 2008 to finalize its due diligence and negotiate a definitive agreement. The board, Mr. Knapp and RBC held various discussions regarding this proposal. Mr. Knapp informed representatives from Company C that CAM Commerce would not accept its indication of interest because the lower end of the price range was inadequate and that CAM Commerce was not interested in pursuing a transaction at less than $40.00 per share.

On March 19, 2008, Company C submitted a revised non-binding indication of interest at a price of $40.00 per share. The board of directors held a special meeting to discuss Company C’s indication of interest. Representatives of RBC and SYCR were also in attendance. The board reviewed the terms of the proposed transaction and risks associated with entering into an exclusivity agreement. However, it was noted that RBC had approached a large number of potential acquirers, including both private equity firms and strategic acquirers, in the past and that a common reason for these parties not wanting to pursue a transaction with CAM Commerce, was that they believed the valuation implied by CAM Commerce’s stock price exceeded their valuation of Cam Commerce’s business. The board instructed management to enter into an exclusivity agreement with Company C on the basis of the revised non-binding indication of interest.

On March 25, 2008, CAM Commerce formally re-engaged RBC as its financial advisor in view of the expiration of the one-year term of RBC’s initial engagement.

On March 26 and March 27, 2008, CAM Commerce, RBC, Company C and Company C’s financial advisor held meetings at CAM Commerce’s headquarters in Fountain Valley, California and in Henderson, Nevada, respectively. These meetings allowed Company C to conduct management meetings, view the facilities and perform various on-site due diligence. In the weeks following the in-person meetings, detailed due diligence continued.

On April 16, 2008, Mr. Knapp met with a representative from Company C in Las Vegas, Nevada. The representative from Company C indicated that they were prepared to move forward with the proposed transaction at the agreed upon price, but with certain new conditions. These conditions were viewed by management and the board as potentially compromising CAM Commerce’s ability to successfully close a transaction following a public announcement of entering into a definitive merger agreement. The parties continued to negotiate, but ultimately were not able to reach a resolution on these issues.

On April 19, 2008, Company C and CAM Commerce agreed to discontinue their negotiations regarding a potential transaction and Company C, at CAM Commerce’s request, released CAM Commerce from its restrictions under the exclusivity agreement.

Shortly thereafter, CAM Commerce and GHP renewed their discussions regarding the interest for, and the feasibility of, a potential transaction. Mr. Knapp informed GHP that CAM Commerce would only be interested in pursuing a transaction on the following conditions: (a) a price of at least $41.00 per share in cash; (b) no financing contingency; and (c) no exclusivity period for negotiations.

On April 23, 2008, GHP was granted access to CAM Commerce’s virtual dataroom and began performing detailed due diligence.

On April 29, 2008, representatives from GHP met with Mr. Knapp and a representative from RBC. GHP confirmed that it was prepared to move ahead negotiating a transaction at a price of $41.00 per share without a financing contingency and without the benefit of exclusivity, subject to successful completion of its business and legal due diligence review.

On May 7, 2008, CAM Commerce received a draft merger agreement from GHP.

Throughout May and early June, representatives of CAM Commerce produced documents in response to various due diligence requests from advisors to GHP, including Kirkland & Ellis LLP, or K&E,, PricewaterhouseCoopers LLP, and other technical consultants. Representatives from GHP met with management in Lake Las Vegas, Nevada, near CAM Commerce’s Henderson, Nevada facility on May 20, 2008 to conduct in-person due diligence discussions. Also during this time, the parties exchanged numerous drafts of the merger agreement to reflect proposed changes from CAM Commerce.

On two occasions in late May and early June 2008, Mr. Knapp approached a representative from Company C to gauge its interest in pursuing a transaction for a per share price in excess of $41.00. On each occasion, Mr. Knapp was told that Company C did not want to move forward with a transaction at a price in that range because of valuation concerns.

On May 30, 2008, the board of directors met telephonically to discuss the status of the negotiations with GHP. A representative of SYCR also attended. A representative of SYCR summarized the material terms of the merger agreement, including the per share purchase price of $41.00 in cash, the guarantee of GHP to satisfy Parent’s obligations under the merger agreement, GHP’s representation that it has the financial capacity to perform these obligations, the lack of a financing condition to close the merger and the ability of CAM Commerce to seek specific performance of Parent’s obligations. Mr. Knapp also discussed with the board that GHP informed him that as a condition to signing the merger agreement, GHP wanted to discuss the terms of an agreement for Mr. Knapp’s post merger employment with CAM Commerce, although no terms had been discussed or proposed by either party. After discussion and the board’s satisfaction that the material terms of the merger agreement were agreed upon, Mr. Knapp was authorized by the board to discuss a post merger employment arrangement with GHP.

On May 31, 2008 and June 1, 2008, Mr. Knapp and GHP had several telephone discussions regarding the terms of Mr. Knapp’s possible employment arrangement following the merger. In particular, GHP believed that the severance payments that could become due to Mr. Knapp under his existing change of control agreement were significant and would not be appropriate following the merger. After numerous conversations throughout the two day period, Mr. Knapp and GHP agreed in principle to an agreement providing for Mr. Knapp to continue as chief executive officer of CAM Commerce after the merger for which he would receive a base salary of $350,000, be eligible to earn an annual bonus of up to 50% of his base salary and would receive twelve months severance if his employment terminated in certain circumstances, terms not as favorable on the whole as the terms of his existing arrangement. It was also agreed that Mr. Knapp’s existing change of control agreement would be terminated effective upon the closing of the merger without Mr. Knapp receiving any payments thereunder.

During the week of June 2, 2008, GHP and its advisors continued to conduct a due diligence review of CAM Commerce. In addition, SYCR and K&E discussed additional modifications to the merger agreement.

On June 8, 2008, GHP contacted Mr. Knapp to inform him that as a result of GHP’s due diligence investigations, GHP would move forward with a transaction with a purchase price of $40.00 per share. After additional discussions between Mr. Knapp and GHP regarding the basis of the proposed change in purchase price, Mr. Knapp discussed the proposal with members of the board individually. Mr. Knapp then informed GHP that CAM Commerce would be willing to proceed with a transaction at purchase price of $40.50 per share. After additional deliberations, GHP informed Mr. Knapp that GHP would accept his proposal of $40.50 per share.

On June 9, 2008, the board of directors convened a meeting to consider whether the terms of the merger agreement and transactions contemplated thereby, including the merger, were advisable, fair to, and in the best interests of, CAM Commerce stockholders and whether to recommend that the board approve and adopt the merger and the merger agreement and the transactions contemplated thereby. A representative of SYCR reviewed with the board the significant terms of the merger agreement and the board’s fiduciary duties under Delaware law.

Representatives of RBC reviewed RBC’s financial analysis and rendered its oral opinion to the board of directors, which opinion was subsequently confirmed in writing, that as of June 9, 2008, based upon and subject to the various factors, assumptions, procedures, limitations and qualifications set forth in such written opinion, the consideration of $40.50 for each outstanding share of CAM Commerce common stock to be received by stockholders of CAM Commerce pursuant to the merger agreement was fair from a financial point of view to such stockholders (the full text of that opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by RBC in connection with its opinion, is attached as Annex B to this proxy statement and should be read in its entirety in conjunction with the information contained in “The Merger — Opinion of Our Financial Advisor”).

The board noted that although the premium being paid for CAM Commerce stock in the merger was within the range of comparable transactions, the premium was below the mean and median of these transactions. However, the board also considered that CAM Commerce’s purchase price implied enterprise value to revenue and enterprise value to EBITDA multiples which were higher than the average multiples for similarly situated publicly-traded companies and for other comparable merger transactions and that numerous potential acquirers indicated that they believed the valuation implied by CAM Commerce’s trading price exceeded their valuation of CAM Commerce’s business. After deliberation, the board of directors concluded that the merger and the other transactions contemplated by the merger agreement were advisable, fair to, and in the best interests of, CAM Commerce stockholders, and that the executive officers were authorized and directed to finalize the terms of the merger agreement and submit the merger agreement and the transactions contemplated thereby to CAM Commerce stockholders for their approval.

On the same day, the merger agreement was executed by CAM Commerce, Vegas Holding Corp. and Vegas Merger Sub Inc. and an employment agreement was executed by CAM Commerce and Mr. Knapp. On June 10, 2008, a joint press release announcing the merger was issued by CAM Commerce and GHP.

Reasons for the Merger; Recommendation of Our Board of Directors

The board of directors of CAM Commerce has determined that each of the merger agreement and the merger is fair to, and in the best interests of, our stockholders. In reaching its conclusion, the board of directors considered the following material factors, among others:

•	the fact that the merger consideration is all cash, which provides liquidity and certainty of value to CAM Commerce stockholders;

•	the likelihood that the merger would be consummated, in light of the absence of any financing contingency to complete the merger, the guarantee of GHP to perform Parent’s obligations under the merger agreement, and the likelihood of obtaining required regulatory approvals;

•	the financial and other terms and conditions of the merger agreement, including the representations and warranties of the parties, the covenants of the parties and the conditions to the closing of the proposed merger, and the fact they were the product of an arm’s-length negotiation between the parties;

•	the right of our board of directors, in the event it were to receive any unsolicited bona fide third party acquisition proposal or proposals that our board of directors reasonably believes will lead to a Superior Proposal (as defined in “The Merger Agreement — No Solicitation of Alternative Transactions by CAM Commerce”) prior to the stockholder meeting to approve the merger, to consider and enter into negotiations of any such proposals, subject to complying with certain requirements including that our board of directors must determine in good faith, after considering the advice of outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable law;

•	our board’s belief that the merger is more favorable to our stockholders than other alternatives available to us, including the alternative of continuing as an independent public company;

•	the risks and uncertainties associated with our business that could negatively impact our operating results and trading price, including, among others:

•	the potential for decreasing gross margins that could be caused by a variety of factors such as increased competition from larger companies with greater resources than we have;

•	the decline in operating results of our Retail Systems business and the high level of investment required to increase revenue in that business;

•	our ability to sustain our historical growth rates as we get larger and further penetrate the market; and

•	additional costs of continuing to operate as a public company, including costs associated with complying with Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the premiums payable by us as a result of our intention to obtain directors and officers insurance in the near future;

•	the merger is the result of an active process in which we, directly or indirectly through RBC, had contact with 38 third parties, including private equity firms and companies in the software or services sector, that we believed may be interested in pursuing a possible transaction;

•	the fact that the per share consideration of $40.50 represented a premium of 9.1% to the closing price on June 6, 2008 and a premium of 11.8% to the closing price of our stock one week prior to June 6, 2008;

•	while certain recent merger and acquisition transactions have been observed to have higher premiums paid than those noted above, the board of directors noted that: (i) the premiums paid were within the range of those observed in other recent merger and acquisition transactions; and (ii) prior to the announcement of the proposed transaction, the enterprise value to revenue and enterprise value to EBITDA multiples implied by our stock’s recent trading prices, were above the mean and median multiples of similarly situated publicly-traded companies;

•	despite discussions with dozens of third parties regarding a possible transaction, the majority of those parties expressed no interest in pursuing a transaction with CAM Commerce and the remainder indicated that they would not be willing to pursue a transaction at the valuations implied;

•	risks associated with our stock, including the disproportionate impact of our trading volume on our trading price and the possibility that sales of a large number of shares of our stock would cause a significant decrease in the trading price of our stock and decrease the value of our stockholders’ investment in us;

•	the financial analysis reviewed and discussed with the board of directors by representatives of RBC as well as the oral opinion of RBC, to the board of directors on June 9, 2008 (which was subsequently confirmed in writing by delivery of RBC’s written opinion dated the same date) with respect to the fairness from a financial point of view of the merger consideration to be received by our stockholders (RBC’s written opinion dated June 9, 2008, which included certain assumptions, qualifications and limitations, is attached to this proxy statement as Annex B and stockholders are urged to read the opinion in its entirety as well as the discussion of RBC’s analyses set forth in “Opinion of Our Financial Advisor” beginning on page 19);

•	the termination provisions of the merger agreement, (a) which entitle our board of directors to terminate the merger agreement to enter into an agreement for a Superior Proposal (as discussed in the section entitled “The Merger Agreement — No Solicitation of Alternative Transactions by CAM Commerce”) with a third party, subject to the payment by CAM Commerce of an approximately $7.2 million termination fee and certain other conditions, which in the aggregate represents 4.0% of the total merger consideration, after taking into consideration the amount being paid to CAM Commerce’s option holders, which the board considered within a range of termination fess that is customary for transactions of this type and size and is not expected to preclude a third party from making an acquisition proposal;

•	the fact that the merger agreement provides the opportunity for our stockholders, who believe that the terms of the merger are not fair, to pursue appraisal rights under the DGCL; and

•	that the merger agreement and merger will be required to be approved by holders of at least a majority of our outstanding shares of our common stock.

Our board of directors was aware of and also considered the following potentially adverse factors associated with the merger, among others:

•	that the proposed merger will be a taxable transaction for our stockholders;

•	that if the merger is not completed, we may be adversely affected due to potential disruptions in our operations and reductions in our perceived acquisition value;

•	the potential disruptions to customer, supplier or other commercial relationships important to us as a result of the announcement of the merger;

•	the possibility that the merger will not be consummated and the potential negative effect of the public announcement of the merger on our sales, operating results and stock price and our ability to retain key management, sales and marketing and technical personnel;

•	the conditions to Parent’s obligation to complete the merger and the right of Parent to terminate the merger agreement under certain circumstances;

•	the restrictions on our ability to solicit or engage in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and the requirement that we pay a termination fee in order to accept a Superior Proposal, which may discourage a competing proposal to acquire us that may be more beneficial to our stockholders;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise in the interim;

•	the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to consummate the merger, and the possibility of other management and employee disruption associated with the merger, including the possible loss of key management, technical or other personnel; and

•	the interests that certain of our directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of CAM Commerce generally, as described in “The Merger — Interests of Officers and Directors in the Merger.”

Our board of directors concluded that these potentially negative factors were substantially outweighed by the opportunity presented by the merger for our stockholders to monetize their CAM Commerce investment for $40.50 per share in cash within a relatively short period of time if the merger conditions were satisfied, which the board of directors believed would maximize the value of our stockholders’ shares.

The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In view of the large number of factors considered by our board of directors in connection with the evaluation of the merger agreement and the merger and the complexity of these matters, our board of directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching a decision, nor did our board of directors evaluate whether these factors were of equal importance. In addition, each director may have given different weight to the various factors. In evaluating the merger agreement and the merger, our board of directors consulted with our management and our legal and financial advisors with respect to the terms of the merger.

Our board of directors has unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, our stockholders, have approved the merger agreement and have authorized the transactions contemplated by the merger agreement, including the merger, subject to approval by our stockholders. Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement.

Opinion of Our Financial Advisor

On June 9, 2008, as financial advisor to CAM Commerce, RBC rendered its written opinion to the CAM Commerce board of directors that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the per share merger consideration of $40.50 in cash (without interest) specified in the merger agreement was fair, from a financial point of view, to the CAM Commerce stockholders. The full text of RBC’s opinion is attached to this proxy statement as Annex B. RBC’s opinion was approved by the RBC M&A Fairness Opinion Committee. This summary of RBC’s opinion is qualified in its entirety by reference to the full text of the opinion. CAM Commerce’s stockholders are urged to read the RBC opinion carefully and in its entirety.

RBC’s opinion was provided for the information and assistance of the board of directors in connection with its consideration of the merger. RBC’s opinion did not address CAM Commerce’s underlying business decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which CAM Commerce might engage. RBC’s opinion and its analysis reviewed with the board of directors were only two of many factors taken into consideration by the board of directors in making its determination to approve the merger. RBC’s opinion does not constitute a recommendation to the CAM Commerce stockholders as to how they should vote with respect to the merger.

RBC’s opinion addressed solely the fairness of the per share merger consideration, from a financial point of view, to the CAM Commerce stockholders and did not address other terms or arrangements of the merger or the merger agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the merger agreement. Further, in rendering its opinion, RBC expressed no opinion about the fairness of the amount or nature of the compensation to any of CAM Commerce’s officers, directors, or employees, or any class of such persons, relative to the compensation to CAM Commerce’s stockholders.

In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of all information that was publicly available to RBC and all of the financial, legal, tax, operating, and other information provided to or discussed with it by CAM Commerce, including, without limitation, the financial statements and related notes thereto of CAM Commerce. RBC did not assume responsibility for independently verifying, and did not independently verify, this information. RBC assumed that the financial projections and forecasts for the 2008 calendar year of CAM Commerce prepared by the management of CAM Commerce and reviewed by RBC were reasonably prepared reflecting the best currently available estimates and good faith judgments of the future financial performance of CAM Commerce as a standalone entity. RBC expressed no opinion as to the financial projections and forecasts for the 2008 calendar year or the assumptions on which it was based. RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities of CAM Commerce, and RBC was not furnished with any such valuations or appraisals. In addition, RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of CAM Commerce. Additionally, RBC was not asked to, and did not consider, the possible effects of any litigation or other claims affecting CAM Commerce.

In rendering its opinion, RBC assumed that all conditions to the consummation of the merger would be satisfied without waiver and that the executed version of the merger agreement would not differ, in any respect material to its opinion, from the latest draft RBC reviewed.

RBC’s opinion spoke only as of the date it was rendered, was based on the conditions as they existed and information with which RBC was supplied as of such date, and was without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. RBC has not undertaken to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. Unless otherwise noted, all analyses were performed based on market information available as of June 6, 2008, the last trading day preceding the finalization of RBC’s analysis.

In connection with its review of the merger and the preparation of its opinion, RBC undertook the review and inquiries it deemed necessary and appropriate under the circumstances, including:

•	reviewing the financial terms of the draft merger agreement dated June 9, 2008;

•	reviewing and analyzing certain publicly available financial and other data with respect to CAM Commerce and certain other relevant historical operating data relating to CAM Commerce made available to RBC from published sources and from the internal records of CAM Commerce;

•	reviewing financial projections and forecasts of CAM Commerce prepared by the management of CAM Commerce for the 2008 calendar year;

•	conducting discussions with members of the senior management of CAM Commerce with respect to the business prospects and financial outlook of CAM Commerce as a standalone entity;

•	reviewing the reported prices and trading activity for the common stock of CAM Commerce; and

•	performing such other studies and analyses as RBC deemed appropriate.

In arriving at its opinion, in addition to reviewing the matters listed above, RBC performed the following analyses:

•	RBC compared the financial metrics of selected precedent transactions with the financial metrics implied by the per share merger consideration;

•	RBC compared selected market valuation metrics of CAM Commerce and other comparable publicly-traded companies with the financial metrics implied by the per share merger consideration; and

•	RBC compared the premiums paid in selected precedent transactions with the premiums implied by the per share merger consideration.

In connection with the rendering of its opinion to the CAM Commerce board of directors, RBC reviewed with the board of directors the analyses listed above and other information material to the opinion. In presenting its opinion to the CAM Commerce board of directors, RBC noted that it did not perform a discounted cash flow analysis as CAM Commerce does not prepare sufficiently long term financial projections in the course of its business to prepare such an analysis. Set forth below is a summary of the analyses used by RBC, including information presented in tabular format. To fully understand the summary of the analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

Precedent Transaction Analysis.  RBC compared enterprise value (“EV”)-to-actual last twelve-months (“LTM”) revenue and EV-to-LTM earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples relating to the merger with corresponding multiples in selected publicly-announced precedent merger and acquisition transactions in the payment processing and point-of-sale (“POS”) retail technology industries. In selecting precedent transactions, RBC considered comparable transactions announced since January 1, 2006 in which the transaction values were greater than $25 million. Based on these criteria, the following seventeen transactions were analyzed:

Acquiror	Target

Payment Processing
Intuit, Inc.	Electronic Clearing House, Inc.
Fiserv, Inc.	CheckFree Corp.
Fidelity National Information Services, Inc.	eFunds Corp.
CyberSource Corp.	Authorize. Net Holdings, Inc.
Thomas H. Lee Partners, L.P. and Fidelity National Financial, Inc.	Ceridian Corp.
Kohlberg Kravis Roberts & Co.	First Data Corp.
CheckFree Corp.	Corillian Corp.
CheckFree Corp.	Carreker Corp.
Intuit, Inc.	Digital Insight Corp.
The Carlyle Group and Providence Equity Partners	Open Solutions, Inc.
VeriFone Holdings, Inc.	Lipman Electronic Engineering Ltd.
Sage Group plc	Verus Financial Management, Inc.

POS Retail Technology
Epicor Software Corp.	NSB Retail Systems plc
Radiant Systems, Inc.	Quest Retail Technology Pty., Ltd.
Agilysys, Inc.	InfoGenesis
Torex Retail plc	Savista Corp.
Oracle Corp.	360 Commerce, Inc.

For the purpose of calculating the multiples, multiples of LTM revenue and LTM EBITDA were derived from the actual revenue, and adjusted EBITDA (adjusted to exclude non-cash and one-time charges) of the target companies in the last twelve months prior to the announcement of the transaction. Financial data regarding the precedent transactions was taken from filings with the SEC, press releases, Bloomberg, Dealogic and other publicly-available sources.

The following table compares the implied transaction multiples for the merger with the corresponding mean and median multiples for the selected precedent transactions:

									CAM Commerce Solutions
	Precedent Transactions								(As Implied by the per Share
	Min.		Mean		Median		Max.		Merger Consideration)

EV as a multiple of:
LTM Revenue	1.5	x	3.5	x	3.5	x	5.4	x	4.2	x
LTM EBITDA	10.1	x	17.6	x	14.7	x	54.3	x	17.8	x

RBC noted that CAM Commerce’s multiples for LTM revenue and LTM EBITDA implied by the per share merger consideration were within the range of observed transactions and were above both the mean and median multiples found in the selected precedent transactions analyzed. RBC noted that one data point distorted the mean EV-to-LTM EBITDA figure due to the target having a depressed LTM EBITDA figure and, when this transaction was excluded, the mean EV-to-LTM EBITDA multiple was similar to the median multiple. RBC then compared CAM Commerce’s EV-to-EBITDA multiple implied by the per share merger consideration against this adjusted mean figure.

Comparable Company Analysis.  RBC prepared a comparable company analysis of CAM Commerce’s implied transaction multiples relative to a group of publicly-traded companies that RBC deemed for purposes of its analysis to be comparable to CAM Commerce. In selecting publicly-traded companies, RBC considered comparable companies focused primarily in the payment/data processing and POS retail-focused software industries. In this analysis, RBC compared the EV of CAM Commerce implied by the per share merger consideration, expressed as a multiple of CAM Commerce’s actual calendar year 2007 revenue and EBITDA, and projected calendar year 2008 revenue and EBITDA, to the respective mean and median multiples of calendar year 2007 and projected calendar year 2008 EV-to-revenue and to EV-to-EBITDA of the comparable companies implied by the public trading prices of their common stock. RBC also compared the multiples implied by the per share merger consideration, expressed as multiples of actual calendar year 2007 fully-diluted earnings per share (“EPS”) and projected calendar year 2008 EPS, to the EPS multiples of the comparable companies implied by the public trading prices of their common stock. Projected revenue, EBITDA and EPS for calendar year 2008 were based on estimates from CAM Commerce Management in the case of CAM Commerce and, in the case of the comparable companies, on Wall Street research, IBES, Fact Set and ThomsonOne Analytics consensus estimates. RBC defined EV as equity value plus total debt, preferred stock and minority interest less cash, cash equivalents and marketable securities.

For the purposes of its Comparable Company Analysis, RBC reviewed the relevant metrics of the following publicly-traded companies (with their metrics adjusted as applicable, in two cases, to reflect recently-completed or pending acquisitions):

Payment/Data Processing

•	ACI Worldwide, Inc;

•	Alliance Data Systems Corporation;

•	Global Payments, Inc.;

•	Heartland Payment Systems, Inc.; and

•	Total System Services, Inc.

POS Retail-Focused Software

•	Epicor Software Corporation;

•	JDA Software Group, Inc.;

•	MICROS Systems, Inc;

•	Radiant Systems, Inc.; and

•	Retalix, Ltd.

The following table presents, as of June 6, 2008, CAM Commerce’s implied EV-to-revenue, EV-to-EBITDA and price-to-EPS multiples, and the corresponding multiples for the comparable companies, for the periods reviewed by RBC in connection with its analysis:

									CAM Commerce Solutions
	Comparable Companies								(As Implied by the per Share
	Min.		Mean		Median		Max.		Merger Consideration)

EV as a multiple of:
2007A Revenue	0.8	x	2.0	x	1.8	x	3.0	x	4.4	x
2008E Revenue	0.6	x	1.9	x	1.6	x	3.2	x	3.6	x
EV as a multiple of:
2007A EBITDA	7.5	x	13.6	x	12.6	x	27.7	x	18.8	x
2008E EBITDA	7.1	x	10.6	x	10.5	x	15.6	x	16.2	x
Share price as a multiple of:
2007A EPS	9.5	x	22.4	x	21.1	x	44.8	x	31.7	x
2008E EPS	9.0	x	19.2	x	19.8	x	31.0	x	26.7	x

RBC noted that: (1) CAM Commerce’s multiples implied by the per share merger consideration for the calendar year 2007 and the projected calendar year 2008 EV-to-revenue were above the observed range of multiples and were above the mean and median multiples of the comparable companies analyzed; (2) CAM Commerce’s EV-to-EBITDA multiple implied by the merger consideration for the calendar year 2007 was within the observed range of multiples and above the mean and median multiples of the comparable companies analyzed, and its implied EV-to-EBITDA multiple for the projected calendar year 2008 was above the observed range of multiples and above the mean and median multiples of the comparable companies analyzed; and (3) CAM Commerce’s multiples implied by the merger consideration for the calendar year 2007 and the projected calendar year 2008 earnings per share were within the range of observed multiples and were above the mean and median multiples of the comparable companies analyzed. For the purpose of the analyses contained herein, share price-to-EPS multiples less than zero were deemed not meaningful.

Premiums Paid Analysis (Premiums to Price).  RBC compared the premiums implied by the per share merger consideration to the premiums paid in selected precedent publicly-announced merger and acquisition transactions in the software and financial technology industries (this was a different and broader group of transactions than those selected for the Precedent Transaction Analysis discussed above). In selecting precedent transactions, RBC considered comparable transactions announced since January 1, 2006 with public targets in which the transaction values were between $10 million and $300 million, which totaled thirty-seven transactions. RBC performed this analysis taking into account the trading prices of CAM Commerce’s common stock during periods it considered relevant ending on June 6, 2008, the last trading day prior to RBC finalizing its analysis with respect to the fairness of the per share merger consideration, from a financial point of view, to the CAM Commerce stockholders. RBC compared (x) the premiums implied by dividing the per share merger consideration by CAM Commerce’s “spot” stock price one day, one week and one month prior to June 6, 2008 to (y) the spot price premiums for the same periods for the targets in the selected precedent transactions. The following table summarizes this analysis:

	Spot Premiums Paid Analysis
					CAM Commerce Solutions
	Precedent Transactions				(As Implied by the per Share
	Min.	Mean	Median	Max.	Merger Consideration)

Spot Premium
1 Day	(2.1)%	29.0%	23.5%	119.9%	9.1%
1 Week	2.2%	30.5%	24.4%	79.9%	11.8%
1 Month	(8.0)%	32.3%	28.9%	89.9%	8.0%

RBC noted that during the measuring period ending June 6, 2008, the spot one day, one week and one month premiums implied by the per share merger consideration as of June 6, 2008 were within the observed range but below both the mean and median of the selected precedent transactions premiums analyzed. RBC noted that these figures needed to be viewed in the context of the trading multiples of CAM Commerce, which were generally above the trading multiples of its peer group. RBC also noted that the limited trading volume can skew these spot premium data points, and noted that the premium to the stock price 1-year prior, on June 6, 2007, was 46.7%.

Overview of Analyses; Other Considerations.  In reaching its opinion, RBC did not assign any particular weight to any one analysis or the results yielded by that analysis. Rather, having reviewed these results in the aggregate, RBC exercised its professional judgment in determining that, based on the aggregate of the analyses used and the results they yielded, the per share merger consideration was fair, from a financial point of view, to the CAM Commerce stockholders. RBC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of CAM Commerce and the merger and the data selected for use in its analyses, as further discussed below.

No single company or transaction used in the above analyses as a comparison is identical to CAM Commerce or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness of the per share merger consideration, from a financial point of view, to the CAM Commerce stockholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The opinion of RBC as to the fairness to the CAM Commerce stockholders, from a financial point of view, of the per share merger consideration was necessarily based upon market, economic, and other conditions that existed as of the date of its opinion and on information available to RBC as of that date.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical methodologies were used by RBC and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBC were based on all the analyses and factors presented herein taken as a whole and also on application of RBC’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

In connection with its analyses, RBC made, and was provided by CAM Commerce’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond CAM Commerce’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of CAM Commerce or its advisors, none of CAM Commerce, RBC or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

CAM Commerce selected RBC to render its opinion based on RBC’s experience in mergers and acquisitions and in securities valuation generally. CAM Commerce, in selecting RBC as its financial advisor with respect to the merger, and the CAM Commerce board of directors in receiving and taking into consideration RBC’s opinion dated June 9, 2008, were aware of the fact that, under an engagement agreement entered into between CAM Commerce and RBC on February 9, 2007 and providing for a term of one year, RBC had rendered financial advisory services to CAM Commerce in connection with a possible transaction or series of transactions involving CAM Commerce, including participation in the process of evaluating potential strategic transactions described under “The Merger — Background of the Merger.” RBC was re-engaged to provide financial advisory services under an engagement agreement dated March 25, 2008 which incorporated, but in certain respects amended, the provisions of the prior engagement agreement. CAM Commerce determined that RBC’s prior services did not preclude, but rather they supported, the re-engagement of RBC as financial advisor with respect to the merger.

RBC is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC may act as a market maker and broker in the publicly-traded securities of CAM Commerce and receive customary compensation, and may also actively trade securities of CAM Commerce for its own account and the accounts of its customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities.

Under its March 25, 2008 re-engagement agreement with CAM Commerce, RBC became entitled to receive a fee of $350,000 upon the delivery of its June 9, 2008 opinion to the CAM Commerce board of directors regarding the fairness to the CAM Commerce’s stockholders, from a financial point of view, of the per share merger consideration, without regard to whether RBC’s opinion was accepted or the merger is consummated. In addition, if the merger is consummated, RBC will become entitled to a further fee, based on the formula set forth in its engagement agreement (which is based on a formula tied to “Aggregate Transaction Value,” as defined in the March 25, 2008 re-engagement agreement) of approximately $2.25 million. Further, in the event that the merger is not completed and CAM Commerce consummates at any time thereafter, pursuant to a definitive agreement, letter of intent or other evidence of commitment entered into during the term of RBC’s engagement or during the period following such term until and including February 19, 2009, another “Transaction,” RBC would be entitled to receive a specified Transaction fee based on the “Aggregate Transaction Value” of such other Transaction, all as specified in its March 25, 2008 re-engagement agreement. In addition, whether or not the merger closes, or any other Transaction occurs, CAM Commerce has also agreed to reimburse RBC for its reasonable out-of-pocket expenses and to indemnify it against liability that may arise out of services performed by RBC as financial advisor, including without limitation, liabilities arising under the federal securities laws. The terms of the engagement letter were negotiated at arm’s-length between CAM Commerce and RBC and the board of directors were aware of this fee arrangement at the time of its approval of the merger agreement. RBC has not received any fees from CAM Commerce or GHP in the prior two years except as described above, will not receive any fees from GHP relating to the merger and does not have any agreement or understanding with CAM Commerce or GHP regarding any other services to be performed now or in the future, other than pursuant to its engagement described above.

Delisting and Deregistration of Our Common Stock

Following the merger, shares of CAM Commerce common stock will no longer be traded on the Nasdaq Global Market or any other public market and will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as of the effective time of the merger.

CAM Commerce After the Merger

After the effective time of the merger, we will cease to be an independent public company and will instead be a privately-held wholly-owned subsidiary of Parent. After the effective time of the merger, pursuant to the merger agreement, the directors of Merger Subsidiary immediately prior to the effective time of the merger will become the directors of CAM Commerce, and the officers of CAM Commerce immediately prior to the effective time of the merger will continue to be the officers of CAM Commerce, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. Pursuant to his new agreement with the company, Mr. Knapp will continue as the chief executive officer of CAM Commerce following the consummation of the merger.

Conduct of Our Business if the Merger is Not Completed

In the event that the merger is not approved by our stockholders or if the merger is not completed for any other reason, our stockholders would not receive any merger consideration for their shares of our common stock. Instead, we would remain an independent public company, our common stock would continue to be listed and traded on the Nasdaq Global Market and our stockholders would continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of our common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. From time to time, our board of directors would evaluate and review our business operations, properties, dividend policy and capitalization, and, among other things, make such changes as are deemed appropriate. In addition, our board of directors might seek to identify strategic alternatives to maximize stockholder value. If the merger is not approved by our stockholders or if the merger is not consummated for any other reason, we cannot guarantee that any other transaction acceptable to us would be offered or that our business, prospects or results of operations would not be adversely impacted.

Pursuant to the merger agreement, under certain circumstances, we are permitted to terminate the merger agreement to enter into a Superior Proposal. See “The Merger Agreement — Termination of Merger Agreement.”

Under certain circumstances, if the merger is not completed, we may be obligated to pay GHP a termination fee or reimburse GHP for its out of pocket expenses. See “The Merger Agreement — Termination Fee” and “The Merger Agreement — Fees and Expenses.”

Interests of Officers and Directors in the Merger

In considering the recommendation of our board of directors in favor of the merger, our stockholders should be aware that certain of our officers and directors have interests in the merger that are different from or in addition to the interests of our stockholders in general. The members of our board of directors were aware of such interests when deciding to approve and recommend the merger agreement and the merger. See “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors.” Our stockholders should take these interests into account in deciding whether to vote “FOR” adoption of the merger agreement.

Stock Options.  Pursuant to the terms of our equity compensation plans, at the effective time of the merger, all of our stock options outstanding and unexercised immediately prior to the effective time of the merger will be converted into the right to receive $40.50 in cash, without interest, less the exercise price of such option and any applicable withholding taxes.

Our executive officers and non-employee directors have been granted options from time to time in the past in consideration for their services to CAM Commerce. Based on the number and exercise prices of options held by our executive officers and non-employee directors on June 15, 2008, our officers and non-employee directors will receive the following amounts, before any applicable withholding taxes, in settlement of their respective options if the merger is completed:

		Payment Net of per
Name	Shares	Share Exercise Price

Non-employee directors
Donald Clark	25,600	$770,254.00
David Frosh	22,500	$655,275.00
Walter Straub	52,500	$1,730,325.00
Executive officers
Geoff Knapp	50,000	$1,756,250.00
Paul Caceres	35,000	$1,258,580.00

Indemnification of Directors and Officers; Insurance.  The merger agreement provides that, for a period of six years after the merger, unless otherwise required by applicable law, Parent will cause the certificate of incorporation and by-laws (or equivalent organizational documents) of the surviving corporation in the merger to contain provisions no less favorable with respect to the exculpation from personal liability and indemnification of, and advancement of expenses to, directors, officers, employees and agents than are set forth in the certificate of incorporation or by-laws of CAM Commerce as in effect on the date of the merger agreement. The merger agreement further provides that the Parent will, or will cause the surviving corporation in the merger to, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming our officers and directors as direct beneficiaries with a claims period of at least six years after the closing of the merger in an amount and scope customary for companies similar in size and nature of operations to CAM Commerce with respect to matters existing or occurring at or prior to the closing of the merger.

Change-of-Control and Employment Arrangements

Messrs. Knapp and Caceres each have change of control agreements with us that provide for the payment of certain benefits in the event their employment is terminated “Without Cause” or they resign for “Good Reason” (each as defined in the agreement) at any time after an acquisition of CAM Commerce.

Under Mr. Knapp’s change of control agreement, which is being terminated at the closing of the merger, if Mr. Knapp was terminated immediately after the merger without cause or for good reason, he would have been entitled to receive a lump sum payment equal to approximately $1,700,000, in addition to any possible gross-up payments, based on his current compensation.

As a condition to Parent and Merger Subsidiary entering into the merger agreement, Mr. Knapp agreed to terminate his change of control agreement and his current employment agreement and to enter into a new employment agreement with CAM Commerce that will become effective upon consummation of the merger.

The new employment agreement provides that Mr. Knapp will be employed as CAM Commerce’s chief executive officer following the merger. The agreement has a term of twenty-four months unless earlier terminated by us or Mr. Knapp. Mr. Knapp will receive a base salary of $350,000 per annum and will be eligible to receive an annual bonus of up to 50% of his salary based upon achievement of performance targets established by the board of directors. The agreement also provides that Mr. Knapp will be entitled to participate in our employee benefit plans and shall be entitled to six weeks vacation per year in accordance with the company’s policies, but will not otherwise be entitled to any other fringe benefits, including benefits to which Mr. Knapp was entitled to receive prior to the merger.

If Mr. Knapp is terminated without cause or the board of directors appoints a new chief executive officer of the company and Mr. Knapp is not concurrently elected as chairman of the board of directors, Mr. Knapp will be entitled to continue to receive his base salary for one year following termination, as special severance payments. If Mr. Knapp is elected as chairman of the board upon his removal as chief executive officer, he will enter into a new employment agreement providing for, among other things, an annual salary of $100,000.

In addition, the agreement provides that Mr. Knapp will not directly or indirectly own an interest in or render services to any business that competes with CAM Commerce or its affiliates for a period of two years after his termination.

The change of control agreement with Mr. Caceres, which was entered into on January 1, 1996, and amended on December 20, 2006, becomes effective immediately after the merger, which constitutes a change of control of CAM Commerce for purposes of the agreement, and supersedes and replaces his current employment agreement. The agreement has an initial term of one year, and thereafter automatically renews for successive one year terms until the earlier of (i) termination of Mr. Caceres employment pursuant to the terms of the agreement or (ii) the first of the month coinciding with or next following Mr. Caceres’ 60th birthday in 2020. The agreement requires Mr. Caceres position, duties, title, authority and responsibilities to be at least commensurate with those held prior to any change of control. If after a change of control Mr. Caceres is terminated without cause or resigns for good reason, he will be entitled to the following:

•	a lump sum payment equal to 299% of the aggregate amount of his base salary and annual bonus paid to Mr. Caceres in the fiscal year ended prior to year of termination;

•	the continuation of participation in our benefit plans, including medical, disability and life insurance, and fringe benefits, for eighteen months following termination; and

•	gross up payments in order to eliminate, to the extent possible, the effect of the excise tax on such payments that might be imposed by Sections 280G and 4999 of the Internal Revenue Code to the extent possible.

If Mr. Caceres was terminated immediately after the merger without cause or for good reason, he would be entitled to receive a lump sum payment equal to $1,076,000, in addition to any possible gross-up payments, based on his current compensation. Although there is no agreement with GHP providing for his continued employment, it is anticipated that Mr. Caceres will continue to be employed by CAM Commerce following the merger under the terms of his change of control agreement.

Material U.S. Federal Income Tax Consequences of the Merger

General.  The following is a summary of certain anticipated material U.S. federal income tax consequences of the merger to our stockholders. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the stockholders as described herein. It is assumed, for purposes of this summary, that the shares of our common stock are held as capital assets within the meaning of Section 1221 of the Code by a “U.S. person.” For U.S. federal income tax purposes, a “U.S. person” is:

•	a U.S. citizen or resident alien as determined under the Code;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) that is organized under the laws of the U.S., any state or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a court within the U.S. is able to exercise primary supervision over its administration and at least one U.S. person is authorized to control all of its substantial decisions or (ii) it has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person for federal income tax purposes.

This discussion may not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of that stockholder’s particular circumstances, or to those stockholders that may be subject to special treatment under the U.S. federal income tax laws (including for example, certain insurance companies, tax exempt organizations, financial institutions, U.S. expatriates, traders in securities who elect the market-to-market method of accounting, persons that are not U.S. persons, dealers or brokers in securities or currencies, persons that have a functional currency other than the U.S. dollar, pass through entities (e.g., partnerships) and investors in such entities, stockholders who own or at any time held, directly, indirectly or through attribution, 10% or more of our outstanding capital stock, or stockholders who hold shares of our common stock as part of a hedging, “straddle,” conversion, constructive sale or other integrated transaction, who are subject to the alternative minimum tax or who acquired their shares of our common stock through the exercise of director or employee stock options or other compensation arrangements).

No ruling has been or will be sought from the Internal Revenue Service, or the IRS, as to the U.S. federal income tax consequences of the merger, and the following summary is not binding on the IRS or the courts. This summary does not address the tax consequences of the merger under state, local, and foreign laws or under U.S. federal tax law other than U.S. federal income tax law. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

Consequences of the Merger to Our Stockholders.  The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who surrenders shares of our common stock in exchange for cash pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received (inclusive of any cash withheld for tax purposes) and such stockholder’s adjusted basis in the shares surrendered. Gain or loss will generally be calculated separately for each block of shares surrendered in the merger (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss, and will generally be long term capital gain or loss provided that a stockholder has held such shares for more than one year as of the closing date of the merger. In the case of stockholders who are individuals, long term capital gain is currently eligible for reduced rates of U.S. federal income tax.

U.S. federal tax laws significantly limit the deductibility of capital losses for U.S. federal income tax purposes. For instance, corporate taxpayers can deduct capital losses only to the extent of capital gains and for individual taxpayers, capital losses are similarly deductible up to the extent of capital gains, but may be further deductible up to a maximum of $3,000 in any one taxable year. Carryovers of unused capital losses to other taxable years may be permitted in certain circumstances

Appraisal Rights.  A stockholder who perfects appraisal rights will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received (inclusive of any cash withheld for tax purposes) and such stockholders’ adjusted basis in such shares. Gain or loss will generally be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss, and will generally be long term capital gain or loss provided that the shares have been held for more than one year prior to the disposition of the shares. Limitations apply to the use of capital losses as described above. Interest, if any, awarded in an appraisal proceeding by a court would generally be included in such stockholder’s income as ordinary income for U.S. federal income tax purposes.

Backup Withholding Tax.  Generally, under the U.S. federal income tax backup withholding rules, a stockholder or other payee that exchanges shares of our common stock for cash may be subject to backup withholding at a rate of 28%, unless the stockholder or other payee (i) provides a taxpayer identification number, or TIN (i.e., a social security number, in the case of individuals, or an employer identification number, in the case of other stockholders), and certifies under penalties of perjury that (A) such TIN is correct, (B) such stockholder is not subject to backup withholding and (C) such stockholder is a U.S. person or (ii) establishes a basis for exemption from backup withholding. Some stockholders (including, among others, all corporations) are not subject to these backup withholding requirements. Each of our stockholders and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent in order to provide information and certification necessary to avoid backup withholding, unless an exemption applies and is otherwise established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amount withheld under the backup withholding tax rules from a payment to a stockholder will be allowed as a refund or credit against such stockholder’s U.S. federal income tax liability, provided that the required procedures are followed in a timely manner.

THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE, OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR U.S. FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

Governmental and Regulatory Clearances

Transactions such as the merger are subject to review by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the merger may not be completed until the expiration or termination of a thirty-day waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by GHP and CAM Commerce. CAM Commerce and GHP (on behalf of Parent) filed a notification report form with the Department of Justice and the Federal Trade Commission under the HSR Act on June 16, 2008, and GHP filed a notification and report form (reporting the acquisition of CAM Commerce through Parent) on June 16, 2008.

Pre-merger filings and governmental approvals may also be required in certain foreign jurisdictions. The merger agreement provides that each party to the merger agreement will make all filings and give all notices required to be made and given in connection with the merger, including under applicable antitrust laws.

The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, either the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including by seeking to enjoin the merger or by seeking the divestiture of substantial assets of Parent or its affiliates and CAM Commerce. Private parties and state attorneys general may also bring actions under the antitrust laws under certain circumstances. While the parties believe that the proposed merger does not violate the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Stockholder Litigation

On June 16, 2008, we were named a defendant in a complaint, captioned John Levin v. CAM Commerce Solutions, Inc. et al., filed against us and the individual members of our board of directors in the court of Chancery of the State of Delaware. The complaint generally alleges, among other things, that the proposed merger was the result of an unfair process by which we and the members of our board of directors breached the fiduciary duties of care, loyalty, good faith, candor, and independence. The plaintiffs seek certification of the matter as a class action and an injunction prohibiting the consummation of the merger. We believe the claims asserted in the complaint are without merit and intend to vigorously defend against this action.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

THE MERGER AGREEMENT

This section of the proxy statement summarizes the material terms and conditions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this proxy statement. We urge you to read the merger agreement carefully and in its entirety. The complete text of the merger agreement is attached as Annex A to this proxy statement and is incorporated herein by reference.

The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date and may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

The Merger

The merger agreement provides for the merger of Merger Subsidiary, a wholly-owned subsidiary of Parent, with and into CAM Commerce upon the terms and subject to the conditions of the merger agreement. As the surviving corporation, CAM Commerce will survive the merger and continue to exist as a wholly-owned subsidiary of Parent. The surviving corporation in the merger is referred to in this proxy statement as the surviving corporation. The merger will become effective at the time of the filing of the certificate of merger with the Secretary of State of the State of Delaware, or at such later time as may be specified in such certificate of merger. We intend to complete the merger as promptly as practicable subject to receipt of approval of the CAM Commerce stockholders of the adoption of the merger agreement and all requisite regulatory clearances and satisfaction of the other closing conditions. See “The Merger — Governmental and Regulatory Clearances,” “The Merger Agreement — Additional Covenants and Agreements” and “The Merger Agreement — Conditions to the Merger.”

Merger Consideration

At the effective time of the merger, each outstanding share of CAM Commerce common stock, other than shares held by stockholders who exercise their appraisal rights, and shares held by CAM Commerce, Parent, or Merger Subsidiary, will be converted into the right to receive $40.50 in cash, without interest and less any applicable tax withholding, and shares held by stockholders exercising their appraisal rights will thereafter represent only the right to payment of the fair market value of such dissenting shares in accordance with Section 262 of the DGCL. See “Appraisal Rights.” Upon completion of the merger, no shares of CAM Commerce common stock outstanding prior to the effective time of the merger will remain outstanding and all such shares will automatically be canceled and will cease to exist.

Payment Procedures

The merger agreement provides that prior to the closing date of the merger, Parent will select a bank or trust company reasonably satisfactory to CAM Commerce to act as paying agent in connection with the merger and will deposit with the paying agent cash in an amount equal to the aggregate merger consideration payable to CAM Commerce stockholders and option holders at or immediately following the effective time of the merger.

The merger agreement provides that as soon as practicable following the effective time of the merger (in any event no more than three business days thereafter) and, subject to receipt of the necessary stockholder records from our transfer agent, the paying agent will mail to the record holders of CAM Commerce common stock immediately prior to the effective time of the merger a letter of transmittal and instructions for use in surrendering stock certificates and transferring uncertificated shares in exchange for the merger consideration. No stockholder should surrender any certificates or transfer any uncertificated shares until the stockholder receives the letter of transmittal and other materials for such surrender or transfer. Upon surrender of a stock certificate for exchange to the paying agent together with a duly executed letter of transmittal, or, in the case of a book-entry transfer of uncertificated shares, receipt by the paying agent of such other documents as may be reasonably requested by the paying agent, the holder of such shares of CAM Commerce common stock will be entitled to receive the merger consideration, without any interest thereon and less any applicable tax withholding. Any stock certificate so surrendered or uncertificated share so transferred will be canceled.

If any cash is to be paid to a person other than the record holder of shares of CAM Commerce common stock, payment may be made with respect to such shares if (i) the stock certificate representing such shares is properly endorsed or otherwise in proper form for transfer or (ii) in the case of uncertificated shares, such shares are properly transferred, and the transferee either pays to the paying agent any applicable transfer or other taxes relating to such transfer, or establishes to the satisfaction of CAM Commerce that such tax has been paid or is not required to be paid.

If your stock certificate has been lost, stolen, defaced or destroyed, the paying agent will pay to you the applicable merger consideration if:

•	You make an appropriate affidavit certifying such certificate has been lost, stolen or destroyed; and

•	You deliver a bond, in such amount as the surviving corporation may direct, as indemnity against any claim that may be made with respect to that certificate against the surviving corporation.

Do not send your certificates now. You should send your certificates only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders after the completion of the merger. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and such letters of transmittal.

The merger agreement provides that twelve months after the effective time of the merger, upon demand by Parent, the paying agent will deliver to the surviving corporation any funds made available to the paying agent that remain unclaimed by the former CAM Commerce stockholders. Any CAM Commerce stockholders who have not exchanged their CAM Commerce shares for the merger consideration in compliance with the above described procedures shall thereafter look only to the surviving corporation for payment of the merger consideration to which they are entitled, without any interest thereon.

The cash paid to you upon conversion of your CAM Commerce common stock will be paid in full satisfaction of all rights relating to the shares of CAM Commerce common stock

Effect on CAM Commerce Stock Options

The merger agreement provides that at or immediately prior to the effective time of the merger, each option to purchase CAM Commerce common stock that is outstanding, whether or not vested or exercisable, shall be cancelled, and CAM Commerce shall pay each holder of any such option at or promptly after the effective time of the merger, subject to applicable withholding requirements, a cash payment determined by multiplying (i) the excess of the merger consideration in cash per share over the exercise price of such option by (ii) the number of shares of CAM Commerce common stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the effective time of the merger. All outstanding CAM Commerce options will become vested immediately prior to the consummation of the merger.

Representations and Warranties

The merger agreement contains representations and warranties of each party to the agreement. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company (CAM Commerce)” and “Representations and Warranties of Parent and Sub

(Merger Subsidiary)” in Articles IV and V, respectively, of the merger agreement attached as Annex A to this proxy statement. The assertions embodied in the representations and warranties made by CAM Commerce are qualified by information and statements made in a confidential disclosure schedule that CAM Commerce provided to Parent in connection with the signing of the merger agreement. While CAM Commerce does not believe that such disclosure schedule contains information that applicable securities laws require it to publicly disclose (other than information that has already been so disclosed or is disclosed in this proxy statement), the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts, since such representations and warranties were made by the parties to the merger agreement to and solely for the benefit of each other, and they are modified in important part by the underlying disclosure schedule. The disclosure schedule contains information that has been included in CAM Commerce’s general prior public disclosures, as well as additional nonpublic information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in CAM Commerce’s public disclosures or in this proxy statement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

The merger agreement contains representations and warranties of CAM Commerce as to, among other things:

•	the accuracy of its certificate of incorporation and bylaws in the form provided to Parent;

•	its due organization, valid existence, good standing, qualification, and power and authority to operate its business, including the possession of all applicable permits, licenses and other governmental authorizations or approvals applicable to the operation of such businesses;

•	the absence of subsidiaries or other equity ownership;

•	its corporate power and authority to enter into the merger agreement and to carry out its obligations under the merger agreement;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of (i) conflicts with or violations of its organizational documents, (ii) any violation of applicable law, (iii) the violation, breach or default of the agreements. instruments or other obligations to which it is a party or is bound, in each case arising from entering into the merger agreement, completing the merger or complying with the provisions contained in the merger agreement, or (iv) required consents and approvals of third parties, including governmental entities, relating to the merger;

•	its capitalization and obligations with respect to capital stock;

•	its SEC filings and the financial statements contained in such filings and the accuracy of the information in those documents and the absence of certain undisclosed liabilities;

•	the effectiveness of disclosure controls and procedures as required by the securities laws reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed in the reports that CAM Commerce files or submits to the SEC under the Exchange Act are summarized, reviewed by management and reported within the time periods required by the SEC;

•	its internal controls over financial reporting;

•	correctness of information supplied by CAM Commerce for inclusion in this proxy statement;

•	since September 30, 2007, the absence of certain changes or events;

•	the absence of any undisclosed material liabilities;

•	compliance with applicable laws;

•	the absence of lawsuits or legal proceedings or judgments or other court orders against it;

•	absence of undisclosed brokers’ and finders’ fees with respect to the merger;

•	receipt of an opinion from our financial advisor as to the fairness of the per share consideration, from a financial point of view, to the CAM Commerce stockholders;

•	tax matters;

•	employee benefit plans and other employment and labor related matters;

•	environmental matters;

•	material contracts and the absence of breaches of material contracts;

•	intellectual property matters;

•	the real and personal property owned or leased by CAM Commerce;

•	the absence of interested party transactions; and

•	applicability of anti-takeover statues and charter provisions.

The merger agreement also contains representations and warranties of Parent and Merger Subsidiary as to, among other things:

•	organization, good standing and qualification;

•	corporate power and authority to enter into the merger agreement and to carry out their obligations under the merger agreement;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of (i) conflicts with or violations of its organizational documents, (ii) any violation of applicable law, (iii)the violation, breach or default of the agreements, instruments or other obligations to which it is a party or is bound, in each case arising from entering into the merger agreement, completing the merger or complying with the provisions contained in the merger agreement, or (iv) required consents and approvals of third parties, including governmental entities, relating to the merger;

•	absence of legal proceedings and governmental orders relating to the merger;

•	accuracy of the information supplied by Parent for inclusion in this proxy statement;

•	capitalization and interim operations of Merger Subsidiary;

•	absence of written contracts between Parent or Merger Subsidiary or any of their affiliates, on the one hand, and any executive office of CAM Commerce, on the other hand, relating to the operations of the surviving corporation after the effective time;

•	absence of undisclosed brokers’ and finders’ fees with respect to the merger;

•	neither Parent and Merger Subsidiary are a party to a voting trust or other agreement with respect to the voting of the capital stock of CAM Commerce; and

•	that since January 1, 2005, neither Parent nor Merger Subsidiary has owned any shares of CAM Commerce common stock.

Conduct of CAM Commerce’s Business Pending the Merger

CAM Commerce has agreed in the merger agreement that, prior to the effective time, CAM Commerce will conduct its business in the ordinary course as currently conducted.

In addition, CAM Commerce has agreed that, except as otherwise contemplated by the merger agreement (including the confidential disclosure schedule that CAM Commerce provided to Parent in connection with the signing of the merger agreement), CAM Commerce will not take any of the following specific actions without the prior written consent of Parent:

•	amend its Certificate of Incorporation, By-laws, or other similar organizational documents (whether by merger, consolidation, or otherwise) or form any subsidiary;

•	split, combine, or reclassify any shares of its capital stock, or declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock, or redeem, repurchase, or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities;

•	issue, grant, deliver, sell, pledge or otherwise encumber or dispose of any shares of its capital stock or other equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any of its shares of capital stock, equity interests, voting securities or convertible securities, other than the issuance of shares of its common stock pursuant to options outstanding as of June 9, 2008;

•	merge or consolidate with another entity

•	acquire, any entity, business or assets having a purchase price in excess of $100,000 individually or $500,000 in the aggregate;

•	make or agree to make any new capital expenditure, other than (i) capital expenditures approved by our board of directors prior to June 9, 2008 and previously disclosed to Parent, or (ii) in an aggregate amount not to exceed $500,000;

•	sell, lease, license, encumber by lien or otherwise, or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, assets having a current value in excess of $500,000 in the aggregate;

•	enter into, amend or otherwise modify in any material respect any of CAM Commerce’s material contracts;

•	incur any indebtedness, other than customary trade payables incurred in the ordinary course of business;

•	enter into any contract, agreement or arrangement that prohibits CAM Commerce from incurring indebtedness or from subjecting to a lien any of our material assets or property;

•	make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any tax returns or file claims for tax refunds, enter into any closing agreement or other agreement with a taxing authority, settle any tax claim, audit or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

•	pledge, encumber or otherwise subject to a lien any material asset or property or any material portion of CAM Commerce’s assets or properties;

•	settle or compromise any pending or threatened suit, action or claim, other than settlements or compromises requiring payments of no more than $100,000 individually and $500,000 in the aggregate;

•	pay, discharge or satisfy any material claims, liabilities or obligations other than (i) the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the our financial statements (or as contemplated by the notes thereto), in all cases not more than $100,000 individually and $500,000 in the aggregate and (ii) payment of taxes as they become due and payment of trade payables incurred in the ordinary course of business;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•	allow any of CAM Commerce’s material intellectual property to lapse or expire;

•	implement any layoff of employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;

•	increase the salary or wages payable or to become payable to its directors, executive officers or employees, other than salary increases for employees in the ordinary course of business and consistent with past practice which in any event shall not result in an aggregate increase in salary for all employees in excess of $150,000;

•	enter into or amend in any material respect any employment or severance agreement that would require payments in excess of $50,000;

•	establish, adopt, enter into or amend in any material respect, or make any new grants or awards of stock based compensation or other benefits under, any benefit plan, any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, or other arrangement for the benefit of, any director, executive officer or employee, except, in each case, as may be required by the terms of any such existing plan, agreement, policy or arrangement or to comply with applicable law;

•	except as may be required by generally accepted accounting principles or as a result of a change in law, make any material change in its method of accounting; or

•	agree, resolve or commit to do any of the foregoing.

No Solicitation of Alternative Transactions by CAM Commerce

The merger agreement provides that CAM Commerce shall not give permission or authorize, and CAM Commerce shall use its reasonable best efforts to cause its officers, directors, employees, agents, advisors and other representatives, not to:

•	solicit, initiate, or take any action to facilitate or encourage the submission of any Takeover Proposal (as defined below);

•	enter into or participate in any discussions or negotiations with, furnish any non-public information relating to CAM Commerce, or to otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, a Takeover Proposal;

•	fail to make, withdraw, or modify in a manner adverse to Parent the recommendation of our board of directors, or recommend a Takeover Proposal or take any action or make any statement inconsistent with the recommendation of our board of directors to consummate the merger (any such action, an “Adverse Recommendation Change”); or

•	enter into any agreement in principle, letter of intent, term sheet, or other similar instrument relating to a Takeover Proposal.

Notwithstanding the foregoing, if the board of directors, or a committee thereof, determines in good faith, after considering advice from its financial advisor and outside legal counsel, that the failure to take any such action would reasonably be expected to result in a breach of its fiduciary duties under applicable law, then the board of directors, or a committee thereof, may directly or indirectly through its representatives:

•	engage in negotiations or discussions with any third party that, subject to compliance with the restrictions set forth above, has made a bona fide Takeover Proposal that the board of directors, or committee thereof, reasonably believes will lead to a Superior Proposal (as defined below);

•	furnish to such third party nonpublic information relating to CAM Commerce pursuant to a confidentiality agreement with terms no less favorable to CAM Commerce than those contained in the confidentiality agreement entered into between CAM Commerce and Parent;

•	following receipt of a Superior Proposal that has not been withdrawn, subject to compliance with the restrictions set forth above, make an Adverse Recommendation Change; or

•	subject to the satisfaction of certain conditions, terminate the merger agreement. For additional information on termination of the merger agreement see “The Merger — Termination of the Merger Agreement.”

Each case applies if, and only if, CAM Commerce has delivered to Parent a prior written notice advising Parent that we intend to take such action. We shall continue to advise Parent after taking any such action. In addition, CAM Commerce shall notify Parent promptly (but in no event later than 48 hours) after receipt by CAM Commerce (or any of its advisors) of any Takeover Proposal, any indication that a third party is considering making a Takeover Proposal or of any request for information relating to CAM Commerce or for access to the business, properties, assets, books or records of CAM Commerce by any third party that may be considering making, or has made, a Takeover Proposal. Such notice shall be made orally and in writing and shall identify the third party making, and the terms and conditions of, any such Takeover Proposal, indication or request.

CAM Commerce shall keep Parent informed, as promptly as practicable, of the status and details of any such Takeover Proposal, indication or request. CAM Commerce shall continue to keep Parent reasonably informed of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price or other material terms.

CAM Commerce shall, and shall cause its representatives to immediately cease and terminate any and all existing activities, discussions, or negotiations with any third party conducted prior to the date of the merger agreement with respect to a Takeover Proposal. CAM Commerce shall also promptly request that each third party that has executed a confidentiality agreement January 1, 2007, in connection with its consideration of any Takeover Proposal, to return or destroy all confidential information previously furnished to such person by or on behalf of CAM Commerce.

Under the merger agreement, a “Takeover Proposal” means, other than the transactions contemplated by the merger agreement, any bona fide offer or proposal from a third party relating to:

•	any direct or indirect acquisition or purchase of 20% or more of the assets of CAM Commerce or 20% or more of the voting power of the shares of CAM Commerce capital stock then outstanding, including any tender offer or exchange offer that, if consummated, would result in any person (other than Parent and its affiliates) beneficially owning shares of capital stock with 20% or more of the voting power of the shares of capital stock then outstanding, or

•	any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving CAM Commerce pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of CAM Commerce or of any resulting parent company of CAM Commerce.

A “Superior Proposal” means a bona fide proposal or offer from any person (other than Parent and its affiliates) relating to any direct or indirect acquisition or purchase, for consideration consisting of cash and/or securities, of 50% or more of the consolidated assets of CAM Commerce or more than 50% of the voting power of the shares of CAM Commerce capital stock then outstanding, including by means of any tender or exchange offer that if consummated would result in any person (other than Parent and its affiliates) beneficially owning shares of CAM Commerce capital stock with more than 50% of the voting power of the shares of CAM Commerce capital stock then outstanding and, in each case, that is on terms that the board of directors determines in its good faith judgment, after consultation with its financial advisor and its outside counsel, (i) is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and (ii) if consummated, would result in a transaction more favorable to the stockholders of CAM Commerce from a financial point of view than the transaction contemplated by the merger agreement

Indemnification of Directors and Officers

Parent will cause the surviving corporation, and the surviving corporation agrees, to do the following:

•	after the effective time of the merger, subject to any limitation imposed under applicable law, honor and fulfill in all respects all obligations of CAM Commerce in respect of rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of the current or former directors or officers of CAM Commerce as provided in its certificate of incorporation or by-laws and any indemnification or other agreements of CAM Commerce as in effect on June 9, 2008 and disclosed in the confidential disclosure schedule provided to Parent in connection with the signing of the merger agreement;

•	for six years following the effective time of the merger, cause the certificate of incorporation and by-laws (or equivalent organizational documents) of the surviving corporation to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws of CAM Commerce as of June 9, 2008, and will not repeal, amend or modify in any manner such provisions except as required by applicable law; and

•	obtain, maintain and fully pay for irrevocable “tail” insurance policies naming CAM Commerce’s officers and directors as direct beneficiaries with a claims period of at least six years from the closing date of the transactions contemplated by the merger agreement in an amount and scope customary for companies similar in size and nature of operations as CAM Commerce with respect to matter existing or occurring at or prior to the closing date of the transactions contemplated by the merger agreement.

Employee Benefits

From and after the effective time of the merger, Parent will, or will cause the surviving corporation to, recognize the prior service with CAM Commerce of each employee of CAM Commerce as of the effective time of the merger in connection with all employee benefit plans, programs or policies of Parent or its affiliates (other than equity based or nonqualified deferred compensation plan or arrangement) in which such employees are eligible to participate following the effective time of the merger for purposes of eligibility, and, for vacation and severance policies, levels of benefits. From and after the effective time of the merger, Parent will use commercially reasonable efforts, or will cause the surviving corporation to use commercially reasonable efforts, to cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the CAM Commerce) under any group health plans of Parent or its affiliates to be waived with respect to such employees and their eligible dependents. Following the effective time of the Merger and for a period of six months thereafter, CAM Commerce employees will be provided with, at a minimum (i) base salary and cash bonus opportunities which are no less than the base salary and cash bonus opportunities provided by the CAM Commerce immediately prior to the effective time of the merger and (ii) retirement and welfare benefits and perquisites (excluding equity compensation opportunities) that are no less favorable in the aggregate than those provided by CAM Commerce as of June 9, 2008.

Additional Covenants and Agreements

Reasonable Best Efforts

The merger agreement provides that CAM Commerce, Parent and Merger Subsidiary will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement, including obtaining any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private third party necessary to consummate the transactions contemplated by the merger agreement.

Antitrust Filing

The merger agreement provides that each of Parent and CAM Commerce shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Parent is responsible for all applicable fees associated with the filing of the Notification and Report Form.

Public Statements

Pursuant to the merger agreement, Parent and CAM Commerce have agreed to consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the merger agreement and not to issue any press release or make any public statement prior to consulting the other party, except as may be required by applicable law or by obligations pursuant to the listing agreement with the Nasdaq Global Market.

Financing

The merger agreement provides that CAM Commerce shall provide to Parent and Merger Subsidiary, and shall use its commercially reasonable efforts to cause the officers, employees and advisors of CAM Commerce to provide Parent and Merger Subsidiary all cooperation reasonably requested by Parent that is necessary in connection with obtaining debt financing for the transactions contemplated by the merger agreement.

Stockholder Litigation

The merger agreement provides that, subject to certain limitations, CAM Commerce shall give Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against CAM Commerce or its directors relating to the transactions contemplated by the merger agreement. In addition, CAM Commerce shall not enter into a settlement of any such shareholder litigation without Parent’s prior written consent, which consent may not be unreasonably withheld.

Access and Investigation

CAM Commerce has agreed in the merger agreement to (a) provide Parent and its representatives with reasonable access to our offices, properties, personnel and books and records, and (b) furnish Parent and its representatives such financial and operating data and other information as such persons may reasonably request.

Conditions to the Merger

Conditions to the Obligations of Each Party

The merger agreement provides that the obligations of CAM Commerce, Parent, and Merger Subsidiary to consummate the merger are subject to the following conditions:

•	the merger agreement and the merger shall have been approved by a majority of the holders of CAM Commerce common stock;

•	no decree, temporary restraining order, preliminary or permanent injunction or other order issued by any governmental entity preventing, restraining or enjoining the consummation of the merger shall be in effect; and

•	any applicable waiting period under the HSR Act applicable to the merger shall have expired or been terminated.

Conditions to Obligations of Parent and Merger Subsidiary to Complete the Merger

The merger agreement provides that the obligations of Parent and Merger Subsidiary to consummate the merger are subject to the following conditions:

•	we must have performed in all material respects all of our obligations, covenants and agreements under the merger agreement required to be performed by us at or prior to the closing date;

•	each of our representations and warranties contained in Sections 4.1, 4.3, 4.4, 4.7(a), 4.14 and 4.22 of the merger agreement (relating to organization, authorization to enter into the merger agreement, capitalization, state takeover statutes and broker’s fees and expenses, among others) shall be true and correct as of the closing date as if made on the closing date (except for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date);

•	all of our other representations and warranties contained in the merger agreement (disregarding any exception relating to materiality or a Material Adverse Effect) shall be true and correct as of the closing date as if made on the closing date (except for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date), except for such failures to be true and correct which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CAM Commerce;

•	an authorized officer of CAM Commerce will have delivered a certificate confirming the accuracy of our representations and warranties;

•	since September 30, 2007, the absence of any event, occurrence or development or any state of circumstances or facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on CAM Commerce;

•	Parent shall have received the resignations of all of the directors of CAM Commerce, effective as of the closing of the transactions contemplated by the Merger Agreement;

•	CAM Commerce shall have amended the lease for its Henderson, Nevada facility to establish the base rent at $1.75 per square foot per month for the remainder of the term of such lease, subject to increases for inflation; and

•	the employment agreement by and between CAM Commerce and its chief executive officer dated as of June 9, 2008, shall not have been amended, altered or repealed and shall be effective as of the closing of the transactions contemplated by the merger agreement.

Conditions to Obligations of CAM Commerce to Complete the Merger

The merger agreement also provides that our obligation to complete the merger is subject to the following conditions:

•	each of Parent and Merger Subsidiary must have performed in all material respects all of its obligations, covenants and agreements under the merger agreement;

•	each of Parent’s and Merger Subsidiary’s representations and warranties contained in Sections 5.1, 5.2, 5.6 and 5.7 of the merger agreement (relating to organization, authorization to enter into the merger agreement, capitalization, interim operations and broker’s fees and expenses, among other things) shall be true and correct as of the closing date as if made on the closing date (except for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date);

•	all of Parent’s and Merger Subsidiary’s other representations and warranties contained in the merger agreement (disregarding any exception relating to materiality or a Material Adverse Effect) shall be true and correct as of the closing date as if made on the closing date (except for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date), except for such failures to be true and correct which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

•	an authorized officer of Parent will have delivered a certificate confirming the accuracy of Parent’s and Merger Subsidiary’s representations and warranties.

The merger agreement provides that a “Material Adverse Effect” with respect to CAM Commerce and Parent means any change, effect or circumstance, either individually or in the aggregate, that is materially adverse to the business, properties, assets, financial condition or results of operations of CAM Commerce taken as a whole, or Parent and its Subsidiaries taken as a whole, as the case may be; provided, however, that to the extent any change, effect or circumstance is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a Material Adverse Effect with respect to the CAM Commerce or Parent, as the case may be:

(A) the entry into or the announcement of the execution of the merger agreement, actions contemplated by the merger agreement or the performance of obligations under the merger agreement;

(B) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of CAM Commerce’s stockholders arising out of or related to this merger agreement, the merger or any other transactions contemplated thereby;

(C) changes affecting the United States economy generally;

(D) any failure by CAM Commerce to meet published revenue or earnings projections, in and of itself (as opposed to the facts underlying such failure);

(E) any change, in and of itself (as opposed to the facts underlying such change), in the market price or trading volume of the equity securities of CAM Commerce on or after June 9, 2008;

(F) the suspension of trading in securities generally in and of itself (as opposed to the facts causing such suspension of trading) on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Global Market;

(G) any change in any applicable law, rule or regulation or GAAP or interpretation thereof after June 9, 2008;

(H) events, effects or circumstances to the extent specifically disclosed in a party’s disclosure schedules as of June 9, 2008 (provided such disclosures are materially correct);

(I) any action taken or omitted to be taken by the CAM Commerce with Parent’s or Merger Subsidiary’s express written consent; and

(J) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof.

GHP Guarantee

GHP has guaranteed all of Parent’s and Merger Subsidiary’s obligations under the merger agreement, including the payment of the merger consideration. GHP has represented in the merger agreement that it has, and will have at the closing of the transactions contemplated by the merger agreement, sufficient funds to satisfy its obligations.

Recommendation to Our Stockholders

We have agreed, through our board of directors, to recommend to our stockholders that they approve the merger agreement. However, our board of directors may withdraw or modify its approval of the merger agreement, the merger, or the other transactions contemplated by the merger agreement and its recommendation that our stockholders adopt the merger agreement and approve the merger if:

•	we receive a bona fide unsolicited written Takeover Proposal that our board of directors determines in good faith is a Superior Proposal (see “The Merger Agreement — No Solicitation of Alternative Transactions by CAM Commerce”);

•	CAM Commerce and our respective representatives comply with the restrictions described in “The Merger Agreement— No Solicitation of Alternative Transactions by CAM Commerce” in connection with such Takeover Proposal;

•	we comply with our obligations to (i) promptly notify Parent within 48 hours, orally and in writing, of receipt of such Takeover Proposal, indication that a third party is considering making a Takeover Proposal or of any request for information or for access to the business, properties, assets, books or records concerning CAM Commerce, (ii) keep Parent reasonably informed regarding the status and material terms of such Takeover Proposal, including any material or proposed amendments and (iii) provide Parent with any non-public information concerning CAM Commerce provided to any other party that was not previously provided to Parent;

•	we provide notice to Parent at least five calendar days in advance of our board of director’s intent to withdraw or modify its recommendation, which notice shall attach the most recent draft of any agreement with respect to, and specify the conditions of, any such Superior Proposal, and we comply with our requirements to negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such Takeover Proposal ceases to constitute a Superior Proposal; and

•	our board of directors determines in good faith, after considering advice from outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable law.

Termination of Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger:

(1) by mutual written consent of Parent and CAM Commerce;

(2) by either Parent or CAM Commerce if:

(A) the merger is not consummated by November 30, 2008 (provided that the right to terminate shall not be available to any party whose breach of any provision of the merger agreement results in the failure of the merger to be consummated by such time);

(B) any governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement and such order shall have become final and non-appealable (provided that the right to terminate shall not be available to any party who has not used its reasonable best efforts to cause such order to be lifted; or

(C) CAM Commerce’s stockholders do not approve the merger upon a vote taken at the special meeting.

(3) by Parent if:

(A) an Adverse Recommendation Change shall have occurred (see “The Merger Agreement — No Solicitation of Alternative Transactions by CAM Commerce”);

(B) CAM Commerce shall have entered into a definitive agreement with respect to a Superior Proposal (as defined in “The Merger Agreement — No Solicitation of Alternative Transactions by CAM Commerce”); or

(C) CAM Commerce breaches any representation, warranty, covenant or agreement under the merger agreement that would cause a failure to satisfy a condition to closing, and such breach cannot be cured or is not cured within the earlier of (i) 30 days after receipt of written notice thereof from Parent and (ii) November 30, 2008.

(4) by CAM Commerce if:

(A) CAM Commerce enters, or decides to enter, into a binding agreement with respect to a Superior Proposal (as defined in “The Merger Agreement — No Solicitation of Alternative Transactions by CAM Commerce”) in compliance with the non-solicitation provision of the merger agreement, and simultaneously with such termination, CAM Commerce pays Parent a termination fee of approximately $7.2 million; provided, that CAM Commerce (A) has notified Parent, in writing and at least five calendar days prior to such termination, of its intention to terminate the merger agreement and to enter into a binding written agreement concerning a Takeover Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement, and (B) Parent has not made, within five calendar days of receipt of such written notification, an offer that is at least as favorable to the stockholders of CAM Commerce as such Superior Proposal, it being understood that CAM Commerce shall not enter into any such binding agreement during such five calendar day period; it being further understood and agreed that any material amendment to any Takeover Proposal will be deemed to be a new Takeover Proposal for purposes of re-starting the five calendar day clock;

(B) Parent or Merger Subsidiary breaches any representation, warranty, covenant or agreement under the merger agreement, such that such breach would result in a failure to satisfy the closing conditions related to Parent’s representations, warranties, and covenants, and such breach cannot be within thirty days after receipt of written notice thereof from CAM Commerce;

Termination Fee

CAM Commerce must pay Parent a termination fee of approximately $7.2 million, if:

(1) the merger agreement is terminated by CAM Commerce for the reasons stated in paragraph (4)(A) of “The Merger Agreement — Termination of Merger Agreement” above; or

(2) the merger agreement is terminated by Parent for the reasons stated in paragraphs (3)(A) or (3)(B) of “The Merger Agreement— Termination of Merger Agreement” above.

In addition, if the merger agreement is terminated for the reasons stated in paragraphs (2)(A) or (2)(C) of “The Merger Agreement — Termination of Merger Agreement” and prior to such termination CAM Commerce receives a Takeover Proposal, then (a) CAM Commerce shall pay the expenses incurred by Parent (not to exceed $1.5 million) on the date of termination if the merger agreement is terminated by CAM Commerce, or two business days after the date of termination if the merger agreement is terminated by Parent, and (b) if within 12 months after such termination CAM Commerce enters into a definitive agreement with respect to such Takeover Proposal, CAM Commerce shall pay the termination fee on the earlier of the entering into the definitive agreement or the consummation of such Takeover Proposal.

Amendment and Waiver of the Merger Agreement

Amendment

Any provision of the merger agreement may be amended if such amendment is executed in writing by each of CAM Commerce, Parent and Merger Subsidiary; provided, however, that after the merger agreement has been adopted by CAM Commerce’s stockholders, there shall be no amendment that by law requires the further approval of the stockholders without obtaining such further approval.

Waiver

Any provisions of the merger agreement may be waived if such waiver is executed in writing by the party against whom the waiver is to be effective.

Fees and Expenses

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring those fees and expenses, provided that Parent will pay the fees and expenses incurred in connection with filings required pursuant to the HSR Act. In addition, pursuant to the merger agreement, we must pay Parent a termination fee of approximately $7.2 million and reimburse it for its expenses, not to exceed $1,500,000, if the merger agreement is terminated under specified circumstances. See “The Merger Agreement — Termination Fee” above.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, any holder of CAM Commerce common stock who does not wish to accept the $40.50 per share merger consideration may dissent from the merger and elect to exercise appraisal rights and have the fair value of their shares of CAM Commerce common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the merger. Even if the merger is approved by the holders of the requisite number of shares of our common stock, you are entitled to exercise appraisal rights and obtain payment of the “fair value” for your shares, exclusive of any element of value arising from the expectation or accomplishment of the merger.

The following summary of the provisions of Section 262 of the DGCL is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex C. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Section 262 of the DGCL and are urged to consult legal counsel.

All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of CAM Commerce common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of CAM Commerce common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, not less than twenty days prior to the special meeting, CAM Commerce must notify each of its stockholders that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Annex C.

In order to exercise your appraisal rights effectively, you must satisfy each of the following primary requirements:

•	you must hold your shares of CAM Commerce common stock as of the date you make your demand for appraisal rights and continue to hold your shares of CAM Commerce common stock through the effective time of the merger;

•	you must deliver to CAM Commerce a written notice of your demand for appraisal of your shares of CAM Commerce common stock prior to the taking of the vote at CAM Commerce’s special meeting;

•	you must not have voted in favor of adoption of the merger agreement; if you vote by proxy and wish to exercise appraisal rights, you must vote against the adoption of the merger agreement or mark your proxy card to indicate that you abstain from voting on the adoption of the merger agreement; and

•	you must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

If you fail strictly to comply with any of the above requirements or otherwise fail strictly to comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares. You will receive no further notices from us regarding your appraisal rights.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

The address for purposes of making an appraisal demand is:

Secretary
CAM Commerce Solutions, Inc.
17075 Newhope Street, Suite A
Fountain Valley, California 92708

Only a holder of record of shares of CAM Commerce common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of CAM Commerce common stock registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult with the appropriate record holders promptly as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares of CAM Commerce common stock as a nominee for others, may exercise appraisal rights with respect to the shares of CAM Commerce common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which the demand is made. Where no shares of CAM Commerce common stock are expressly mentioned, the demand will be presumed to cover all shares of CAM Commerce common stock held in the name of such record holder.

A demand for the appraisal of shares of CAM Commerce common stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys in fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

An appraisal demand may be withdrawn by a former stockholder within sixty days after the effective time of the merger by delivery of a written withdrawal to Parent, or thereafter only with written approval of Parent. Upon withdrawal of an appraisal demand, the former stockholder must accept the terms of the merger and will be entitled to receive the $40.50 cash payment per share referred to above, without interest and less any applicable withholding taxes. As used in this paragraph and throughout the remainder of this section, references to Parent mean the corporation that survives the merger.

Within ten days after the completion of the merger, Parent must give written notice of the effective time of the merger to each of CAM Commerce’s former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either Parent or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of CAM Commerce common stock held by all stockholders demanding appraisal of their shares. Parent is under no obligation to, and has no present intent to, file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Parent will file a petition or that it will initiate any negotiations with respect to the fair value of the shares. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. A stockholder who timely files a petition for appraisal with the Delaware Court of Chancery must serve a copy upon Parent, which in turn shall file a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to value have not been reached, with the Delaware Register in Chancery within 20 days of such service. If the Delaware Court of Chancery so orders, the Delaware Register in Chancery will then give notice of the time and place for the hearing of the petition by mail to both Parent and stockholders on the list. Such notice will also be given by one or more publications at least one week before the hearing, in a generally-circulated newspaper in City of Wilmington, Delaware, or whichever publication the Delaware Court of Chancery chooses.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL up to that point may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a hearing on the petition is held, the Delaware Court of Chancery is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares. The Delaware Court may require dissenting stockholders who hold stock represented by certificates to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their share certificates, pending resolution of the appraisal proceedings.

After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares held by such dissenting stockholders at their fair value as of the effective time of the merger, exclusive of any value arising from accomplishment or expectation of the merger, along with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $40.50 merger consideration. Stockholders should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262 of the DGCL.

The Delaware Court of Chancery may also, on application, (i) assess costs among the parties as the Delaware Court of Chancery deems equitable and (ii) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware courts are subject to appellate review by the Delaware Supreme Court.

The Delaware Court of Chancery will direct payment of the fair value and interest, if any, by Parent to the stockholders entitled thereto. Payments will be made to stockholders in the case of holders of uncertificated stock, and in the case of holders of shares represented by certificates upon the surrender of such certificates to us.

No appraisal proceedings in the Delaware Court of Chancery shall be dismissed as to any dissenting stockholder without the approval of the Delaware Court of Chancery, and this approval may be conditioned upon terms which the Delaware Court of Chancery deems just.

From and after the effective time of the merger, former holders of CAM Commerce common stock, whether or not they have demanded appraisal rights, are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger).

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights, in which event you will be entitled to receive the consideration with respect to your dissenting shares in accordance with the merger agreement.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information as of June 15, 2008 regarding the beneficial ownership of our common stock by:

•	any person (or group of affiliated persons) who was known by us to own more than 5% of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

Applicable percentage ownership in the following table is based on 4,140,250 shares of our common stock outstanding as of June 15, 2008.

	Number of Shares of	Percentage of
	Common Stock	Common Stock
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)	Beneficially Owned

5% Stockholders:
Kenneth L. Templeton(3)	636,411	15.4%
Bares Capital Management, Inc.(4)	421,320	10.2%
Directors and Named Executive Officers:
Geoff Knapp(5)	466,949	11.1%
Walt Straub(6)	116,400	2.8%
David Frosh(7)	22,500	*
Donald A. Clark(8)	25,600	*
Paul Caceres(9)	35,000	*
All executive officers and directors as a group(10)	666,449	15.4%

*	Represents beneficial ownership of less than 1%.

(1)	Unless otherwise indicated, the business address of each holder is: c/o CAM Commerce Solutions, Inc., 17075 Newhope Street, Suite A, Fountain Valley, California 92708.

(2)	Except as otherwise noted, the beneficial owners enjoy sole voting and investment powers with respect to the shares indicated, subject to community property laws where applicable. Includes shares which the party or group has the right to acquire by the exercise of stock options which are currently exercisable.

(3)	Based on a Schedule 13D/A filed with the SEC on August 20, 2007 and Forms 4 filed with the SEC on August 31, 2007 and January 16, 2008. The principal business office for Mr. Templeton is 3311 S. Rainbow Blvd., Las Vegas, Nevada 89146.

(4)	Based on a Schedule 13G/A filed with the SEC on June 10, 2008. The principal business office for Bares Capital Management, Inc. is 221 W. 6th Street, Suite 1225, Austin, Texas 78701.

(5)	Includes 50,000 shares issuable pursuant to options exercisable within 60 days of June 15, 2008.

(6)	Includes 52,500 shares issuable pursuant to options exercisable within 60 days of June 15, 2008.

(7)	Represents shares issuable pursuant to options exercisable within 60 days of June 15, 2008.

(8)	Represents shares issuable pursuant to options exercisable within 60 days of June 15, 2008.

(9)	Represents shares issuable pursuant to options exercisable within 60 days of June 15, 2008.

(10)	Includes 185,600 shares issuable pursuant to options exercisable within 60 days of June 15, 2008.

MARKET PRICES AND DIVIDEND INFORMATION

Our common stock is quoted on the Nasdaq Global Market or its predecessor under the symbol “CADA”. The following table sets forth the high and low sales prices for our common stock for the calendar quarters indicated, as reported on the Nasdaq Global Market or its predecessor.

	High	Low

Fiscal Year Ended September 30, 2006
First Quarter	$21.40	$16.22
Second Quarter	$24.99	$20.13
Third Quarter	$24.90	$21.20
Fourth Quarter	$22.19	$19.16
Fiscal Year Ended September 30, 2007
First Quarter	$26.30	$20.03
Second Quarter	$27.44	$23.50
Third Quarter	$28.65	$21.32
Fourth Quarter	$40.00	$27.85
Fiscal Year Ending September 30, 2008
First Quarter	$45.25	$34.00
Second Quarter	$42.38	$33.13
Third Quarter (through 2008)

On June 9, 2008, the last full trading day prior to the public announcement of the merger agreement, the closing sale price of our common stock as reported on the Nasdaq Global Market was $37.54. On          , the last full trading day prior to the date of this proxy statement, the closing price of our common stock as reported on the Nasdaq Global Market was $     .

Stockholders are encouraged to obtain current market quotations for our common stock.

Following the merger, there will be no further market for shares of our common stock and our shares of common stock will be delisted from the Nasdaq Global Market and deregistered under the Exchange Act.

In August 2005, the board of directors approved a new dividend policy, which pays stockholders a variable dividend based on the quarterly results. The merger agreement provides that, with the exception of the dividend to be paid on July 14, 2008 to shareholders of record on July 3, 2008, we may not pay any cash dividends during the pre closing period without prior written consent of Parent. Thus, we do not anticipate paying cash dividends in the foreseeable future.

However, should the merger not occur, we anticipate returning to our previous dividend payment schedule, as long as our business and the market supports such payments.

PROPOSAL 2 — ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

If we fail to receive a sufficient number of votes to adopt the merger agreement, we may propose to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment or postponement of our special meeting if there are sufficient votes to adopt the merger agreement. Approval of the proposal to adjourn or postpone our special meeting for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting by holders of shares of our common stock present or represented by proxy and voting on the proposal.

Our board of directors recommends that you vote “FOR” the proposal to adjourn or postpone the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

OTHER MATTERS

Our board of directors currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the notice of special meeting of stockholders properly come before the special meeting, the enclosed proxy confers discretionary authority to vote with respect to such matters, including matters that our board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the special meeting. If any of these matters are presented at the special meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If the merger is consummated, there will be no public stockholders of CAM Commerce and no public participation in any future meetings of stockholders of CAM Commerce. If the merger is not consummated, however, CAM Commerce will hold its 2008 annual meeting of stockholders. If such meeting is held, stockholder proposals that are intended to be included in CAM Commerce’s 2008 annual proxy statement for presentation at CAM Commerce’s 2008 annual meeting of stockholders needed to be received by no later than December 24, 2007 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Even if CAM Commerce receives a proposal from a qualified stockholder in a timely manner, it will not guarantee that proposal’s inclusion in CAM Commerce’s proxy materials or its presentation at the 2008 annual meeting because there are other requirements in the proxy rules that a proposal must meet in order to be included and presented.

Under Rule 14a-4 promulgated under the Exchange Act we will be allowed to use our discretionary voting authority under proxies solicited by us to vote on any proposal that is raised at the 2008 annual meeting, without any discussion of the matter in the proxy statement. Since we did not receive any stockholder proposals for our 2008 annual meeting before            , we will be able to use our discretionary voting authority at the 2008 annual meeting.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, and direct a written request to Investor Relations, CAM Commerce Solutions, Inc., 17075 Newhope Street, Suite A, Fountain Valley, California 92708, (714) 241-9241. If any stockholders in your household wish to receive a separate copy of this proxy statement, please contact us, and we will provide such additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC. Our SEC filings are also available at the office of the Nasdaq Stock Market. For further information on obtaining copies of our public filings at the Nasdaq Stock Market, you should call (212) 656-5060.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

Our stockholders should not send in their CAM Commerce stock certificates until they receive the transmittal materials from the payment agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should contact the payment agent.

Stockholders should not rely on information other than that contained in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated          , 2008. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date (or any earlier date if so indicated in this proxy statement), and the mailing of this proxy statement will not create any implication to the contrary.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact CAM Commerce Solutions, Inc., 17075 Newhope Street, Suite A, Fountain Valley, California 92708, Attention: Secretary. You may also call our proxy solicitor, MacKenzie Partners, Inc. toll free at (800) 322-2885 (bankers and brokers may call (212) 929-5500).

Whether or not you intend to be present at the special meeting, we urge you to submit your signed proxy promptly.

ANNEX A

MERGER AGREEMENT
AGREEMENT AND PLAN OF MERGER
AMONG
VEGAS HOLDING CORP.,
VEGAS MERGER SUB INC.
AND
CAM COMMERCE SOLUTIONS, INC.
DATED AS OF JUNE 9, 2008

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 9, 2008 (this “Agreement”), among Vegas Holding Corp., a Delaware corporation (“Parent”), Vegas Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and CAM Commerce Solutions, Inc., a Delaware corporation (the “Company”) (Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”). Except as otherwise set forth herein, capitalized (and certain other) terms used herein shall have the meanings set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock” or the “Shares”), other than Dissenting Shares (as defined herein) and Shares owned directly or indirectly by Parent or the Company, will be converted into the right to receive the Merger Consideration (as defined herein);

WHEREAS, the respective boards of directors of the Constituent Corporations have each determined that this Agreement and the Merger are advisable and in the best interests of each corporation and their respective stockholders and recommended that their respective stockholders approve this Agreement; and

WHEREAS, each of Parent, Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of Parent, Sub and the Company hereby agrees as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1  Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

”Acquisition Agreement” has the meaning set forth in Section 6.2(c).

”Adjustment” has the meaning set forth in Section 3.1(e).

”Adverse Recommendation Change” has the meaning set forth in Section 6.2(c).

”Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under Common Control with such Person.

”Aggregate Merger Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and Shares to be cancelled pursuant to Section 3.1(b)).

”Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

”Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other benefit or compensation plan, program, agreement or arrangement maintained, sponsored or contributed or required to be contributed to by the Company or with respect to which the Company has or could have any material obligation or liability.

”Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized by law to close in the City of New York.

”Certificate” has the meaning set forth in Section 3.1(c).

”Certificate of Merger” has the meaning set forth in Section 2.3.

”Closing” has the meaning set forth in Section 2.2.

”Closing Date” has the meaning set forth in Section 2.2.

”Code” means the United States Internal Revenue Code of 1986.

”Company” has the meaning set forth in the introductory paragraph of this Agreement.

”Company Board” means the Board of Directors of the Company.

”Company Common Stock” has the meaning set forth in the first recital of this Agreement.

”Company Employees” has the meaning set forth in Section 7.14(a).

”Company Employment Agreement” has the meaning set forth in Section 4.13(b).

”Company Financial Statements” has the meaning set forth in Section 4.6(a).

”Company Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property of the Company.

”Company Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds all or any portion of any Company Leased Real Property.

”Company Letter” means the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter.

”Company Material Contract” has the meaning set forth in Section 4.16.

”Company Permits” has the meaning set forth in Section 4.9.

”Company Recommendation” has the meaning set forth in Section 7.2(a).

”Company Representatives” has the meaning set forth in Section 6.2(a).

”Company Requisite Vote” has the meaning set forth in Section 4.4(c).

”Company SEC Documents” has the meaning set forth in Section 4.6(a).

”Company Source Code” has the meaning set forth in Section 4.15(g).

”Company Stockholder Approval” has the meaning set forth in Section 7.2(a).

”Company Stock Incentive Plans” means the Company’s 1993 Stock Option Plan and 2000 Stock Plan.

”Company Stock Options” has the meaning set forth in Section 4.3(b)(ii).

”Company Termination Fee” means $7,233,358.32.

”Confidentiality Agreement” has the meaning set forth in Section 7.3.

”Constituent Corporations” has the meaning set forth in the introductory paragraph of this Agreement.

”Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” have correlative meanings.

”DGCL” means the Delaware General Corporation Law.

”Dissenting Shares” has the meaning set forth in Section 3.1(d).

”Dissenting Stockholder” has the meaning set forth in Section 3.1(d).

”Effective Time” has the meaning set forth in Section 2.3.

”Environmental Law” means any applicable statute, law, common law, ordinance, regulation, rule, judgment, decree, or order of any Governmental Entity relating to any matter of pollution, protection of the environment or environmental regulation or control or regarding Hazardous Substances or workplace health and safety.

”Environmental Permits” means any permit, approval, authorization, license, variance or permission required from a Governmental Entity under any applicable Environmental Laws.

”ERISA” means the Employee Retirement Income Security Act of 1974.

”Exchange Act” means the Securities Exchange Act of 1934.

”Exchange Fund” has the meaning set forth in Section 3.2(a).

”Expenses” means the actual out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

”GAAP” means United States generally accepted accounting principles.

”GHEP” means Great Hill Equity Partners III, L.P.

”Governmental Entity” means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational, any stock exchange or any self-regulating entity supervising, organizing and supporting any stock exchange.

”Great Hill LLC” has the meaning set forth in Section 7.4(b).

”group,” when referring to a group of Persons, has the meaning set forth in Section 13(d)(3) of the Exchange Act.

”Hazardous Substance” means any material defined or regulated as toxic, dangerous, radioactive or hazardous, including any petroleum and petroleum products, under any applicable Environmental Law or any material that may serve as the basis for liability under Environmental Law.

”HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

”Indemnified Person” has the meaning set forth in Section 7.8(a).

”Intellectual Property” means all trademarks, service marks, trade names, trade dress, corporate names, logos and slogans, domain names and other source identifiers, internet web sites including all goodwill, translations, adaptations, derivations and combinations associated with the foregoing, copyrights and copyrightable works, software and computer programs (including source code, executable code, data, databases and documentation), mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, technology, discoveries, improvements, methods and processes, trade secrets, confidential information, know-how and all other intellectual property rights.

”IRS” means the United States Internal Revenue Service.

”Knowledge” means the actual knowledge of the executive officers of the Company set forth in Section 1.1 of the Company Letter or the officers of Parent set forth in Section 1.1 of the Parent Letter, as the case may be.

”Liens” means any pledges, claims, liens, charges, encumbrances, licenses, defects of title, restrictions on transfer, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever, except in the case of securities, for limitations on transfer imposed by federal or state securities laws.

”Material Adverse Change” or “Material Adverse Effect” means, when used in connection with the Company or Parent, as the case may be, any change, effect or circumstance, either individually or in the aggregate, that is materially adverse to the business, properties, assets, financial condition or results of operations of the Company taken as a whole, or Parent and its Subsidiaries taken as a whole, as the case may be; provided, however, that to the extent any change, effect or circumstance is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Change” or “Material Adverse Effect” with respect to the Company or Parent, as the case may be: (i) the entry into or the announcement of the execution of this Agreement, actions contemplated by this Agreement or the performance of obligations under this Agreement, (ii) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of the Company’s stockholders arising out of or related to this Agreement, the Merger or any other transactions contemplated hereby (iii) changes affecting the United States economy generally, (iv) any failure by the Company to meet published revenue or earnings projections, in and of itself (as opposed to the facts underlying such failure), (v) any change, in and of itself (as opposed to the facts underlying such change), in the market price or trading volume of the equity securities of the Company on or after the date hereof, (vi) the suspension of trading in securities generally in and of itself (as opposed to the facts causing such suspension of trading) on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Global Market, (vii) any change in any applicable law, rule or regulation or GAAP or interpretation thereof after the date hereof, (viii) events, effects or circumstances to the extent specifically disclosed in a party’s disclosure schedules as of the date of this Agreement (provided such disclosures are materially correct), (ix) any action taken or omitted to be taken by the Company with Parent’s or Sub’s express written consent, and (x) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof.

”Merger” has the meaning set forth in the first recital of this Agreement.

”Merger Consideration” has the meaning set forth in Section 3.1(c).

”Notice Period” has the meaning set forth in Section 6.2(d).

”Parent” has the meaning set forth in the introductory paragraph of this Agreement.

”Parent Letter” means the letter from Parent to the Company dated the date hereof, which letter relates to this Agreement and is designated therein as the Parent Letter.

”Paying Agent” has the meaning set forth in Section 3.2(a).

”Permitted Liens” means (i) Liens for Taxes or governmental assessments, charges or claims not yet due and payable or which are being contested in good faith, and for which adequate reserves or other appropriate provisions have been established in financial statements in accordance with GAAP, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by applicable law incurred in the ordinary course of business which are either for sums not yet delinquent, or being contested in good faith, and (iii) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

”Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

”principal executive officer” has the meaning set forth in Section 4.6(b).

”principal financial officer” has the meaning set forth in Section 4.6(b).

”Proxy Statement” has the meaning set forth in Section 4.8.

”Qualifying Confidentiality Agreement” means an executed agreement with provisions requiring any Person receiving nonpublic information with respect to the Company to keep such information confidential, which provisions to keep such information confidential are no less restrictive in the aggregate to such Person than the Confidentiality Agreement is to Parent, its Affiliates, and their respective personnel and representatives, provided that no such confidentiality agreement shall conflict with any rights of Parent or Sub or obligations of the Company under this Agreement.

”RBC” has the meaning set forth in Section 4.21.

”Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

”SEC” means the Securities and Exchange Commission.

”Securities Act” means the Securities Act of 1933.

”Shares” has the meaning set forth in the first recital of this Agreement.

”Software” means any and all (i) computer programs, libraries and middleware, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all programmer and user documentation, including user manuals and training materials, relating to any of the foregoing.

”Software Product” means any Software, or any portion or version thereof, that has been or is leased, licensed or sold, or currently proposed to be leased, licensed or sold, by the Company to any Person as of the Effective Time including Retail Star, Retail ICE, Star Accounting, iStar, X-Change, Profits, CAM-32, MicroBiz and WorkPro Software Products.

”Stockholders Meeting” has the meaning set forth in Section 7.2(a).

”Sub” has the meaning set forth in the introductory paragraph of this Agreement.

”Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first Person and/or by one or more of its Subsidiaries.

”Superior Proposal” means a bona fide proposal or offer from any Person (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase, for consideration consisting of cash and/or securities, of 50% or more of the consolidated assets of the Company or more than 50% of the voting power of the Shares then outstanding, including by means of any tender or exchange offer that if consummated would result in any Person (other than Parent and its Affiliates) beneficially owning Shares with more than 50% of the voting power of the Shares then outstanding and, in each case, that is on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor and its outside counsel) (i) is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and (ii) if consummated, would result in a transaction more favorable to the stockholders of the Company from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement agreed to by Parent pursuant to Section 6.2(d)).

”Surviving Corporation” has the meaning set forth in Section 2.1.

”Takeover Proposal” means any bona fide proposal or offer from any Person (other than Parent and its Affiliates) relating to (i) any direct or indirect acquisition or purchase of 20% or more of the assets of the Company or 20% or more of the voting power of the Shares then outstanding, including any tender offer or exchange offer that, if consummated, would result in any Person (other than Parent and its Affiliates) beneficially owning Shares with 20% or more of the voting power of the Shares then outstanding, or (ii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company pursuant to which any Person or the stockholders of any Person would own 20% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.

”Tax” and “Taxes” means any federal, state, local or foreign net income, estimated, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

”Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax and any attachments or supplements to any of the foregoing.

”Termination Date” has the meaning set forth in Section 9.1(b)(i).

“Transfer Taxes” has the meaning set forth in Section 7.6.

Section 1.2  Interpretation.  For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, a reference herein: (i) to an Article or Section means an Article and Section of this Agreement, (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder and (iv) all references to “dollars” or “$” or any similar reference or designation contained therein means United States dollars. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II

THE MERGER

Section 2.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time, pursuant to which the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL.

Section 2.2  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Central Time) on a date mutually agreed to by Parent and the Company, which shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, unless another date, time or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 2.3  Effective Time.  The Merger shall become effective upon the filing of a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL with the Secretary of State of the State of Delaware, or at such later time as Sub and the Company shall agree and is specified in the Certificate of Merger. When used in this Agreement, the term “Effective Time” shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VIII (but in no event on a date prior to the Closing Date unless otherwise agreed to by the Company and Sub).

Section 2.4  Effects of the Merger.  The Merger shall have the effects set forth in the DGCL and this Agreement.

Section 2.5  Certificate of Incorporation and By-laws; Officers and Directors.

(a) The certificate of incorporation of the Company shall be amended and restated as a result of the Merger so as to read in its entirety as set forth in Exhibit A hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided by the certificate of incorporation or by-laws of the Surviving Corporation or by applicable law.

(c) The parties hereto shall take all actions necessary so that the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earliest of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earliest of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE III

EFFECT OF THE MERGER ON THE STOCK OF THE
CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES

Section 3.1  Effect on Stock.  As of the Effective Time, by virtue of the Merger and the DGCL and without any action on the part of any of Parent, Sub, the Company or the holders of any securities of the Constituent Corporations:

(a) Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Treasury Stock and Parent Owned Stock.  Each Share that is owned by the Company and held in its treasury and each Share that is owned by Parent, Sub or any other wholly-owned Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Shares.  Subject to Section 3.1(d) and except as otherwise agreed to by the Company and a holder of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares), shall be cancelled and be converted into the right to receive in cash, without interest, $40.50 per Share (the “Merger Consideration”). As of the Effective Time, each such Share shall be converted into the right to receive the Merger Consideration and cancelled in accordance with this Section 3.1(c), and when so cancelled, shall no longer be outstanding and shall automatically cease to exist, and each holder of a certificate representing any such Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for each such Share, without interest.

(d) Shares of Dissenting Stockholders.  Any issued and outstanding Shares held by a Person (a “Dissenting Stockholder”) who has not voted in favor of approval of this Agreement and objects to the Merger and complies with all the provisions of the DGCL concerning the right of holders of Shares to dissent from the Merger and obtain payment for their Shares (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 3.1(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for payment or fails to perfect or otherwise loses its right of payment, in any case pursuant to the DGCL, its Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest. The Company shall give Parent prompt notice of any demands for payment of Dissenting Shares received by the Company. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(e) Adjustment.  If, between the date of this Agreement and the Effective Time, there is a recapitalization, reclassification, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares (each, an “Adjustment”), the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares with the same economic effect as contemplated by this Agreement prior to such Adjustment.

Section 3.2  Surrender of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company that shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the “Paying Agent”), and, as of the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent a cash amount in immediately available funds equal to the Aggregate Merger Consideration (the “Exchange Fund”). Funds made available to the Paying Agent shall be invested by the Paying Agent as directed by Sub or, after the Effective Time, the Surviving Corporation; provided, however, that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be remitted to Parent). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the Aggregate Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.

(b) Exchange Procedure.  As soon as practicable after the Effective Time (and in any event within three Business Days thereof), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or the making of affidavits of loss in lieu thereof) to the Paying Agent and shall be in a form and have such other customary provisions as Parent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration as provided in Section 3.1. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent pursuant to such instructions, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate (or an affidavit of loss in lieu thereof). Each of Parent, the Paying Agent or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the payment of such consideration under the Code (and the rules and regulations promulgated thereunder) or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made. As promptly as practicable after the Effective Time, the Paying Agent will mail to each holder of Shares represented by book-entry on the records of the Company or the Company’s transfer agent, on behalf of the Company, other than Dissenting Shares, a check in the amount of the Merger Consideration with respect to each such Share so held.

(c) No Further Ownership Rights in Shares.  All Merger Consideration paid upon the surrender of Certificates (or affidavits of loss in lieu thereof) in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, (i) holders of Shares shall cease to have any rights as stockholders of the Company, (ii) the stock transfer books of the Company shall be closed and (iii) there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Shares for twelve months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration to which they are entitled, without interest.

(e) No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash payment into which the Shares represented by such Certificate shall have been converted pursuant to Section 3.1.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding section of the Company Letter, it being understood that matters disclosed pursuant to one section of the Company Letter shall be deemed disclosed with respect to any other section of the Company Letter where it is reasonably apparent that the matters so disclosed are applicable to such other section, (ii) as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date hereof (without regard to (1) any exhibits thereto, (2) any items included therein that are incorporated by reference to Company SEC Documents which are not available electronically at the SEC website located at www.sec.gov and (3) disclosures in the “Risk Factors” section or other sections of such filings to the extent that they are forward-looking in nature (it being understood, however, that such exclusions shall not apply to any disclosure expressly made in the Company Letter) or (iii) as expressly contemplated or expressly permitted under this Agreement or any agreement contemplated hereby, the Company hereby represents and warrants to Parent and Sub as follows:

Section 4.1  Organization.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws of the Company as amended through the date hereof.

Section 4.2  Subsidiaries.  The Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person, except for the passive ownership of marketable securities, the ownership of which is not material to the business of the Company.

Section 4.3  Capital Structure.

(a) The authorized shares of the Company consists of 12,000,000 shares of Company Common Stock.

(b) At the close of business on June 9, 2008:

(i) 4,140,250 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of statutory and contractual preemptive rights; and

(ii) 324,786 shares of Company Common Stock were reserved for issuance pursuant to outstanding options to purchase Company Common Stock granted under the Company Stock Incentive Plans (collectively, the “Company Stock Options”).

(c) The Company Letter sets forth a correct and complete list as of the close of business on June 9, 2008 of (i) each outstanding Company Stock Option and (ii) whether it is exercisable. No Company Stock Option provides for the deferral of compensation within the meaning of Treas. Reg. §1.409A-1(b)(5)(i)(A).

(d) Since the close of business on June 9, 2008, the Company has not issued or reserved for issuance any shares of Company Common Stock other than upon the exercise of Company Stock Options. Since June 9, 2008, there have been no changes to the information set forth in Section 4.3 of the Company Letter, except as a result of the exercise or settlement of any Company Stock Options.

(e) Except as set forth in Section 4.3(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements, undertakings or contractual rights the value of which are based on the value of the capital stock or other voting securities of the Company of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement, undertaking or contractual right. To the Knowledge of the Company, there are no voting trusts, proxies, stockholder rights plans or other arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of the Company.

(f) Except pursuant to the terms of the Company Stock Incentive Plans, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or equity interests of the Company.

(g) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote.

Section 4.4  Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the Company Requisite Vote, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of this Agreement by the Company Requisite Vote. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The Company Board, at a meeting duly called and held, subject to the terms and conditions set forth elsewhere in this Agreement, has (i) approved and declared this Agreement, the Merger and the other transactions contemplated hereby advisable and in the best interests of the Company’s stockholders and (ii) resolved to recommend to the stockholders of the Company that they approve this Agreement, and has not subsequently rescinded or modified such approval or resolution in any way, subject to the right of the Company Board to withdraw or modify its recommendation in accordance with the terms of this Agreement.

(c) The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Stockholders Meeting approving this Agreement (the “Company Requisite Vote”) is the only vote of the holders of any class or series of the Company’s shares of capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

Section 4.5  Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) result in any breach of any provision of the certificate of incorporation or by-laws of the Company, (ii) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets are bound or (iv) violate any law, order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company, or any of its properties or assets.

Section 4.6  SEC Documents and Other Reports.

(a) The Company has filed with the SEC all forms, reports, statements, schedules and other documents required to be filed by it since September 30, 2005 under the Securities Act or the Exchange Act (the “Company SEC Documents”). As of their respective filing dates (or, if amended prior to the date of this Agreement, as of the respective filing date of such amendment), the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC (or, if amended, or superseded by another Company SEC Document, prior to the date of this Agreement, as of the respective filing date of such amendment or Company SEC Document), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents (if amended prior to the date of this Agreement, as amended) (the “Company Financial Statements”) complied as of their respective dates as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(b) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act by which the Company is required to comply. Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act, as applicable, with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act.

(c) The Company maintains internal control over financial reporting as required by Rule 13a-15 under the Exchange Act and this system of internal control over financial reporting is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could materially affect the Company’s financial statements.

(d) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and such disclosure controls and procedures are designed to ensure that (i) material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

Section 4.7  Absence of Changes.  Since September 30, 2007, the Company has conducted its business in all material respects in the ordinary course consistent with past practice, and there has not been (a) any change or event that has had or would reasonably be expected to have a Material Adverse Change with respect to the Company, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or other equity interest or any redemption, purchase or other acquisition of any of its capital stock or other equity interest, (c) any split, combination or reclassification of any of its capital stock or other equity interest or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interest, (d) any material change in accounting methods, principles or practices used by the Company affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, or (e) any amendments or changes in the certificate of incorporation or by-laws of the Company.

Section 4.8  Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Sub or any of their representatives in writing specifically for inclusion therein. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.9  Compliance with Laws.  To the Knowledge of the Company, the Company is not, and since January 1, 2005 has not been, in material violation of any law, ordinance or regulation of any Governmental

Entity. The Company has in effect all federal, state, local and foreign governmental licenses, authorizations, consents, permits and approvals necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except where the failure to have such license, authorization, consent, permit or approval would not result in a Material Adverse Effect on the Company (collectively, “Company Permits”), and no material default has occurred under any such Company Permit.

Section 4.10  Tax Matters.

(a) The Company has timely filed or caused to be filed (after taking into account all applicable extensions) all Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects. The Company has paid or caused to be paid all Taxes due and payable whether or not shown as due on any Tax Returns. No deficiencies for any Taxes have been asserted in writing, proposed in writing or assessed in writing against the Company that have not been paid or otherwise settled.

(b) There are no audits, examinations or other proceedings relating to any Taxes of the Company by any taxing authority in progress or threatened in writing, and to the Knowledge of the Company, no such audit, examination or other proceeding is otherwise threatened or pending. The Company is not a party to any litigation or pending litigation or administrative proceeding relating to Taxes.

(c) The Company has not distributed the stock of any corporation, or has had its stock distributed by another Person, in a transaction within the past three years that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(d) Except as set forth on Section 4.10 of the Company Letter, no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement (either alone or in combination with any other event) and no Benefit Plan provides for any additional amounts to be paid with respect to any Tax imposed under Section 4999 of the Code. The Company has not incurred any obligation to make (or possibly make) any payments that (A) will be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of, Section 280G of the Code without regard to the exceptions set forth in Section 280G(b)(4) of the Code (or any corresponding provision of state, local or foreign income Tax law) or (B) are or may be subject to the imposition of an excise tax under Section 4999 of the Code. To the Knowledge of the Company, the deduction of any amounts paid with respect to any calendar year will not be disallowed under Section 162(m) of the Code.

(e) Each deferred compensation arrangement subject to the provisions of Section 409A of the Code and with respect to which the Company is a “service recipient” (within the meaning of Section 409A of the Code) is in compliance with the applicable provisions of Section 409A of the Code and the Company has not been required to withhold any Taxes due as a result of a failure to comply with Section 409A of the Code.

(f) The Company has not engaged in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(g) The Company is not a party to or bound by any tax indemnity agreement or any agreement providing for the allocation or sharing of Taxes with any Person other than the Company under which the Company would reasonably be expected to have liability for Taxes after the Closing. The Company has not been a member of any “affiliated group” (as defined in Section 1504(a) of the Code or any similar provision of state, local or foreign law) or any combined, consolidated or unitary group (other than a group the common parent of which was the Company), and the Company does not have any liability for the Taxes of any other Person as a successor, a transferee, by contract, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or otherwise.

(h) The Company has not waived any statutory period of limitations for the assessment of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency, nor is any request to so waive or extend outstanding.

(i) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. All Taxes that the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued and all Forms W-2 and 1099 (or other applicable forms) with respect thereto have been properly completed and timely filed.

(j) The unpaid Taxes of the Company (A) did not, as of the latest balance sheet reflected in the Company Financial Statements exceed the reserve for Taxes set forth on the face of such balance sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns. Since the date of the most recent Company Financial Statements, the Company has not incurred any liability for Taxes outside the ordinary course of business.

(k) To the Knowledge of the Company, no claim has been made by any authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

Section 4.11  Liabilities.  The Company does not have any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto, other than liabilities and obligations (a) set forth in the Company’s consolidated balance sheet for the quarter ended March 31, 2008 included in the Company SEC Documents that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, (b) incurred in the ordinary course of business since September 30, 2007 (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit), or (c) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement.

Section 4.12  Litigation.  There is no suit, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company that seeks injunctive or other equitable relief or would reasonably be expected to result in a Material Adverse Effect on the Company or that would reasonably be expected to materially, adversely affect the ability of the Company to consummate, or would materially delay, the Merger or the transactions contemplated hereby. The Company is not subject to any outstanding material judgment, order, writ, injunction or decree, including any such judgment, order, writ, injunction or decree that would materially, adversely affect the ability of the Company to consummate, or materially delay, the Merger or the transactions contemplated hereby.

Section 4.13  Benefit Plans.

(a) Set forth in Section 4.13(a) of the Company Letter is a list of each Benefit Plan. With respect to each Benefit Plan, the Company has provided to Parent a true and correct copy of the plan and trust documents, annual reports (IRS Form 5500, with applicable attachments), IRS determination letters, and all other material documentation pursuant to which the Benefit Plan is maintained, funded and administered.

(b) Set forth in Section 4.13(b) of the Company Letter is a list of each employment, severance, change of control or termination agreement between the Company and any current or former officer, director or employee of the Company (each listed agreement, a “Company Employment Agreement”) under which the Company has any continuing obligation.

(c) Each Benefit Plan has been maintained, funded and administered in all material respects in compliance with its terms and the applicable requirements of the Code and ERISA and any other applicable laws. With respect to each Benefit Plan, all payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Effective Time shall have been made or properly accrued on the Company’s latest balance sheet reflected in the Company Financial Statements. The Company does not have any current or potential liability or obligation as a consequence of at any time being treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA with any other Person. The Company has not at any time during the six-year period preceding the date hereof maintained, contributed to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, and the Company does not have any current or potential obligation or liability under Title IV of ERISA or Section 412 of the Code.

(d) There are no pending or, to the Knowledge of the Company, threatened disputes, arbitrations, claims, suits, audits, investigations, proceedings, hearings or grievances involving a Benefit Plan (other than routine claims for benefits payable under any such Benefit Plan). There has been no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA) in connection with or with respect to any Benefit Plan.

(e) Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan. The Company does not have any liability or obligation under any plan or agreement to provide welfare or welfare-type benefits after termination of employment or service to any employee or dependent or any other Person other than as required by Section 4980B of the Code. The Company has complied and is in compliance in all material respects with the requirements of Section 4980B of the Code.

(f) Except as set forth on Section 4.13(f) of the Company Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) constitute an event under a Benefit Plan or Company Employment Agreement that will or may result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Person.

Section 4.14  State Takeover Statutes.  The action of the Company Board in approving the Merger, this Agreement and the other transactions contemplated hereby is sufficient to render the provisions of Section 203 of the DGCL inapplicable to the consummation of the Merger and the execution, delivery and performance of this Agreement. To the Knowledge of the Company, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.15  Intellectual Property.

(a) Section 4.15(a) of the Company Letter sets forth a list of all Software Products and, for each Software Product, indicates any third party component bundled with, incorporated into or linked (dynamically or statically) with such Software Product that is necessary to develop, compile or operate such Software Product.

(b) Section 4.15(b) of the Company Letter sets forth a list of all of the following that are owned by the Company: (i) patents and patent applications; (ii) registered and material unregistered trademarks, service marks, trade names, logos and Internet domain names and applications for registration of any of the foregoing; (iii) registered and material unregistered copyrights and applications for registrations of any of the foregoing, and (iv) Software other than Software Products.

(c) Section 4.15(c) of the Company Letter sets forth a list of all of the following contracts: (i) license(s) governing use of each third party component set forth in Section 4.15(a) of the Company Letter; (ii) all other Software agreements in which the Company is a licensee of Software (other than licenses to unmodified, mass-marketed Software applications with a total fee of less than $500,000 in the aggregate for any such license or group of related licenses); (iii) all agreements in which the Company is a licensor of Intellectual Property, other than customer agreements with end users of the Software Products entered into in the ordinary course of business, and (iv) all other material agreements relating to the Company’s rights in or use of Intellectual Property.

(d) Except as set forth in Section 4.15(d) of the Company Letter, (i) no loss or expiration of any of the Intellectual Property used in the conduct of the Company’s business is threatened, pending or, to the Knowledge of the Company, reasonably foreseeable (and not as a result of any act or omission by the Company, including, without limitation, a failure by Company to pay any required maintenance fees); (ii) to the Knowledge of the Company, all of the Intellectual Property owned by the Company is valid and enforceable and none of the such Intellectual Property has been misused; and (iii) the Company has taken steps reasonable under the circumstances to maintain and protect all of the Intellectual Property used in the conduct of the Company’s business. The Company owns and possesses all right, title and interest in and to or is validly licensed or otherwise has the right to use, all material Intellectual Property used in the conduct of the Company’s business taken as a whole as currently conducted, free and clear of all Liens or any other restrictions or limitations regarding use or disclosure and other than pursuant to the contracts set forth in Section 4.15(c) of the Company Letter.

(e) To the extent that any of the Company’s material Intellectual Property has been developed, created or enhanced independently or jointly by any Person other than the Company and for which the Company provided compensation for such development, creation or enhancement, the Company has a written contract with such Person with respect thereto, the Company thereby has obtained a valid and enforceable assignment sufficient to transfer ownership of, and is the exclusive owner of, all such Intellectual Property therein (including the right to seek future and unrecovered past damages with respect to third party infringers) and such contract includes appropriate representations, and warranties or indemnities from such third party relating to title to such Intellectual Property. Without limiting the foregoing, the Company has entered into valid and enforceable written agreements with all of its current and former contractors and employees, to the extent that any of the foregoing have developed, created or modified material Intellectual Property used by the Company, including in the Software Products, or had access to the Company’s material confidential information, (i) assigning ownership to the Company all Intellectual Property created, developed or modified by (A) such employees within the scope of their employment and related to the business or (B) such contractors engaged by the Company and used in or related to the business of the Company; and (ii) requiring such employees and contractors to maintain the confidentiality of all such information.

(f) Neither this Agreement nor the transactions contemplated by this Agreement, will result in or purport to result, in any of the following: (i) the Company granting to any third party any ownership, right, or option, to or with respect to any Intellectual Property owned by, or licensed to, the Company, (ii) the Company being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business or (iii) the Company being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, it. Except as set forth in Section 4.15(f) of the Company Letter, no claims are pending as of the date hereof, nor have any claims been made within the past two years, that allege that the operation of the business of the Company has infringed, misappropriated or otherwise adversely affected, or is infringing, misappropriating or otherwise adversely affecting, the Intellectual Property rights of any Person and the Company has not within the past two years received any unsolicited offers to license Intellectual Property from any Person. To the Knowledge of the Company, the Company has not infringed, misappropriated or otherwise adversely affected the Intellectual Property rights of any Person. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise adversely affecting the Intellectual Property rights of the Company. Immediately after the Effective Time, the Intellectual Property owned, licensed or used by the Company Group will be owned by or available for use by the Company on terms and conditions identical to those that were available to the Company prior to the Effective Time. The Intellectual Property used in the conduct of Company’s business shall be sufficient for the operation of the business after the Effective Time in the same manner in which the business was operated immediately prior to the Effective Time.

(g) None of the source code contained in any Software Product and material to the conduct of the business of the Company (collectively, “Company Source Code”), has been disclosed by the Company, except to its employees or advisers or pursuant to non-disclosure agreements, or, to the Knowledge of the Company, by any other Person except as authorized by the Company under a non-disclosure agreement, (ii) the Company has not provided or licensed, or has any duty or obligation (whether present, contingent, or otherwise) to provide or license, Company Source Code to any escrow agent or other third party, and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the provision, license, or disclosure of any Company Source Code to any third party.

(h) No Software Product is subject to any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License that (i) could require or condition the use or distribution of any Software contained in any Software Product on the disclosure, licensing, or distribution of any source code for any portion of the Company’s Intellectual Property, or

(ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use or distribute any Software contained in the Software Products.

Section 4.16  Material Contracts.  The Company is not a party to or bound by any contract, agreement or other instrument (a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (b) that limits or restricts the Company from engaging in any line of business or in any geographic area, (c) that is a loan and credit agreement, note, debenture, bond, indenture and other similar contract pursuant to which any indebtedness of the Company, in each case in excess of $250,000, is outstanding or may be incurred (other than trade payables incurred in the ordinary course of business), (d) that by its terms calls for aggregate payments by the Company of more than $250,000 over the remaining term of such contract, except for any such contract that may be canceled without any material penalty or other liability to the Company upon notice of 90 days or less, (e) for the acquisition or disposition by the Company of properties or assets for, in each case, aggregate consideration of more than $250,000, except for acquisitions of supplies and acquisitions and dispositions of inventory in the ordinary course of business or (f) pursuant to which the Company licenses or has a right to use the Intellectual Property of a third party (where such intellectual property is material to the Company), or pursuant to which the Company licenses any material Intellectual Property to a third party (other than customer agreements with end users of the Software Products entered into in the ordinary course of business). Each contract of the type described in the first sentence of this Section 4.16 is referred to herein as a “Company Material Contract.” The Company has made available or provided to Parent complete and correct copies of each Company Material Contract. The Company does not have Knowledge of, and has not received notice of, any default under (or any condition which with the passage of time or the giving of notice would cause such a default under) any Company Material Contract to which it is a party or by which it or any of its assets is bound, except for such defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.17  Labor and Employment.  To the Knowledge of the Company, the Company is in material compliance with applicable labor and employment laws regarding their employees including the National Labor Relations Act of 1935, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Illegal Immigration Enforcement Act of 2006 and comparable state, provincial and local laws, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.18  Real Estate.

(a) The Company Leased Real Property is sufficient for the operation of the business of the Company as currently conducted in all material respects.

(b) To the Knowledge of the Company, (i) the Company has the right to access, use and occupy the Company Leased Real Property for the full term of the Company Lease relating thereto, subject in each case to the terms of the applicable Company Lease, (ii) the Company has made available to Parent a true and correct copy of each such Company Lease, and (iii) with respect to each of the Company Leases, (A) each such Company Lease is in full force and effect, (B) the Company’s possession and quiet enjoyment of the Company Leased Real Property with respect to such Company Lease has not been disturbed, and to the Knowledge of the Company, there are no material disputes with respect to such Company Lease, (C) no security deposit or portion thereof deposited with respect to any Company Lease has been applied in respect of a breach or default under such Company Lease which has not been redeposited in full, and (D) the Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Company Lease. To the Knowledge of the Company, there is no material default by the Company under any Company Lease and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of any rent under any Company Lease.

(c) The Company does not own a freehold estate in any real property.

(d) Section 4.18 of the Company Letter sets forth a complete list of all Company Leased Real Property.

Section 4.19  Environmental Matters.  To the Knowledge of the Company, the Company has for the past five (5) years been and is in material compliance with all applicable Environmental Laws and Environmental Permits. The Company has not treated, stored, arranged for or permitted the disposal of, handled, released, exposed any Person to, or transported any Hazardous Substance or owned or operated any property or facility contaminated by any Hazardous Substance so as would reasonably be expected to give rise to liability under Environmental Law that would reasonably be expected to result in a Material Adverse Effect on the Company, and, to the Knowledge of the Company, no property currently or formerly owned or leased by the Company has been the subject of any investigation by any Governmental Entity or of any third party demand alleging the presence of any Hazardous Substances that would require remediation pursuant to any Environmental Law. The Company has not received any written notice, demand, letter, claim or request for information alleging that the Company may be in violation of or subject to liability under any Environmental Law. The Company is not subject to any written order, decree, injunction or indemnity with any Governmental Entity or any third Person relating to any liability under any Environmental Law or relating to any contamination of any property by Hazardous Substances. The Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person relating to Environmental Laws. The Company has made available to Parent all environmental audits, assessments, and reports and all other material environmental, health, or safety documents that are in its possession or under its reasonable control.

Section 4.20  Affiliate Transactions.  Except pursuant to any employment or separation agreement with any officer of the Company, there are no transactions of the type that would be required to be disclosed by the Company under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.21  Opinions of Financial Advisors.  The Company Board has received the opinion of RBC Capital Markets (“RBC”) to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company.

Section 4.22  Brokers.  No broker, investment banker, financial advisor or other Person, other than RBC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except (i) as set forth in the corresponding section of the Parent Letter, it being understood that matters disclosed pursuant to one section of the Parent Letter shall be deemed disclosed with respect to any other section of the Parent Letter where it is reasonably apparent that the matters so disclosed are applicable to such other section, or (ii) as expressly contemplated or expressly permitted under this Agreement or any agreement contemplated hereby, each of Parent and Sub, jointly and severally, hereby represents and warrants to the Company as follows:

Section 5.1  Organization.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 5.2  Authority.  Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by each of Parent and Sub of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of each of Parent and Sub enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3  Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) result in any breach of any provision of the respective certificates of incorporation or by-laws of Parent or Sub, (ii) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets except in the case of clauses (ii), (iii) and (iv) of this Section 5.3 for any such conflicts, breaches, defaults, terminations, accelerations, voidances, violations or Liens, that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect.

Section 5.4  Information Supplied.  None of the information supplied or to be supplied by Parent or Sub or any of their representatives in writing specifically for inclusion in the Proxy Statement, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub in connection with any of the foregoing with respect to statements made in the Proxy Statement based on information supplied by the Company or any of its representatives specifically for inclusion therein.

Section 5.5  Litigation.  As of the date of this Agreement, there is no suit, action, proceeding or investigation pending against Parent, Sub or any of their Subsidiaries that would reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger. None of Parent, Sub or any of their Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger.

Section 5.6  Capitalization and Interim Operations of Sub.  The authorized capital stock of Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of capital stock of Sub (a) are, and as of the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent and (b) have been, and as of the Effective Time will be, duly authorized and validly issued and are, and as of the Effective Time will be, fully paid and nonassessable and free of preemptive or other similar rights. Sub has no outstanding option, warrant, right or other agreement pursuant to which any Person (other than Parent) may acquire any equity security of Sub. Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation or contemplated by this Agreement.

Section 5.7  Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

Section 5.8  Lack of Ownership of Company Common Stock.  Neither Parent nor any of its Subsidiaries beneficially owns or, since January 1, 2005, has beneficially owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. As of the date hereof, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 5.9  Management Arrangements.  Except as contemplated in this Agreement, there are no written contracts or agreements between Parent or Sub or any of their Affiliates, on the one hand, and any executive officer of the Company, on the other hand, relating to the operations of the Company after the Effective Time.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1  Conduct of Business by the Company Pending the Merger.  Except as (x) required by applicable law or by a Governmental Entity of competent jurisdiction, (y) expressly contemplated by this Agreement (including as permitted or required by Section 7.9) or (z) set forth in Section 6.1 of the Company Letter, during the period from the date of this Agreement until the Effective Time, the Company shall, in all material respects, carry on its business in the ordinary course as currently conducted. Without limiting the generality of the foregoing, during such period, the Company shall not undertake any of the actions described in subsections (a)(i), (b), (c), (d), (h), (p) and (r) below, and except as (x) required by applicable law or by a Governmental Entity of competent jurisdiction, (y) expressly contemplated by this Agreement (including as permitted or required by Section 7.9) or (z) set forth in Section 6.1 of the Company Letter, the Company shall not without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(b) issue, grant, deliver, sell, pledge or otherwise encumber or dispose of any shares of its capital stock or other equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, equity interests, voting securities or convertible securities, other than the issuance of shares of Company Common Stock pursuant to Company Awards outstanding as of the date of this Agreement;

(c) amend its certificate of incorporation or by-laws;

(d) merge or consolidate with any other Person, except for acquisitions and dispositions permitted by clauses (e) and (f) below, respectively, effected by means of a merger or consolidation involving the Company;

(e) other than capital expenditures permitted by Section 6.1(f) and purchases of inventory, raw materials and supplies in the ordinary course of business, acquire (by merger, consolidation, purchase of stock or otherwise), or agree to so acquire, any entity, business or assets having a purchase price in excess of $100,000 individually or $500,000 in the aggregate;

(f) make or agree to make any new capital expenditure, other than capital expenditures (i) approved by the Company Board prior to the date hereof as previously disclosed to Parent or within the Company’s capital budget for fiscal 2008 previously made available to Parent or (ii) to the extent not covered in clause (i), in an aggregate amount not to exceed $500,000;

(g) sell, lease (as landlord), license (as licensor), encumber by Lien or otherwise, or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or agree to sell, lease (as landlord), license (as licensor), encumber or otherwise dispose of, assets having a current value in excess of $500,000 in the aggregate;

(h) incur any indebtedness, other than customary trade payables incurred in the ordinary course of business;

(i) except in the ordinary course of business and upon terms not materially adverse to the Company with respect to such Company Material Contract, or as required under the terms of a Company Material Contract, enter into, amend or otherwise modify in any material respect any Company Material Contract;

(j) enter into any contract, agreement or arrangement that prohibits the incurrence of indebtedness by the Company or prohibits the Company from subjecting to a Lien any material asset or property of the Company;

(k) make, change or rescind any material Tax election or change a material method of Tax accounting, amend any material Tax Return, fail to pay any Tax when it becomes due and payable, or settle or compromise any material federal, state, local, provincial or foreign Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund;

(l) pledge, encumber or otherwise subject to a Lien (other than a Permitted Lien) any material asset or property of the Company or any material portion of the Company’s assets or properties;

(m) settle or compromise any pending or threatened suit, action or claim, other than settlements or compromises requiring payments by the Company of no more than $100,000 individually and $500,000 in the aggregate;

(n) pay, discharge or satisfy any material claims, liabilities or obligations other than (x) the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or as contemplated by the notes thereto), in all cases not more than $100,000 individually and $500,000 in the aggregate and (y) payment of Taxes as they become due and payment of trade payables incurred in the ordinary course of business;

(o) (w) change its material (A) Tax accounting policies, practices, or (B) annual accounting period, (x) make, change or rescind any Tax elections, (y) settle or compromise any material audit, claim, assessment, examination or litigation with respect to Taxes, except, in each case, as may be required by GAAP, or (z) file any material amended Tax Return, enter into any closing agreement with respect to material Taxes, or surrender any right to claim a material refund of Taxes;

(p) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company;

(q) allow to lapse or abandon any material Intellectual Property;

(r) implement any layoff of employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;

(s) (i) increase the salary or wages payable or to become payable to its directors, executive officers or employees, other than salary increases for employees in the ordinary course of business and consistent with past practice which in any event shall not result in an aggregate increase in salary for all employees in excess of $150,000; (ii) enter into or amend in any material respect any employment or severance agreement that would require payments in excess of $50,000; or (iii) establish, adopt, enter into or amend in any material respect, or make any new grants or awards of stock based compensation or other benefits under, any Benefit Plan, any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, or other arrangement for the benefit of, any director, executive officer or employee, except, in each case, as may be required by the terms of any such existing plan, agreement, policy or arrangement or to comply with applicable law;

(t) except as may be required by GAAP or as a result of a change in law, make any material change in its method of accounting; or

(u) enter into any contract or agreement to do any of the foregoing.

Section 6.2  No Solicitation.

(a) Except as permitted by this Section 6.2 from and after the date hereof, the Company shall not, and the Company shall not give permission or authorize, and the Company shall use its reasonable best efforts to cause its officers, directors, employees, agents, advisors and other representatives (such Persons, collectively, the “Company Representatives”) not to (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a Takeover Proposal, (ii) enter into, participate, continue or otherwise engage in discussions or negotiations with respect to any inquiries regarding, or the making of, a Takeover Proposal, or (iii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to a Takeover Proposal. Subject to and not in limitation of the Company’s rights under paragraphs (b) and (d) of this Section 6.2, if the Company becomes aware of a violation of any standstill or confidentiality agreement that the Company has entered into since January 1, 2007 in connection with such Person’s (other than Parent and Sub) consideration of a possible acquisition of the Company, the Company agrees to use its reasonable best efforts to enforce the terms of such standstill or confidentiality agreement. The Company will request that each Person who has executed a confidentiality agreement since January 1, 2007 with the Company or its Affiliates in connection with that Person’s consideration of the possible acquisition of the Company return or destroy all non public information furnished to that Person by or on behalf of the Company, to the extent such confidentiality agreement provides for the return or destruction of such information.

(b) Notwithstanding anything to the contrary contained in Section 6.2(a), if, at any time prior to (but not after) obtaining the Company Stockholder Approval for the transactions contemplated by this Agreement, the Company or any of the Company Representatives receives a written Takeover Proposal by any Person or group of Persons that was not initiated or solicited in violation of Section 6.2(a), (A) the Company and Company Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (B) if the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and its outside counsel, that (1) failure to take the following actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and (2) the Takeover Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, the Company and Company Representatives may (x) furnish, pursuant to a Qualifying Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Takeover Proposal and (y) participate in discussions and negotiations regarding such Takeover Proposal. The Company shall promptly advise Parent orally and in writing of the receipt by the Company of any Takeover Proposal, or of any request made to the Company for information or inquiry that could reasonably be expected to result in any Takeover Proposal (in each case within 48 hours of receipt thereof), and the Company shall provide to Parent (within such 48 hour time frame), at the Company’s option, either (i) a copy of any such Takeover Proposal made in writing provided to the Company or (ii) a written summary of the material terms of such Takeover Proposal and the name of the Person(s) that made the Takeover Proposal. The Company shall keep Parent informed on a prompt basis of any material change to the terms and conditions of any such Takeover Proposal. The Company agrees that it will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent. The Company shall promptly notify Parent upon determination by the Company Board that a Takeover Proposal is a Superior Proposal.

(c) Except as set forth in Section 6.2(d) and (e) below, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the Company Recommendation; (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), whether taken by the Company Board (or any committee thereof), an “Adverse Recommendation Change”); or (iii) allow the Company to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (other than a Qualifying Confidentiality Agreement) to implement a Takeover Proposal (each, an “Acquisition Agreement”).

(d) Notwithstanding Section 6.2(c), at any time prior to (but not after) obtaining the Company Stockholder Approval, if the Company has received a Superior Proposal (after giving effect to the terms of any revised offer by Parent pursuant to this Section 6.2(d)) which was not solicited in violation of Section 6.2(a), the Company Board may (x) in connection with such Superior Proposal, make an Adverse Recommendation Change or (y) after complying with all of the provisions of Section 7.4, terminate this Agreement (and, subject to the proviso below, concurrently with or after such termination, if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to any Superior Proposal), if and only if in each such case the Company Board has determined in good faith, after consultation with outside counsel, the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable law, provided that the Company shall not be entitled to make an Adverse Recommendation Change pursuant to clause (x) or exercise its right to terminate this Agreement pursuant to clause (y) above unless:

(1) the Company shall have provided prior written notice to Parent at least five (5) calendar days in advance (the “Notice Period”) of its intention to take such action, which notice shall attach the most recent draft of any agreement with respect to, and specify the terms and conditions of, any such Superior Proposal and any material modifications to any of the foregoing, and

(2) during the Notice Period, the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute (in the judgment of the Company Board, after consultation with its financial advisor and outside counsel) a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal and the Company Board in its good faith judgment determines such revisions are material (it being understood that any change in the purchase price in such Superior Proposal shall be deemed a material revision), the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 6.2(d) with respect to such new written notice.

(e) Notwithstanding Section 6.2(c), at any time prior to the Company Stockholder Approval, the Company Board may, other than in response to a Takeover Proposal and only in response to facts, circumstances or events first arising after the date of this Agreement, make an Adverse Recommendation Change if the Company Board has determined in good faith, after consultation with outside counsel, that the failure of the Company Board to make such Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable law.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or any committee thereof) from (i) informing any Person of the existence of the provisions contained in this Section 6.2, (ii) complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act or (iii) making any disclosure to the Company’s stockholders if, in the case of this clause (iii), in the good faith judgment of the Company Board (or any committee thereof), after consultation with outside counsel, the failure to do so would be reasonably likely to constitute a breach of the directors’ fiduciary obligations to the Company’s stockholders under applicable law; provided, however, that neither the Company nor the Company Board (or any committee thereof) shall be permitted to recommend that the Company stockholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Takeover Proposal), unless in each case, in connection therewith, the Company Board (or any committee thereof) effects an Adverse Recommendation Change in accordance with the terms of this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1  Treatment of Stock-Based Awards.

(a) The Company shall use commercially reasonable efforts to ensure that, at the Effective Time, each Company Stock Option then outstanding, whether or not then exercisable, shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive promptly after the Effective Time, a cash payment in respect of such cancellation from the Surviving Corporation in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option, whether or not then exercisable and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, minus (ii) all applicable federal, state, local and foreign Taxes required to be withheld by the Surviving Corporation. The Company shall take all necessary actions (including obtaining any required consents) to ensure that, at the Effective Time, any Company Stock Option that is not cancelled by the Company at or prior to the Effective Time and which is not exercised by the holder thereof prior to the Effective Time shall automatically terminate for no consideration as of the Effective Time in accordance with the terms of the grant agreement or Company Stock Incentive Plan pursuant to which such Company Stock Option was issued.

(b) The Company Board (or committee thereof) shall, prior to the Effective Time, take all such actions as may be necessary pursuant to Rule 16b-3(d) and Rule 16b-3(e) to exempt the conversion to cash of all Shares, Company Stock Options and other derivative securities with respect to Shares held by officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act. The Company shall provide to counsel to Parent copies of the resolutions to be adopted by the Company Board to implement the foregoing.

(c) Each of the Parent, the Paying Agent, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 7.1 to any holder of Company Stock Options, that it is required to deduct and withhold with respect to the payment of such consideration under the Code (and the rules and regulations promulgated thereunder) or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Stock Option in respect of which such deduction and withholding was made.

Section 7.2  Stockholder Approval; Preparation of Proxy Statement.

(a) The Company shall, as soon as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) as soon as practicable (but in any case no later than 45 days) following mailing of the final Proxy Statement for the purpose of obtaining the approval of this Agreement by the Company Requisite Vote (the “Company Stockholder Approval”). The Company shall, through the Company Board (but subject to the right of the Company Board to make an Adverse Recommendation Change as set forth in Section 6.2), recommend to its stockholders in the Proxy Statement that the Company Stockholder Approval be given (the “Company Recommendation”).

(b) The Company shall, in consultation with Parent, prepare and file a preliminary Proxy Statement with the SEC as soon as practicable (but in any case no later than 15 Business Days) following the date hereof and shall use its reasonable efforts to respond promptly to any comments of the SEC or its staff and cause the Proxy Statement to be cleared by the SEC, and, to the extent permitted by law and subject to this Section 7.2(b), to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement, in each case to the extent required by applicable law. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto. Prior to filing or mailing the Proxy Statement or making any other required filing with the SEC (including any amendment or supplement) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response. The Company shall use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act.

(c) The Company agrees to advise Parent as promptly as reasonably practicable if at any time prior to the Stockholders Meeting information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect. The Company will as promptly as reasonably practicable furnish such supplemental information as may be necessary in order to cause the Proxy Statement to comply with applicable law after the mailing thereof to the stockholders of the Company.

Section 7.3  Access to Information.  Upon reasonable notice and subject to the terms of the Confidentiality Agreement, dated August 1, 2007, between the Company and GHEP, as the same may be amended, supplemented or modified (the “Confidentiality Agreement”), the Company shall afford to Parent and to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records (including Tax records), customers and suppliers, and during such period, the Company shall make available to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal Tax laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that such access and information shall only be provided to the extent that such access or the provision of such information would not violate applicable law; or (ii) to disclose any attorney-client privileged information of the Company. All requests for information made pursuant to this Section 7.3 shall be directed to the Chief Financial Officer of the Company or such Person as may be designated by such officer. In no event shall the Company be required to supply to Parent, or Parent’s officers, employees, accountants, counsel or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company, except to the extent necessary for use in the Proxy Statement or as required by Section 6.2.  In the event of a termination of this Agreement for any reason, Parent shall, in accordance with the terms of the Confidentiality Agreement, return or destroy, or cause to be returned or destroyed, all nonpublic information so obtained from the Company and any copies made of such documents for Parent.

Section 7.4  Fees and Expenses.

(a) Except as provided below in this Section 7.4 and in Section 7.10, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) The Company shall pay, or cause to be paid, by wire transfer of immediately available funds, to Great Hill Partners, LLC, a Delaware limited liability company (“Great Hill LLC”), (x) the Company Termination Fee and (y) the Expenses up to a maximum amount not to exceed $1,500,000, under the circumstances and at the times set forth as follows:

(i) if Parent terminates this Agreement under Section 9.1(d), the Company shall pay the Company Termination Fee no later than two Business Days after such termination;

(ii) if the Company terminates this Agreement under Section 9.1(e), the Company shall pay the Company Termination Fee prior to and as a condition to the effectiveness of such termination; and

(iii) if the Company or Parent terminates this Agreement under Sections 9.1(b)(i) or 9.1(b)(iii) and after the date of this Agreement and prior to such termination any Person or group of Persons shall have made a Takeover Proposal, then (A) the Company shall pay the Expenses on the date of such termination if this Agreement is terminated by the Company or within two Business Days after such termination if this Agreement is terminated by Parent and (B) if within twelve (12) months after such termination, the Company shall enter into a definitive agreement in respect of a Takeover Proposal (with all percentages in the definition of Takeover Proposal changed to 50%) or a Takeover Proposal (with all percentages in the definition of Takeover Proposal changed to 50%) shall be consummated, the Company shall pay the Company Termination Fee and the Expenses incurred through the date of termination of this Agreement, concurrently with the earlier of the entering into of such definitive agreement or the consummation of such Takeover Proposal.

(c) In the event that the Company shall fail to pay the Company Termination Fee and/or Expenses when due, such fees and/or Expenses shall accrue interest for the period commencing on the date such fees and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if the Company shall fail to pay the Company Termination Fee and/or Expenses, as the case may be, when due, the Company shall also pay to Great Hill LLC all of GHEP’s and Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be.

Section 7.5  Public Announcements.  The initial press release issued by Parent and the Company concerning this Agreement and the transactions contemplated hereby shall be a joint press release and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to the listing agreement with the Nasdaq Global Market.

Section 7.6  Transfer Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”). All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of Shares.

Section 7.7  State Takeover Laws.  If any “fair price,” “moratorium” or “control share acquisition” statute or other similar antitakeover statute or regulation enacted under state laws in the United States shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective boards of directors shall use reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 7.8  Indemnification; Directors and Officers Insurance.

(a) For a period of six years after the Effective Time, unless otherwise required by applicable law, Parent shall cause the certificate of incorporation and by-laws (or equivalent organizational documents) of the Surviving Corporation to contain provisions no less favorable with respect to the exculpation from personal liability and indemnification of, and advancement of expenses to, directors, officers, employees and agents than are set forth in the certificate of incorporation or by-laws of the Company as in effect on the date hereof; provided, however, that if any claim or claims are asserted against any individual entitled to the protections of such provisions within such six-year period, such provisions shall not be modified in a manner adverse to such individual until the final disposition of any such claims. Parent shall cause the Surviving Corporation to indemnify, and advance expenses to, each present and former director, officer, employee, agent or employee benefit plan fiduciary (an “Indemnified Person”) of the Company (including rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company) in respect of actions, omissions or events through the Effective Time to the fullest extent provided in the certificate of incorporation or by-laws of the Company , any indemnification agreement set forth on Section 7.8 of the Company Letter or under applicable laws, in each case, as in effect on the date of this Agreement; provided, however, that any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the applicable law, the certificate of incorporation or by-laws of the Company, or any such agreement, as the case may be, shall be made by independent legal counsel jointly selected by such Indemnified Person and Parent. Without limiting the generality of the preceding sentence, if any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 7.8 after the Effective Time, Parent shall, or shall cause the Company to, to the fullest extent permitted by law, promptly advance to such Indemnified Person his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto under the DGCL or other applicable law with respect to such proceeding. Notwithstanding anything to the contrary set forth in this Section 7.8(a), neither Parent nor the Surviving Corporation (i) shall be liable for any settlement entered into by an Indemnified Person without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed), and (ii) shall have any obligation hereunder to any Indemnified Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. Any Indemnified Person wishing to claim indemnification under this Section 7.8(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation of such claim and the relevant facts and circumstances with respect thereto; provided, however, that the failure to provide such notice shall not affect the obligations of Parent and the Surviving Corporation except to the extent such failure to notify materially prejudices their ability to defend such claim, action, suit, proceeding or investigation.

(b) At the Effective Time, Parent shall, or shall cause the Surviving Corporation to, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the Company’s officers and directors as direct beneficiaries with a claims period of at least six years from the Closing Date in an amount and scope customary for companies similar in size and nature of operations to the Company with respect to matters existing or occurring at or prior to the Closing Date.

(c) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs, executors or similar representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is materially adverse to the Indemnified Persons (including their successors, assigns and heirs) without the consent of the Indemnified Person (including the successors, assigns and heirs) affected thereby. This Section 7.8 shall survive the consummation of the Merger at the Effective Time.

Section 7.9  Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, including Sections 6.2 and 7.2, each of the Company, Parent and Sub agrees to use its reasonable best efforts to effect the consummation of the Merger as soon as practicable after the date hereof. Subject to the terms and conditions of this Agreement, without limiting the foregoing, (a) each of the Company, Parent and Sub agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger and (b) each of the Company, Parent and Sub shall, and shall cause its Subsidiaries to, use its or their reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third Person required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

Section 7.10  Antitrust Filing.  Each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The Parent shall pay the applicable filing fees associated with such filing.

Section 7.11  Financing.  Prior to the Closing, the Company shall provide to Parent and Sub, and shall use its commercially reasonable efforts to cause the officers, employees and advisors, including legal and accounting, of the Company to provide to Parent and Sub all cooperation reasonably requested by Parent that is necessary in connection with obtaining debt financing for the transactions contemplated by this Agreement; provided that, the Company shall not be obligated to cause its officers and employees to devote more than the equivalent of three full business days of time per employee to such activities. Notwithstanding the foregoing, each of Parent and Sub acknowledges and agrees that the receipt of financing is not a condition to their obligation to effect the Merger under Article VIII hereof.

Section 7.12  Notification of Certain Matters.  Subject to applicable laws and the instructions of any applicable Governmental Entity, each of the Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, from any third Person or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

Section 7.13  Stockholder Litigation.  Subject to a customary joint defense agreement, the Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement; provided, however, nothing herein shall require either party to take any action that its outside counsel reasonably concludes would jeopardize the work product privilege or the attorney-client privilege. The Company shall not enter into any settlement of such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

Section 7.14  Employee Benefits.

(a) From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize the prior service with the Company of each employee of the Company as of the Effective Time (the “Company Employees”) to the extent recognized under an analogous Benefit Plan as of the Effective Time in connection with all employee benefit plans, programs or policies of Parent or its Affiliates (other than any equity-based or nonqualified deferred compensation plan or arrangement) in which Company Employees are eligible to participate following the Effective Time, for purposes of eligibility, and, solely for vacation and severance policies, levels of benefits. In the plan year in which the Effective Time occurs, Parent will, or will cause the Surviving Corporation to, cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company) under any group health plans of Parent or its Affiliates to be waived with respect to Company Employees and their eligible dependents to the extent waived or satisfied under an analogous Benefit Plan as of the Effective Time. Following the Effective Time, the Company Employees will for no less than 6 months be provided with, at a minimum (i) base salary and cash bonus opportunities which are no less than the base salary and cash bonus opportunities provided by the Company immediately prior to the Effective Time and (ii) retirement and welfare benefits and perquisites (excluding equity compensation opportunities) that are no less favorable in the aggregate than those provided by the Company as of the date hereof pursuant to the Benefit Plans.

(b) Nothing in this Section 7.14 or any other provision of this Agreement shall create any third party beneficiary right in any Person other than the parties hereto, including any Company Employee or other current or former employee of the Company, any participant in any Benefit Plan or Company Employment Agreement or any dependent or beneficiary thereof, or any right to employment or continued employment or to a particular term or condition of employment with the Company, Parent, the Surviving Corporation or any of their respective Affiliates. Nothing in this Section 7.14 or any other provision of this Agreement (i) shall be construed to establish, amend, or modify any Benefit Plan or Company Employment Agreement or any other benefit or compensation plan, program, agreement or arrangement, or (ii) shall limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation) to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing (where permitted) as of the Effective Time of the following conditions:

(a) Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b) No Injunction or Restraint.  No decree, temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction preventing, restraining or enjoining the consummation of the Merger shall be in effect.

(c) HSR Act.  Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

Section 8.2  Conditions to the Obligations of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver in writing (where permitted) as of the Effective Time of the following additional conditions:

(a) Accuracy of Representations and Warranties.  The representations and warranties of Parent and Sub set forth in Section 5.1 (Organization), in Section 5.2 (Authority), in Section 5.6 (Capitalization and Interim Operations of Sub) and in Section 5.7 (Brokers), shall be true and correct in all material respects as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The representations and warranties of Parent and Sub contained in this Agreement (other than those listed in the preceding sentence) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent and Sub by a duly authorized officer of Parent as to the effect of the preceding two sentences.

(b) Performance of Obligations.  Parent and Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Parent and Sub to be performed and complied with by them under this Agreement prior to Closing. The Company shall have received a certificate signed on behalf of Parent and Sub by a duly authorized officer of Parent as to the effect of the preceding sentence.

Section 8.3  Conditions to the Obligations of Parent and Sub to Effect the Merger.  The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction or waiver in writing (where permitted) as of the Closing and as of the Effective Time of the following additional conditions:

(a) Accuracy of Representations and Warranties.  The representations and warranties of the Company set forth in the first sentence of Section 4.1 (Organization), in Section 4.3 (Capital Structure), in Section 4.4 (Authority), in Section 4.7(a), in Section 4.14 (State Takeover Statutes) and in Section 4.22 (Brokers) shall be true and correct in all respects as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The representations and warranties of the Company contained in this Agreement (other than those listed in the preceding sentence) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company as to the effect of the preceding two sentences.

(b) Performance of Obligations.  The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed and complied with by it under this Agreement prior to Closing. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company as to the effect of the preceding sentence.

(c) No Material Adverse Effect.  Since September 30, 2007, there has been no change, effect or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have, a Material Adverse Effect on the Company.

(d) Resignations.  Except as otherwise specified in writing by Parent to the Company, Parent shall have received the resignations of all of the directors of the Company, effective as of the Effective Time.

(e) Henderson, Nevada Lease.  The Company shall have entered into an amendment to that certain Standard Industrial/Commercial Single-Tenant Lease-Net, dated December 19, 2006, by and between Geoffrey D. Knapp and Johanna L. Knapp, as landlord, and the Company, as tenant, which shall be effective as of the Effective Time, pursuant to which the Base Rent (as defined in such lease) is modified to be equal to $1.75 per square foot for the remainder of the term of such lease (it being understood that the Base Rent shall nevertheless continue to be subject to CPI increases in accordance with the terms of such lease in effect as of the date hereof).

(f) Employment Agreement.  The Employment Agreement by and between the Company and Geoffrey D. Knapp, dated as of the date hereof, shall not have been amended, altered or repealed and shall be effective as of the Effective Time in accordance with the terms of such agreement existing as of the date hereof.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before November 30, 2008 (such date, as it may be extended pursuant to the provisions hereof, the “Termination Date”); provided, however, that a party’s right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available if such party’s breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;

(ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party who has not used its reasonable best efforts to cause such order to be lifted; or

(iii) if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Stockholders Meeting or any adjournment or postponement thereof;

(c) by Parent if the Company shall have breached any representation, warranty, covenant, obligation or other agreement contained in this Agreement that (i) would result in the failure of a condition set forth in Section 8.3(a) or 8.3(b) to be satisfied and (ii) cannot be or has not been cured prior to the earlier to occur of (x) 30 days after the giving of written notice to the Company of such breach and Parent’s intention to terminate this Agreement pursuant to this Section 9.1(c) or (y) the Termination Date;

(d) by Parent if (i) the Company Board (or any committee thereof) shall have made an Adverse Recommendation Change, (ii) the Company Board (or any committee thereof) shall have resolved to make an Adverse Recommendation Change (it being understood and agreed that Parent shall not be entitled to terminate this Agreement pursuant to this clause (ii) prior to the expiration of the Notice Period with respect to any such resolution made pursuant to Section 6.2(d) that gives Parent a right to receive a notice of the intent to effect an Adverse Recommendation Change), (iii) the Company fails to include the Company Recommendation in the Proxy Statement or (iv) the Company shall have entered into a definitive agreement for a Superior Proposal;

(e) by the Company pursuant to clause (y) of Section 6.2(d); or

(f) by the Company if Parent or Sub shall have breached any of their respective representations, warranties, covenants, obligations or other agreements contained in this Agreement that (x) would result in the failure of a condition set forth in Section 8.2(a) or 8.2(b) to be satisfied and (y) cannot be or has not been cured prior to the earlier to occur of (1) 30 days after the giving of written notice to Parent or Sub, as applicable, of such breach and the Company’s intention to terminate this Agreement pursuant to this Section 9.1(f)(i) or (2) the Termination Date.

Section 9.2  Effect of Termination.  In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers, directors, stockholders or Affiliates except with respect to Section 4.22, Section 5.7, Section 7.4, this Section 9.2 and Article X and the last sentence of Section 7.3; provided that, nothing herein shall relieve any party from liability for losses or damages resulting from willful breach, which shall include, without limitation, either party’s failure to effect the Merger upon satisfaction of the conditions set forth in Article VIII, prior to such termination of any of such party’s representations, warranties, covenants or other agreements set forth herein that would reasonably be expected to cause any of the conditions set forth in Article VIII not to be satisfied.

Section 9.3  Amendment.  This Agreement may be amended by the parties hereto at any time before or after obtaining the Company Stockholder Approval, but if the Company Stockholder Approval shall have been obtained, thereafter no amendment shall be made that by law requires further approval by the Company’s stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.4  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in such other parties’ representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance by such other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.1  Non-Survival of Representations and Warranties and Agreements.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 10.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Sub, to:

Vegas Holding Corp.
c/o Great Hill Equity Partners III, L.P.
One Liberty Square, 13th Floor
Boston, Massachusetts 02109
Attn: Matthew T. Vettel
Facsimile: (617) 790-9401

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Jeffrey Seifman, P.C.
Michael D. Paley
Facsimile: (312) 861-2200

(b) if to the Company, to:

CAM Commerce Solutions, Inc.
17075 Newhope Street, Suite A
Fountain Valley, CA 92708
Attn: Chief Financial Officer
Facsimile: (714) 439-1123

with a copy to:

Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
Attn: Michael Hedge, Esq.
Facsimile: (949) 725-4100

Section 10.3  Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.4  Entire Agreement; No Third-Party Beneficiaries.  Except for the Confidentiality Agreement, this Agreement (together with the Company Letter and the Parent Letter) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, SUB OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR

ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. Parent, Sub and the Company hereby agree that their respective representations and warranties set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and that this Agreement, except for the provisions of Section 7.8, is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the accuracy or completeness of the representations and warranties set forth herein.

Section 10.5  Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) The parties hereby irrevocably submit to the jurisdiction of any Delaware chancery or federal court located in the City of Wilmington (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Delaware) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5(c).

Section 10.6  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Parent shall have the right to assign all or any portion of its rights and obligations under this Agreement to (i) an Affiliate of Parent that is controlled by Great Hill LLC (including any such Affiliate which may be organized subsequent to the date hereof), (ii) from and after the Effective Time, in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Company, or (iii) from and after the Effective Time, to any lender providing financing to Parent or the Company or any of their Affiliates, for collateral security purposes, and any such lender may exercise all of the rights and remedies of Parent hereunder, provided that no such assignment shall in any manner limit or impair Parent’s obligations hereunder or release Parent from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.7  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 10.8  Enforcement of this Agreement.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. In any legal action or other proceeding brought to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and any other costs incurred in that proceeding in addition to any other relief to which it is entitled.

Section 10.9  Obligations of Subsidiaries.  Whenever this Agreement requires any Subsidiary of Parent (including Sub) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.

Section 10.10  Construction.  The parties have participated jointly in negotiation and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.11  GHEP Guarantee.

(a) GHEP hereby guarantees, as primary obligor and not as surety, the due and punctual payment and performance by the Parent and Sub (and any permitted assignee thereof) of all of their obligations to the Company pursuant to the terms of this Agreement and any other agreement, document or certificate contemplated by or delivered pursuant to this Agreement, including the payment of any damages recoverable as a result of a breach hereof or thereof.

(b) GHEP hereby represents and warrants to the Company that (a) it has all power and authority to execute, deliver and perform its obligations under this Section 10.11; (b) the execution, delivery and performance of this Agreement by GHEP has been duly and validly authorized and approved by all necessary partnership action, and no other proceedings or actions on the part of GHEP are necessary therefor; (c) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against GHEP in accordance with its terms; and (d) GHEP has, and will have at Closing, sufficient funds immediately available to pay and perform all of its obligations under this Section 10.11.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

VEGAS HOLDING CORP.

By:	/s/ Matthew Vettel
Name: Matthew Vettel
Title: President

VEGAS MERGER SUB INC.

By:	/s/ Matthew Vettel
Name: Matthew Vettel
Title:President

CAM COMMERCE SOLUTIONS, INC.

By:	/s/ Geoffrey Knapp
Name: Geoffrey Knapp
Title: CEO

Solely with respect to Section 10.11 of
the Agreement:

GREAT HILL EQUITY PARTNERS III, L.P.

By:  Great Hill Partners GP III, LP
Its: General Partner

By:  GHP III, LLC
Its: General Partner

By:	/s/ Matthew Vettel
Name: Matthew Vettel
Title: Manager

Signature page
to
Merger Agreement

ANNEX B

OPINION OF RBC CAPITAL MARKETS

CONFIDENTIAL

June 9, 2008

The Board of Directors
CAM Commerce Solutions, Inc.
17075 Newhope Street, Suite A
Fountain Valley, CA 92708

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (the “Stockholders”) of the common stock, par value $0.001 per share (“Company Common Stock”), of CAM Commerce Solutions, Inc., a Delaware corporation (the “Company”), of the Merger Consideration (as defined below) provided for under the terms of the proposed Agreement and Plan of Merger (the “Agreement”) by and among Vegas Holding Corp., a Delaware corporation (“Parent”), Vegas Merger Sub Inc., a wholly owned Delaware subsidiary of Parent (“Sub”) and the Company. The Agreement will include a guaranty from Great Hill Equity Partners III, L.P. of the obligations of Parent and Sub under the Agreement. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

The Agreement provides, among other things, that Sub will merge with and into the Company (the “Merger”) and, at the Effective Time, each share of Company Common Stock (a “Share”) issued and outstanding immediately prior to the Effective Time (other than any Shares owned by the Company and held in its treasury and any shares owned by, Parent, Sub or any wholly-owned Subsidiary of Parent, all of which will be cancelled for no consideration, and other than Dissenting Shares) will be converted into the right to receive $40.50 in cash without interest (the “Merger Consideration”) and each issued and outstanding share of capital stock of Sub will be converted into one fully-paid Share. The Merger Agreement also provides, among other things that, the Company will use commercially reasonable efforts to ensure that, at the Effective Time, each Company Stock Option (whether or not then exercisable) will be cancelled in consideration for a cash payment from the Company equal to the product of the number of Shares for which such Company Stock Option is exercisable and the excess (if any) of the Merger Consideration over the per Share exercise price of such Company Stock Option (less applicable Tax withholdings). The terms and conditions of the Merger are set forth more fully in the Agreement.

RBC Capital Markets Corporation (“RBC”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

We are acting as financial advisor to the Company in connection with the Merger and we will receive a fee for our services upon delivery of this opinion, which is not contingent upon the consummation of the Merger. In addition, for our services as financial advisor to the Company in connection with the Merger, if the Merger is consummated we will receive an additional larger fee. Further, in the event that the Merger is not completed and the Company consummates at any time thereafter, pursuant to a definitive agreement, letter of intent or other evidence of commitment entered into during the term of RBC’s engagement or during the period following such term until and including February 19, 2009, another “Transaction” we will be entitled to a specified Transaction fee based on the “Aggregate Transaction Value” of such other “Transaction” (all as specified in our engagement agreement with the Company dated March 13, 2008). In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and receive customary compensation, and may also actively trade securities of the Company for our own account and the accounts of our customers, and, accordingly, RBC and its affiliates may hold a long or short position in such securities.

For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the draft Agreement dated June 9, 2008 (the “Agreement”); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) we conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company as a standalone entity; (iv) we reviewed the reported prices and trading activity for Company Common Stock; and (v) we performed other studies and analyses as we deemed appropriate.

In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we compared the financial metrics of selected precedent transactions with the financial metrics implied by the Merger Consideration; (ii) we compared selected market valuation metrics of the Company and other comparable publicly traded companies with the financial metrics implied by the Merger Consideration; and (iii) we compared the premiums paid in selected precedent transactions with the premium implied by the Merger Consideration.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the information that was publicly available to us and all of the financial, legal, tax, operating and other information provided to or discussed with us by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that all projections and forecasts provided to us by the Company were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company, as a standalone entity. We express no opinion as to such projections and forecasts or the assumptions upon which they were based.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company.

We have assumed, in all respects material to our analysis, that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have further assumed that the executed version of the Agreement will not differ, in any respect material to our opinion, from the Agreement.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion.

The opinion expressed herein is provided for the information and assistance of the Company Board in connection with the Merger. We express no opinion and make no recommendation to any Stockholder as to how such Stockholder should vote with respect to the Merger. All advice and opinions (written and oral) rendered by RBC are intended for the use and benefit of the Company Board. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, such opinion may be included in any disclosure document filed by the Company with the SEC with respect to the Merger; provided however, that such opinion must be reproduced in full and that any description of or reference to RBC be in a form reasonably acceptable to RBC and its counsel. RBC shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

Our opinion addresses solely the fairness of the Merger Consideration, from a financial point of view, to the Stockholders. Our opinion does not in any way address other terms or arrangements of the Merger or the Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Agreement. Further, in rendering our opinion we express no opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to be public Stockholders.

Our opinion has been approved by RBC’s M&A Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,

RBC CAPITAL MARKETS CORPORATION

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263, or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

INSTRUCTIONS FOR VOTING YOUR PROXY
This proxy covers all CAM Commerce Solutions, Inc. shares you own of record, if the registrations are identical.
THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL
This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-___, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your proxy card ready, and then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed.
	Visit the Internet voting website at http://___. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges.	Simply mark, sign and date your proxy card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.
COMPANY NUMBER
CONTROL NUMBER
DETACH PROXY CARD HERE
Please Vote, Sign, Date and Return
Promptly in the Enclosed Envelope.
Votes must be Indicated (x) in Black or Blue Ink.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2
AND OTHERWISE IN THE DISCRETION OF THE PROXIES.

     Our Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 9, 2008 (the “Merger Agreement”), by and among CAM Commerce Solutions, Inc. (“CAM Commerce”), Vegas Holding Corp. (“Parent”) and Vegas Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Subsidiary”), pursuant to which Merger Subsidiary will be merged with and into CAM Commerce, with CAM Commerce being the surviving corporation.
2. If necessary or appropriate, to approve the postponement or adjournment of the special meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

FOR	AGAINST	ABSTAIN	FOR	AGAINST	ABSTAIN
☐	☐	☐	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting, or any adjournments or postponements. No proxy marked against Proposal 1 will be voted in favor of adjournment or postponement of the special meeting for the purpose of allowing additional time to secure additional proxies in favor of adoption of the Merger Agreement.
Please date and sign exactly as your name appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATE:

SIGNATURE(S)
IMPORTANT: Please sign exactly as your name(s) appear(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PROXY
CAM Commerce Solutions, Inc.
This Proxy is Solicited on Behalf of the Board of Directors
for use at the Special Meeting on      , 2008
The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held ___, 2008, and the Proxy Statement dated ___, 2008 and hereby appoints Geoff Knapp and Paul Caceres, and each of them, each with the power to appoint his substitute and hereby authorizes them, as attorneys-in-fact and proxies of the undersigned, to represent and to vote as designated on the reverse side hereof, all of the shares of common stock of CAM Commerce that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held ___, 2008, or any adjournment or postponement thereof with all of the powers that the undersigned would possess if personally present, upon and in respect of the matters described on the reverse side hereof and in accordance with the instructions described on the reverse side hereof, with discretionary authority as to any and all other matters that may properly come before the meeting.
When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). IF THIS CARD IS RETURNED WITHOUT VOTING INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2, AS SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.
(Continued and to be signed on the reverse side)
CAM Commerce Solutions, Inc.
17075 Newhope Street, Suite A
Fountain Valley, California 92708